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Exhibit 22.1

MMAAGGNNAA IINNTTEERRNNAATTIIONAL IINC.. Management Proxy Circular AAnnuuaal lMMeetitningg–, May 7, 2020

MAGNA INTERNATIONAL INC.

Management Proxy Circular

Annual Meeting – May 7, 2020

MAGNA

DEAR MAGNA SHAREHOLDER,

Despite some challenges during 2019, the Board was pleased with the company's performance during the year. On one hand, there were a number of factors which weighed on Magna's financial results, including lower production volumes, the strike at General Motors' North American facilities, technical challenges we experienced on three advanced driver assistance programs in Europe and non-cash impairment charges recorded against the value of our interests in transmission joint ventures in Europe and China. However, the story of 2019 is better told by the company's strength and resilience in the face of these challenges – its success in managing numerous complex program launches, track record of winning new business in traditional as well as new product areas, and returning of capital to shareholders.

But each year brings its own challenges. The COVID-19 (Coronavirus) pandemic is quickly becoming the defining event of 2020 and, at this stressful time, the Board wants to express our collective concern for the well-being of all Magna employees, as well as those of the company's customers, suppliers and business partners. In the best of days, the company's success is attributable to the dedication of over 165,000 employees around the world. In these challenging times, their resilience is our strength. We are confident the COVID-19 challenge will pass and Magna will continue to thrive as it has in the past.

One of the things that allows the Board the confidence of belief in Magna's future is its seasoned leadership. The five NEOs identified in this proxy circular have over 125 years of Magna management experience among them. But this is not just about the past – the company's succession planning practices are performing well, setting-up the leadership team for the future. Since 2018, four of Magna's Operating Groups have seamlessly transitioned leadership, as did two of the company's most senior executive roles. Three more executive roles will transition due to planned retirements in 2020, with successors in place and ramping-up. Early this year, the Board appointed a new President, Swamy Kotagiri. He has not only demonstrated success in helping the company pivot toward the industry's high-tech future while serving as its Chief Technology Officer, but is driving cultural change as reflected by his motto: "operate like a start-up and innovate as a tech company".

This mindset becomes ever more critical as the world's environmental and air quality challenges escalate. Magna has a strategy that is aligned with sustainable goals through a mission focused on products and processes which are smarter, cleaner, safer and lighter. Management is actively tackling climate-related sustainability in its operations, including by seeking ways to reduce energy use and identify renewable energy opportunities. Beyond climate and the environment, Magna is making strides with its diversity and inclusion program and continues to be a good partner to the communities in which we operate through general corporate philanthropy, as well as a program of social giving aligned with seven of the United Nations' Sustainable Development Goals.

The Board itself continues to evolve in order to enable us to continue acting effectively as stewards of your investment. During 2019, you elected Lisa Westlake, who quickly integrated herself with the Board and demonstrated her deep expertise in areas related to talent management. And, early this year, the Board welcomed back the Honourable Peter Harder, P.C., who previously served on the Board from 2012 to 2016 and brings extensive experience in areas of foreign affairs, international trade, governance and public policy. You can read about the Board's efforts on your behalf throughout this proxy circular.

This year, due to the COVID-19 pandemic, we will be holding a virtual-only shareholder meeting to reduce any potential risks related to virus transmission through large gatherings. Rest assured, you will have the opportunity to participate, provide feedback and ask questions just as you would in a live meeting. Full details of how to do so are set out in the "How to Vote Your Shares" section of the proxy circular. We look forward to your continued support on May 7th.

Sincerely,

William L. Young
 Chairman

Proxy Summary

In this summary, we highlight certain information you will find in various parts of the management information circular/proxy statement (the "Circular") which follows. This summary does not contain all of the information that you should consider. Please review the entire Circular carefully before casting your vote.

Business of the Meeting

ITEM	BUSINESS OF THE MEETING	BOARD VOTE RECOMMENDATION	FOR MORE INFORMATION

1	Receive the audited consolidated financial statements and the report of the auditors for the year ended December 31, 2019	N/A	Page 12

2	Vote on electing the directors for the ensuing year	FOR	Page 13

3	Vote on reappointing the auditors and authorizing the Audit Committee to set their remuneration	FOR	Page 28

4	Vote on the advisory, non-binding resolution on Magna's approach to executive compensation ("Say on Pay")	FOR	Page 30

Selected 2019 Financial Results

Proxy Summary       1

Election of Directors – 2020 Nominees

Additional information about the Nominees, including their biographies, skills and compensation can be found starting on page 13 of the Circular.

2       Proxy Summary

Reappointment of Deloitte

Deloitte, an Independent Registered Public Accounting Firm, was first appointed Magna's independent auditors on May 8, 2014 and has audited Magna's consolidated financial statements for the fiscal years ended December 31, 2014 and after. Deloitte reports directly to the Audit Committee, which oversees the firm's work, evaluates its performance and sets its compensation.

The Audit Committee believes that Deloitte provides value to Magna's shareholders through its methodical, independent challenge to Magna's external financial reporting. Deloitte's audit approach is based on an audit risk assessment, which is continuously updated throughout the year. Audit risks identified in the risk assessment are addressed through pin-pointing audit procedures which reflect Deloitte's understanding of Magna-specific factors as well as the general business environment in which Magna operates. The firm's communications to the Audit Committee demonstrate strong audit quality, professional skepticism and innovation in the audit, including through the effective use of data analytics. The Audit Committee is satisfied that Deloitte's integrated audit team consists of audit professionals and specialists who are qualified and experienced to provide audit services in the regions in which Magna operates. The firm has demonstrated a commitment to promoting a learning culture within its own team and sharing the firm's insights, perspectives and best practices with the Audit Committee, the Board, internal audit, as well as management and Magna's finance teams.

Additional information about Deloitte, including its independence, services and fees can be found starting at page 28 of the Circular.

Compensation Structure

Magna's executive compensation framework has been structured to promote effective short- and long-term decision-making through balanced incentives aimed at profitable growth in a lean manufacturing business, as well as long-term value creation in a rapidly evolving industry. Some of the ways we seek to achieve these objectives include:

Compensation Framework Feature	Purpose

Minimal fixed compensation	■ Low base salaries and highly variable compensation help create an owner's mindset
 ■      Motivates managers to achieve consistent profitability in order to maintain consistent compensation
■ Incents profit growth to grow compensation

Performance-conditioned profit sharing bonus / STI	■ Promotes entrepreneurialism
 ■      Drives strong managerial focus on lean/efficient operations through effective management of costs
■ Connects compensation to the operational impact of everyday decisions

Performance-conditioned multi-metric LTI	■ ROIC PSUs incent efficient capital allocation and value creation
 ■      rTSR PSUs create sensitivity to stock market performance and return of capital to shareholders, in the form of dividends, as well as alignment with shareholders
■      Capped PSU payouts help mitigate risk by promoting responsible decision-making and discouraging excessive risk-taking
■ Stock options incent absolute TSR growth

No pensions / retirement benefits	■ Reinforces an owner's mindset and incents long-term growth in equity value as a pension-alternative

Significant share maintenance requirement	■ Reinforces an owner's mindset ■ Alignment with shareholders ■ Helps mitigate risk

Benefits	■ Substantially consistent with those of other employees in the same office/jurisdiction

Proxy Summary       3

2019 CEO Compensation

Target total direct CEO compensation for 2019 had previously been set by the CGCNC at $19.830 million, unchanged from the 2018 target.

COMPENSATION ELEMENT		2019 ($)	2018 ($)

Base Salary	Fixed	325,000	325,000

STI (actual)	At Risk	5,795,000	7,727,000

LTIs (at target)	At Risk	11,900,000	11,900,000

Total Direct Compensation	–	18,020,000	19,952,000

All Other Compensation	–	186,000	121,000

Total Compensation (as reported)	–	18,206,000	20,073,000

The CGCNC recommends that you consider CEO compensation in the context of company performance over different time periods. The Compensation and Performance Report which starts at page 31 of the Circular presents the CGCNC's perspective. Some of the performance metrics discussed by the CGCNC in that report in the committee's assessment of the alignment between CEO pay and company performance, include:

		ACTUAL TDC(1) ($)	REALIZED/REALIZABLE VALUE AS OF DEC 31, 2019 ($)	REALIZED/REALIZABLE VS ACTUAL TDC (%)	CUMULATIVE TSR(2) (%)	ROIC(3) (%)

	2019	18,020,000	14,634,000	-18.8	24.3	12.0

Donald Walker	2018	19,952,000	17,734,000	-11.1	2.1	14.5

	2017	20,203,000	27,836,000	+37.8	36.4	16.1

Note:

1.
Actual TDC includes base salary, STI and the grant date fair value of LTI compensation awarded during the year, as reported in the Summary Compensation Table each year.

2.
Represents the cumulative total shareholder return, assuming reinvestment of dividends, for the period from January 1 of the respective year to December 31, 2019.

3.
Represents ROIC for purposes of the ROIC PSUs, as defined in Section C of the CD&A.

The CGCNC believes that the outcomes in the table above demonstrate an appropriate relationship between pay and performance over time that is linked to the experience of the shareholder. In particular, the data points above demonstrate that realized/realizable pay for a given year provides reasonable upside potential and downside exposure based on shareholder value creation as measured by absolute total shareholder return, return on invested capital and relative total shareholder return.

A full discussion of our approach to executive compensation can be found starting on page 36 of the Circular.

4       Proxy Summary

Corporate Governance

The highlights of our approach to corporate governance are as follows:

CORPORATE GOVERNANCE OVERVIEW

Active Board engagement in, and approval of strategy	✓	Annual director election; no slate ballots	✓

Broad oversight of risk	✓	Majority voting policy and prompt disclosure of vote results	✓

Strong oversight of management succession planning	✓	Advance Notice By-Law	✓

Active shareholder engagement	✓	Independent Board Chair	✓

Commitment to culture of ethics and compliance	✓	100% of Board Committee members are independent	✓

Diverse range of Nominee skills, expertise and backgrounds	✓	Committees with full authority to retain independent advisors	✓

Diversity statement in Board Charter	✓	Director orientation and continuing education	✓

Director tenure guideline	✓	Rigorous annual Board/Director effectiveness evaluation	✓

Limitation on director interlocks	✓	Equity maintenance requirement and mandatory deferral of director fees creates alignment with shareholders	✓

Annual Say on Pay vote	✓	Anti-hedging restrictions for directors, officers and employees	✓

A full discussion of our approach to corporate governance can be found starting on page 62 of the Circular.

Sustainability

At Magna, we recognize the reality of climate change and its impact on the planet. As a result, we are focused on doing the right things today so that our corporate interests do not come at the expense of the viability of life for the generations that follow.

Our approach to sustainable value creation involves:

  ■
  designing, engineering, manufacturing and delivering innovative product solutions for our customers, which achieve shared goals of reduced weight, lower fuel consumption and reduced carbon emissions;

  ■
  continuing to optimize and innovate our manufacturing processes for resource and input efficiency, as well as product quality;

  ■
  enhancing the energy efficiency of our plants to reduce greenhouse gas emissions;

  ■
  exploring opportunities to transition to renewable energy;

  ■
  treating our employees fairly; and

  ■
  serving as a good community partner, particularly in the communities in which our employees live and work.

Our Sustainability Report, which is appended to our Annual Information Form / Annual Report on Form 40-F, aims to provide our stakeholders with a better understanding of how we approach the creation of sustainable, long-term value and our management of sustainability-related risks. The report has been structured to align with the Task Force on Climate-Related Financial Disclosures (TCFD) framework, as well as the Sustainability Accounting Standards Board's (SASB) Auto Parts accounting standard, where possible.

Proxy Summary       5

Notice of Annual Meeting of Shareholders

Date:	Thursday, May 7, 2020
Time:	10:00 a.m. (Toronto time)
Place:	Virtual-only meeting via live audio webcast online at www.virtualshareholdermeeting.com/MGA2020
Due to concerns regarding the COVID-19 (Coronavirus) pandemic, we have opted to hold a virtual-only meeting, conducted via live audio webcast, in which shareholders will have an equal opportunity to participate online regardless of geographic location.

You are receiving this notice of Magna's Annual Meeting of Shareholders (the "Meeting") since you held Magna Common Shares at the close of business on March 20, 2020. You are entitled to vote your shares at the Meeting, which is being held to:

1.	receive Magna's consolidated financial statements and the independent auditors' report thereon for the fiscal year ended December 31, 2019;
2.	elect twelve directors;
3.	reappoint Deloitte LLP as our independent auditors and authorize the Audit Committee to fix the independent auditors' remuneration;
4.
vote, in an advisory, non-binding manner, on Magna's approach to executive compensation ("Say on Pay") described in the accompanying Management Information Circular/Proxy Statement (the "Circular"); and
5.	transact any other business that may properly come before the Meeting.

The Circular relating to the Meeting contains more information on the matters to be addressed at the Meeting. The section of the Circular titled "How to Vote Your Shares" contains detailed information to help you understand how to vote your shares within the applicable time limits. The time limit for deposit of proxies may be waived or extended by the Chair of the Meeting at his or her discretion.

Magna has elected to use the Notice and Access rules permitted by Canadian securities regulators to deliver the Circular to both our registered and non-registered shareholders. This means that instead of receiving the Circular by mail, shareholders will receive a written notification with instructions on how to access the Circular online, together with a form of proxy or voting instruction form, as applicable. The Circular is available on our website at magna.com, on SEDAR at sedar.com and on EDGAR at sec.gov.

By order of the Board of Directors.

March 27, 2020	BASSEM A. SHAKEEL
Aurora, Ontario	Vice-President and Corporate Secretary

Management Information Circular/Proxy Statement

This Circular is being provided to you in connection with the Annual Meeting of Magna's shareholders (the "Meeting"), which will be held on Thursday, May 7, 2020 commencing at 10:00 a.m. (Toronto time) via live audio webcast online at www.virtualshareholdermeeting.com/MGA2020.

Voting Information

Record Date	March 20, 2020 is the record date for the Meeting (the "Record Date"). Only holders of our Common Shares as of the close of business on the Record Date are entitled to receive notice of and vote at the Meeting.
Outstanding Shares, Votes and Quorum
As of the Record Date, 298,925,167 Magna Common Shares were issued and outstanding. Each Magna Common Share is entitled to one vote. A quorum of shareholders is needed to hold the Meeting and transact business. Under our by-laws, quorum means at least two persons holding, or representing by proxy, at least 25% of our outstanding Common Shares.
Principal Shareholders	To our knowledge, no shareholder beneficially owns or exercises control or direction, directly or indirectly, over 10% or more of Magna's Common Shares outstanding as at the Record Date.

SHAREHOLDER GROUP	NUMBER OF SHARES	PERCENTAGE OF SHARES

Public Shareholders	275,243,428	92.0

Magna Directors and Executive Officers (N = 21)	3,141,001	1.1

Magna Employee Deferred Profit Sharing Plans (Canada, U.S., Europe)	20,540,738	6.9

To the best of our knowledge, all of these shares will be voted FOR the election of directors, the re-appointment of the auditors and the "Say on Pay" advisory resolution.

Individual Voting	At the Meeting, shareholders will vote for each nominee for election to the Board, individually. We do not use slate voting.
Majority Voting	We have adopted a majority voting policy which is described under "Corporate Governance" and each nominee for election to the Board has agreed to abide by such policy.
Voting Results	Detailed voting results will be promptly disclosed in a press release issued and filed on the Meeting date.

You may request a paper copy of this Circular, at no cost, up to one year from the date the Circular was filed on SEDAR. You may make such a request at any time prior to or following the Meeting by contacting Broadridge at 1-855-887-2243 (Registered Holders) or 1-877-907-7643 (Non-Registered Holders) and following the instructions. Shareholders who have already signed up for electronic delivery of proxy materials will continue to receive them by e-mail.

8       Voting Information

How To Vote Your Shares

Your Vote Is Important	Your vote is important. This Circular tells you who can vote, what you will be voting on and how to vote. Please read the information below to ensure your shares are properly voted. Since the meeting is being held as a virtual-only meeting, there are differences in how the Meeting will be conducted compared to our prior annual meetings. However, shareholders will have an equal opportunity to participate at the meeting online, regardless of geographic location.
Registered vs. Non-Registered Shareholder
How you vote your shares depends on whether you are a registered shareholder or a non-registered shareholder. In either case, there are different ways to vote, but shareholders will not be able to attend the Meeting and vote in person due to elevated health risks related to the COVID-19 (Coronavirus) pandemic.

Registered Shareholder: You are a registered shareholder if you hold one or more share certificates which indicate your name and the number of Magna Common Shares which you own. As a registered shareholder, you will receive a form of proxy from Broadridge Investor Communications Corporation representing the shares you hold. If you are a registered shareholder, refer to "How to Vote – Registered Shareholders".

Non-Registered Shareholder: You are a non-registered shareholder if a securities dealer, broker, bank, trust company or other nominee holds your shares for you, or for someone else on your behalf. As a non-registered shareholder, you will most likely receive a Voting Instruction Form from Broadridge Investor Communications Corporation, although in some cases you may receive a form of proxy from the securities dealer, broker, bank, trust company or other nominee holding your shares. If you are a non-registered shareholder, refer to "How to Vote – Non-Registered Shareholders".
Proxies Are Being Solicited by Management
Management is soliciting your proxy in connection with the matters to be addressed at the Meeting (or any adjournment(s) or postponement(s) thereof) to be held at the time set out in the accompanying Notice of Annual Meeting. We will bear all costs incurred in connection with Management's solicitation of proxies, including the cost of preparing and mailing this Circular and accompanying materials. Proxies will be solicited primarily by mail, although our officers and employees may (for no additional compensation) also directly solicit proxies by phone, fax or other electronic methods. Banks, brokerage houses and other custodians, nominees or fiduciaries will be requested to forward proxy solicitation material to the persons on whose behalf they hold Magna shares and to obtain authorizations for the execution of proxies. These institutions will be reimbursed for their reasonable expenses in doing so.

Voting Information       9

These securityholder materials are being sent to both registered and non-registered owners of Magna Common Shares.

HOW TO VOTE – REGISTERED SHAREHOLDERS	HOW TO VOTE – NON-REGISTERED SHAREHOLDERS

If you are a registered shareholder, you may vote either by proxy or by completing an online ballot during the Meeting.

 Submitting Votes by Proxy

There are four ways to submit your vote by proxy:

       smartphone       internet       mail       telephone

The form of proxy contains instructions for each of these methods.

If you are voting by smartphone, internet or telephone, you will need the pre-printed Control Number on your form of proxy.

A proxy submitted by mail must be in writing, dated the date on which you signed it and be signed by you (or your authorized attorney). If such a proxy is being submitted on behalf of a corporate shareholder, the proxy must be signed by an authorized officer or attorney of that corporation. If a proxy submitted by mail is not dated, it will be deemed to bear the date on which it was sent to you.

If you are voting your shares by proxy, you must ensure that your completed, signed and dated proxy form or your smartphone, internet or telephone vote is received by Broadridge Investor Communications not later than 5:00 p.m. (Toronto time) on May 5, 2020. If the Meeting is adjourned or postponed, you must ensure that your completed and signed proxy form or your smartphone, internet or telephone vote is received by Broadridge not later than 48 hours (excluding Saturdays, Sundays and holidays) prior to the time of the Meeting.

 Appointment of Proxyholder

 Unless you specify otherwise or appoint a proxyholder, the Magna officers whose names are pre-printed on the form of proxy will vote your shares:

 ■      FOR the election to the Magna Board of Directors of all of the nominees named in this Circular;

 ■      FOR the reappointment of Deloitte as Magna's independent auditors and the authorization of the Audit Committee to fix the independent auditors' remuneration; and

 ■      FOR the advisory resolution to accept the approach to executive compensation disclosed in this Circular.

 You have the right to appoint someone else (who need not be a shareholder) as your proxyholder; however, if you do, that person must vote your shares on your behalf during the virtual Meeting. To appoint someone else as your proxyholder, insert the person's name in the space provided on the form of proxy and provide an appointee identification number as indicated.
If you are a non-registered shareholder, the intermediary holding on your behalf (and not Magna) has assumed responsibility for (i) delivering these materials to you and (ii) executing your proper voting instructions.

 Submitting Voting Instructions

There are four ways to submit your vote by Voting Instruction Form:

       smartphone       internet       mail       telephone

The Voting Instruction Form contains instructions for each of these methods.

If you are a non-registered shareholder and have received a Voting Instruction Form from Broadridge Investor Communications, you must complete and submit your vote by smartphone, internet, mail or telephone, in accordance with the instructions on the form.

Your completed, signed and dated Voting Instruction Form or your smartphone, internet or telephone vote must be received by Broadridge not later than 5:00 p.m. (Toronto time) on May 5, 2020. If the Meeting is adjourned or postponed, you must ensure that your completed, signed and dated Voting Instruction Form or your smartphone, internet or telephone vote is received by Broadridge not later than 48 hours (excluding Saturdays, Sundays and holidays) prior to the time of the Meeting. If a Voting Instruction Form submitted by mail or fax is not dated, it will be deemed to bear the date on which it was sent to you.

Additionally, Magna may use Broadridge's QuickVote™ service to assist beneficial shareholders with voting their shares. Broadridge will tabulate the results of all the instructions received and then provide the appropriate instructions respecting the shares to be represented at the Meeting.

In some cases, you may have received a form of proxy instead of a Voting Instruction Form, even though you are a non-registered shareholder. Such a form of proxy will likely be stamped by the securities dealer, broker, bank, trust company or other nominee or intermediary holding your shares and be restricted as to the number of shares to which it relates. In this case, you must complete the form of proxy and submit it to Broadridge as described to the left under "How to Vote – Registered Shareholders – Submitting Votes By Proxy".

If you choose to vote by proxy, you are giving the person (referred to as a "proxyholder") or people named on your form of proxy the authority to vote your shares on your behalf at the Meeting (including any adjournment or postponement of the Meeting).

10       Voting Information

HOW TO VOTE – REGISTERED SHAREHOLDERS (cont'd)	HOW TO VOTE – NON-REGISTERED SHAREHOLDERS (cont'd)

Appointment of Proxyholder (cont'd)

You may indicate on the form of proxy how you want your proxyholder to vote your shares, or you can let your proxyholder decide for you. If you do not specify on the form of proxy how you want your shares to be voted, your proxyholder will have the discretion to vote your shares as they see fit.

The form of proxy accompanying this Circular gives the proxyholder discretion with respect to any amendments or changes to matters described in the Notice of Annual Meeting and with respect to any other matters which may properly come before the Meeting (including any adjournment or postponement of the Meeting). As of the date of this Circular, we are not aware of any amendments, changes or other matters to be addressed at the Meeting.

 Voting Online During the Meeting

The Meeting will be held virtually via internet webcast. As a registered shareholder, you or your duly appointed proxyholder, will be able to cast votes and ask questions during the Meeting. To do so, you or your duly appointed proxyholder can access the Meeting on May 7, 2020 at 10:00 am (Toronto time) by visiting www.virtualshareholdermeeting.com/MGA2020. To participate in the Meeting, registered shareholders will need the control number pre-printed on the form of proxy. Duly appointed proxyholders will need the appointee identification number provided in the form of proxy by the registered holder of the shares being represented.

If you vote online during the Meeting and had previously completed and returned your form of proxy, your proxy will be automatically revoked and any votes you cast on a poll at the Meeting will count.

 Revoking a Vote Made by Proxy

You have the right to revoke a proxy by ANY of the following methods:

 ■      Vote again by phone, internet or smartphone not later than 5:00 p.m. (Toronto time) on May 5, 2020 (or not later than 48 hours (excluding Saturdays, Sundays and holidays) prior to the time of the adjourned or postponed Meeting);

 ■      Deliver by mail another completed and signed form of proxy, dated later than the first form of proxy, such that it is received by Broadridge not later than 5:00 p.m. (Toronto time) on May 5, 2020 (or not later than 48 hours (excluding Saturdays, Sundays and holidays) prior to the time of the adjourned or postponed Meeting);

 ■      Deliver to us at the following address a signed written notice revoking the proxy, provided it is received not later than 5:00 p.m. (Toronto time) on May 6, 2020 (or not later than 5:00 p.m. on the last business day prior to the date of the adjourned or postponed Meeting):

                Magna International Inc.
                337 Magna Drive
                Aurora, Ontario, Canada L4G 7K1
Attention: Corporate Secretary
Voting Online During the Meeting

If you have received a Voting Instruction Form and wish to vote online during the Meeting, you must first appoint yourself as a proxyholder by completing, signing and returning the Voting Instruction Form or completing the equivalent electronic form online, in each case and returning it to Broadridge not later than 5:00 pm (Toronto time) on May 5, 2020.

If you have received a form of proxy and wish to vote online during the Meeting, you must insert your name in the blank space provided on the form of proxy. If you are voting your shares by proxy, you must ensure that your completed and signed proxy form or your phone or internet or smartphone vote is received by Broadridge not later than 5:00 p.m. (Toronto time) on May 5, 2020.

If the Meeting is adjourned or postponed, you must ensure that your completed and signed Voting Instruction Form (or equivalent electronic form online) is received by Broadridge not later than 48 hours (excluding Saturdays, Sundays and holidays) prior to the time of the adjourned or postponed Meeting.

The Meeting will be held virtually via internet webcast. As a non-registered shareholder who has duly appointed yourself or someone else as proxyholder, you or your such duly appointed proxyholder will be able to cast votes and ask question during the Meeting. To do so, you or your duly appointed proxyholder can access the Meeting on May 7, 2020 at 10:00 am (Toronto time) by visiting www.virtualshareholdermeeting.com/MGA2020. To participate in the Meeting, you will need the appointee identification number provided in the voting instruction form for the shares being represented.

If you have not appointed yourself as a proxyholder in accordance with the instructions on your Voting Instruction Form, you can participate in the Meeting as a guest. Guests will be able to listen to the Meeting proceedings, but will not be able to vote or ask questions.

 Revoking a Voting Instruction Form or Proxy

If you wish to revoke a Voting Instruction Form or form of proxy for any matter on which a vote has not already been cast, you must contact your securities dealer, broker, bank, trust company or other nominee or intermediary (for a form of proxy sent to you by such intermediary) and comply with any applicable requirements relating to the revocation of votes made by Voting Instruction Form or proxy.

Voting Information       11

Magna's consolidated financial statements for the fiscal year ended December 31, 2019, together with the independent auditors' report on those statements, will be presented at the Meeting. No shareholder vote is required in connection with the financial statements or independent auditors' report. The independent auditors' report on our financial statements for the fiscal year ended December 31, 2019 was unqualified and without reservation. Both of these items are contained in our 2019 Annual Report, which is available on our website at www.magna.com.
Selected financial results for 2019 are found below. However, we encourage shareholders to review our complete financial statements and the independent auditors' report thereon.

12       Business of the Meeting

The Board recommends that you vote FOR each of the 12 nominees.

NOMINEE OVERVIEW
NOMINEE	AGE	DIRECTOR SINCE	PRINCIPAL OCCUPATION	INDEPENDENCE(1)	FINANCIAL LITERACY	FINANCIAL EXPERTISE	COMMITTEE MEMBERSHIPS

Scott B. Bonham	58	May 10, 2012	Co-Founder, Intentional Capital and Corporate Director	NI	✓	✓	–

Peter G. Bowie	73	May 10, 2012	Corporate Director	I	✓	✓	Audit

Mary S. Chan	57	August 10, 2017	Managing Partner of VectoIQ LLP and Corporate Director	I	✓		Technology

Hon. V. Peter Harder	67	January 10, 2020(2)	Senator and Corporate Director	I	✓		CGCNC

Dr. Kurt J. Lauk	73	May 4, 2011	Co-Founder & President, Globe CP GmbH	I	✓	✓	Technology (Chairman)

Robert F. MacLellan	65	May 10, 2018	Chairman, Northleaf Capital Partners and Corporate Director	I	✓	✓	Audit (Chairman)

Cynthia A. Niekamp	60	May 8, 2014	Corporate Director	I	✓	✓	Audit

William A. Ruh	58	May 11, 2017	Chief Executive Officer, Digital Lendlease Group	I	✓		Technology

Dr. Indira V. Samarasekera	67	May 8, 2014	Senior Advisor, Bennett Jones LLP and Corporate Director	I	✓		CGCNC

Donald J. Walker	63	November 7, 2005	Chief Executive Officer of Magna	M	✓		–

Lisa S. Westlake	58	May 9, 2019	Corporate Director	I	✓	✓	CGCNC

William L. Young	65	May 4, 2011	Corporate Director	I	✓	✓	CGCNC (Chairman)

Note:

1.
I = Independent; M = Management; NI = Non-Independent, Non-Executive

2.
Mr. Harder was appointed to the Board on January 10, 2020. He previously served on Magna's Board from May 10, 2012 until March 21, 2016.

Business of the Meeting        13

Board Overview

Board's Role

Directors are elected by shareholders to act as stewards of the company. The Board is Magna's highest decision-making body, except to the extent certain rights have been reserved for shareholders under applicable law or Magna's articles of incorporation or by-laws. Among other things, the Board is responsible for appointing our Chief Executive Officer, overseeing Management, shaping and overseeing implementation of our long-term strategy, satisfying itself that material risks are being managed appropriately, reviewing and approving financial statements, establishing our systems of corporate governance and executive compensation, as well as overseeing our corporate culture. In fulfilling their duties, directors are required under applicable law to act in the best interests of the company.

2020 Nomination Process

Nominees for election at the Meeting include eleven directors who were elected at our 2019 annual meeting of shareholders (Scott B. Bonham; Peter G. Bowie; Mary S. Chan; Dr. Kurt J. Lauk; Robert F. MacLellan; Cynthia A. Niekamp; William A. Ruh; Dr. Indira V. Samarasekera; Donald J. Walker; Lisa S. Westlake; and William L. Young) and one candidate (Hon. V. Peter Harder) who was appointed to the Board effective January 10, 2020.

In recommending to the Board the nominees who currently serve as directors on our Board, the CGCNC considered a number of factors, including:

  ■
  the nominees' respective skills, expertise and experience, as well as the extent to which the nominees meet the minimum qualifications described above;
  ■
  results of the Board's annual self-assessment process, which incorporates both a self-evaluation and a peer review process;
  ■
  individual voting results from the 2019 annual meeting; and
  ■
  feedback from the Board's independent advisors and others.

Mr. Harder was appointed as a Director effective January 10, 2020, following his resignation as Government Representative in the Senate of Canada. In appointing Mr. Harder, the CGCNC considered a variety of factors, including his extensive public policy, foreign affairs and international trade experience, as well as his demonstrated expertise regarding compensation issues and compensation governance. The CGCNC also considered his prior service on the Board from May 2012 to March 2016, including feedback from the board effectiveness evaluations from that time period.

The CGCNC and the Board are confident that each of the twelve nominees:

  ■
  exceeds the minimum requirements set out in our Board Charter and the Business Corporations Act (Ontario) ("OBCA");
  ■
  has skills, experience and expertise that provide the Board with the necessary insight to effectively carry out its mandate; and
  ■
  will, if elected, provide responsible oversight as a steward of the corporation, including prudent oversight of Management.

Refer to "Nominees for Election to the Board" for detailed information regarding the skills, expertise and other relevant information which you should consider in casting your vote for each nominee.

Unless otherwise instructed, the Magna officers whose names have been pre-printed on the form of proxy or Voting Instruction Form intend to vote FOR each such nominee.

14       Business of the Meeting

Nominees for Election to the Board

Nominee Skills and Expertise

The CGCNC seeks to recruit candidates who reflect a diversity of skills, experience, perspectives and backgrounds which are relevant to Magna's business. While the specific mix may vary from time to time and alternative categories may be considered in addition to or instead of those below, the following skills matrix lists the types of experience generally sought by the CGCNC and includes each nominee's self-assessed ranking of his or her experience level for each item.

Accounting/Audit: technical expertise with financial statements and financial reporting matters; understanding of critical accounting policies, technical issues relevant to the internal and external audit, as well as internal controls.	➁	➀	➂	➁	➀	➀	➁	➁	➂	➂	➁	➂

Automotive: practical experience with automobile manufacturers or suppliers; solid understanding of industry dynamics on a global or regional basis; knowledge of World Class Manufacturing; or experience in comparable capital-intensive manufacturing industries.	➀	➂	➀	➂	➀	➂	➀	➂	➂	➀	➂	➁

Finance/Financial Advisory: senior financial management roles and/or financial advisory roles; expertise related to capital allocation, capital structure or capital markets.	➀	➀	➂	➁	➁	➀	➀	➁	➂	➀	➀	➁

Governance/Board: sophisticated understanding of corporate governance practices and norms; prior board experience; expertise with stakeholder management or engagement.	➁	➀	➁	➀	➁	➀	➀	➁	➀	➀	➀	➀

High-Growth Markets: a track record of operational success or other experience in markets other than North America and Western Europe, such as China.	➀	➀	➀	➀	➀	➂	➀	➁	➁	➀	➀	➂

Large Cap Company: board, management and/or other applicable experience with companies that have a market capitalization in excess of $10 billion.	➀	➀	➀	➀	➀	➀	➀	➀	➀	➀	➀	➀

Legal/Regulatory/Public Policy: experience with legal and regulatory compliance oversight; experience in relevant areas of government or public policy.	➂	➁	➂	➀	➁	➁	➂	➀	➀	➁	➁	➁

Mergers & Acquisitions ("M&A"): management or board-level experience with complex M&A in different industries and/or different geographic regions.	➁	➀	➁	➂	➀	➀	➀	➁	➁	➀	➀	➀

R&D/Innovation/Technology: domain expertise and skill in technology/innovation; practical experience with technological transformation and disruption.	➀	➂	➀	➁	➀	➂	➁	➀	➀	➀	➁	➂

Risk Oversight: practical expertise in risk governance, including enterprise risk management frameworks; knowledge/understanding of risk monitoring and mitigation.	➁	➀	➁	➀	➁	➀	➁	➀	➁	➀	➀	➁

Senior/Executive Leadership: demonstrated track record of leadership, mature judgment, operating success and value creation in complex organizations and/or in progressively challenging roles.	➀	➀	➀	➀	➀	➀	➀	➀	➀	➀	➀	➀

Strategy Development: board, senior management and/or other experience in strategy development, analysis or oversight.	➀	➀	➀	➀	➀	➀	➀	➀	➀	➀	➀	➀

Talent Management/Compensation: hands-on experience developing, managing, compensating and motivating employees.	➂	➀	➀	➀	➂	➀	➀	➀	➁	➀	➀	➁

Ranking Legend

➀
Significant expertise/experience

➁
Strong familiarity

➂
General understanding

Business of the Meeting        15

Nominee Independence

Ten out of twelve, or 83%, of the nominees for election at the Meeting are independent. A summary of the independence determination for each nominee is set forth below:

NOMINEE	INDEPENDENT	NON- INDEPENDENT	BASIS FOR DETERMINATION

Scott B. Bonham(1)		✓	Consultant to Magna

Peter G. Bowie	✓		No material relationship

Mary S. Chan	✓		No material relationship

Hon. V. Peter Harder	✓		No material relationship

Dr. Kurt J. Lauk	✓		No material relationship

Robert F. MacLellan	✓		No material relationship

Cynthia A. Niekamp	✓		No material relationship

William A. Ruh	✓		No material relationship

Dr. Indira V. Samarasekera	✓		No material relationship

Donald J. Walker		✓	Management

Lisa S. Westlake	✓		No material relationship

William L. Young	✓		No material relationship

Note:

1.
Mr. Bonham has been determined to be a non-independent, non-executive director as a result of his consulting relationship, the terms of which are described under "Interests of Management and Other Insiders in Certain Transactions" elsewhere in this Circular.

Nominees' Meeting Attendance

Directors are expected to attend all Board meetings, as well as all meetings of standing Committees on which they serve, and are welcome to attend any other Committee meetings. However, we recognize that scheduling conflicts are unavoidable from time to time, particularly in the first year of a director's tenure, and also where meetings are called on short notice. Our Board Charter requires Directors to attend a minimum of 75% of regularly scheduled Board and applicable standing Committee meetings, except where an absence is due to medical or other valid reason. The nominees who served on the Board during 2019 achieved 100% attendance at all Board and applicable Committee meetings (in aggregate), as set forth below.

	BOARD		AUDIT(1)		CGCNC(1)		TECHNOLOGY(1)		TOTAL

NOMINEE	#	%	#	%	#	%	#	%	#	%

Scott B. Bonham	7/7	100	–	–	–	–	–	–	7/7	100

Peter G. Bowie	7/7	100	6/6	100	–	–	–	–	13/13	100

Mary S. Chan	7/7	100	–	–	–	–	4/4	100	11/11	100

Dr. Kurt J. Lauk	7/7	100	–	–	–	–	4/4	100	11/11	100

Robert F. MacLellan	7/7	100	6/6	100	–	–	–	–	13/13	100

Cynthia A. Niekamp	7/7	100	6/6	100	–	–	–	–	13/13	100

William A. Ruh	7/7	100	–	–	5/5	100	4/4	100	16/16	100

Dr. Indira V. Samarasekera	7/7	100	–	–	8/8	100	–	–	15/15	100

Donald J. Walker	7/7	100	–	–	–	–	–	–	7/7	100

Lisa S. Westlake(2)	3/3	100	–	–	3/3	100	–	–	6/6	100

William L. Young	7/7	100	–	–	8/8	100	–	–	15/15	100

Notes:

1.
Attendance figures for Audit, CGCNC and Technology include only those directors who served as members of such committees during 2019.

2.
Ms. Westlake was elected to the Board on May 9, 2019.

16       Business of the Meeting

2019 Annual Meeting Vote Results

Each of the nominees standing for re-election received a substantial majority of votes "for" his or her election at our 2019 annual meeting of shareholders, as set forth in the table below.

	2019

NOMINEE	VOTES FOR (%)	VOTES WITHHELD (%)

Scott B. Bonham	98.3	1.7

Peter G. Bowie	99.8	0.2

Mary S. Chan	99.5	0.5

Dr. Kurt J. Lauk	99.7	0.3

Robert F. MacLellan	78.5	21.5

Cynthia A. Niekamp	99.9	0.1

William A. Ruh	98.0	2.0

Dr. Indira V. Samarasekera	98.1	1.9

Donald J. Walker	99.9	0.1

Lisa S. Westlake	99.9	0.1

William L. Young	98.1	1.9

Nominees' Equity Ownership

We believe it is important that each Independent Director be economically aligned with shareholders. We try to achieve such alignment in two principal ways:

  ■
  Equity Maintenance Requirement: Each Independent Director other than the Board Chair is required to hold a minimum of $750,000 of Magna Common Shares and/or Deferred Share Units ("DSUs") within five years of joining the Board. The Board Chair is required to hold a minimum of $1,500,000 of Magna Common Shares and/or DSUs within three years of becoming Chair.

  ■
  Mandatory Deferral of Compensation: Until the equity maintenance requirement has been achieved, a minimum of 60% of the Independent Director annual retainer is paid in the form of DSUs. Once an Independent Director has achieved the minimum equity maintenance requirement, a minimum of 40% is automatically deferred in the form of DSUs, subject to the director's election to defer a greater amount. DSUs are notional units, the value of which is tied to the market value of our Common Shares. The value represented by an Independent Director's DSUs can only be realized following his or her departure from the Board and remains "at risk" until that time.

Each of Magna's nominees is in compliance with the minimum equity maintenance requirement and many exceed it. New directors are entitled to a five year period in which to accumulate the minimum required value of Common Shares and/or DSUs.

The twelve nominees held Magna Common Shares and/or DSUs with the following total value, as of the Record Date:

NOMINEE	COMMON SHARES (#)	DSUS (#)	TOTAL EQUITY "AT RISK"(1) ($)	EQUITY MAINTENANCE REQUIREMENT(2)

Scott B. Bonham	–	60,456	1,563,000	Exceeds

Peter G. Bowie	7,000	50,232	1,480,000	Exceeds

Mary S. Chan	–	13,020	337,000	Complies

Hon. V. Peter Harder	–	729	19,000	Complies

Dr. Kurt J. Lauk	110	32,630	847,000	Exceeds

Robert F. MacLellan	–	8,770	227,000	Complies

Cynthia A. Niekamp	6,600	11,125	458,000	Complies

William A. Ruh	–	14,822	383,000	Exceeds

Dr. Indira V. Samarasekera	–	33,780	874,000	Exceeds

Donald J. Walker	1,866,605	NIL	48,270,000	Exceeds

Lisa S. Westlake	2,000	3,719	148,000	Complies

William L. Young	1,860	110,485	2,905,000	Exceeds

Note:

1.
In calculating the value of total equity at risk, we have used the closing price of Magna Common Shares on the NYSE on the Record Date.

2.
"Complies" signifies a director who: (a) is within his or her first five years of tenure and accumulating equity value to achieve the minimum equity requirement; or (b) achieved the minimum equity requirement, but whose equity value subsequently fell below such minimum solely due to fluctuation in Magna's stock price.

Business of the Meeting        17

Biographies of 2020 Nominees

Scott B. Bonham MBA	NON-INDEPENDENT NON-EXECUTIVE

California, U.S.A. Age: 58 Tenure: ~8

 Other Current Public Company Boards:
        ▪        Bank of Nova Scotia (Audit; Corporate Governance)
        ▪        Loblaw Companies Limited (Audit; Risk and Compliance)

 Total 2019 Compensation:
$822,000
Equity-at-risk (Record Date):
$1,563,000

Mr. Bonham brings to the Board a technology/innovation-centred perspective which reflects his deep understanding of the long-term value creation potential possessed by some of the world's most innovative companies.

Mr. Bonham is the Co-Founder of Intentional Capital, a privately-held real estate investment management company. He also co-founded GGV Capital, an expansion-stage venture capital firm, where he served as a Partner (2000-2011), and as a Venture Partner (2011-2015). Mr. Bonham previously served in various roles with the Capital Group Companies (1996-2000), Silicon Graphics (1992-1996), Booz, Allen & Hamilton (1989-1992) and General Motors of Canada. He is currently a board member of innovation-related not-for-profits including the Canadian Institute for Advanced Research. Mr. Bonham has a B.Sc in electrical engineering (Queen's) and an MBA (Harvard).

Together with Dr. Indira Samarasekera, Mr. Bonham serves as a director of the Bank of Nova Scotia, which provides routine banking services to Magna. Magna's fees to the Bank of Nova Scotia in 2019 represented less than 0.01% of the bank's 2019 revenues and are not material to Magna or the bank. Effective January 1, 2018, Mr. Bonham became a consultant to the company. Refer to "Interests of Management and Other Insiders in Certain Transactions" for terms of his consulting arrange- ment.

100%	>98%
2019 MEETING ATTENDANCE	2019 ANNUAL MEETING VOTING RESULT

Significant expertise/experience: ▪ Automotive ▪ Finance/Financial Advisory ▪ High-Growth Markets ▪ Large Cap Company	▪ R&D/Innovation/Technology ▪ Senior/Executive Leadership ▪ Strategy Development

Peter G. Bowie FCPA, MBA	INDEPENDENT	Audit Committee

Ontario, Canada Age: 73 Tenure: ~8

 Other Current Public Company Boards:
        ▪        None

 Total 2019 Compensation:
$221,000
Equity-at-risk (Record Date):
$1,480,000

Mr. Bowie brings to the Board financial expertise, a dedication to Audit Committee excellence, a strong understanding of strategy and risk, as well as detailed insight of political and economic dynamics within China.

Mr. Bowie is a corporate director who previously served as the Chief Executive of Deloitte China from 2003 to 2008, as well as senior partner and a member of the board and the management committee of Deloitte China until his retirement from the firm in 2010. Mr. Bowie was also previously Chairman of Deloitte Canada (1998-2000), a member of the firm's management committee and a member of the board and governance committees of Deloitte International. He is a past member of the board of the Asian Corporate Governance Association and has served on a variety of boards in the private and non-governmental organization sectors. Mr. Bowie has a B.Comm (St. Mary's), as well as an MBA (Ottawa) and has received an honorary doctorate (Ottawa). Mr. Bowie completed the Advanced Management Program (Harvard) and is a Fellow of the Institute of Chartered Accountants of Ontario, as well as the Australian Institute of Corporate Directors. In 2018, Mr. Bowie completed the Certificate of Artificial Intelligence Implications for Business Strategy (MIT Sloan School of Business) and also received the Association of International Certified Professional Accountants' certifications related to Cybersecurity Fundamentals for finance and accounting professionals and cybersecurity risk management. In 2019, Mr Bowie completed the MIT Sloan School of Business Certificate Program in Digital Business Strategy; as well as participation in the CPA Canada Conference for Audit Committees and the Australian Institute Program Building Cyber Resilience. He previously served on the board of COSCO Holding Company Ltd.

100%	>99%
2019 MEETING ATTENDANCE	2019 ANNUAL MEETING VOTING RESULT

Significant expertise/experience: ▪ Accounting/Audit ▪ Finance/Financial Advisory ▪ Governance/Board ▪ High-Growth Markets ▪ Large Cap Company	▪ M&A ▪ Risk Oversight ▪ Senior/Executive Leadership ▪ Strategy Development ▪ Talent Management/Compensation

18       Business of the Meeting

Mary S. Chan MSc	INDEPENDENT	Technology Committee

New Jersey, U.S.A. Age: 57 Tenure: 2+

 Other Current Public Company Boards:
        ▪        Dialog Semiconductor PLC (Nominating; Compensation)
        ▪        SBA Communications Corporation (Compensation, Governance & Nomination)
        ▪        Microelectronics Technology Inc. (Audit) (Ms. Chan will not be standing for re-election to this board)

 Total 2019 Compensation:
$244,000
Equity-at-risk (Record Date):
$337,000

Ms. Chan brings to the Board extensive experience in connected cars, autonomous and semi-autonomous vehicles, as well as demonstrated executive leadership success in the mobility communications infrastructure, products and services industry.

Ms. Chan has been a managing partner of VectoIQ LLP (since 2015), an advisory firm that partners with organizations participating in the transition towards mobility as a service and an autonomous vehicle society. Prior to joining VectoIQ, she served as President, Global Connected Consumer & OnStar Service of General
Motors Company (2012-2015), where she was responsible for building the next generation of connected vehicle product and services. At GM, Ms. Chan led the industry-first launch of 4G LTE connectivity across GM's global brands in the U.S., China, Europe and Mexico. Ms. Chan was also previously Senior VP & General Manager, Enterprise Mobility Solutions & Services, Dell Inc. (2009-2012), and had progressive executive roles, including Executive VP Wireless Network Business Unit, at Alcatel-Lucent Inc. (1996-2009). Ms. Chan holds B.Sc. and M.Sc. degrees in Electrical Engineering (Columbia).

100%	>99%
2019 MEETING ATTENDANCE	2019 ANNUAL MEETING VOTING RESULT

Significant expertise/experience: ▪ Automotive ▪ High-Growth Markets ▪ Large Cap Company ▪ R&D/Innovation/Technology	▪ Senior/Executive Leadership ▪ Strategy Development ▪ Talent Management/Compensation

Hon. V. Peter Harder, P.C., LLD	INDEPENDENT	CGCNC

Ontario, Canada Age: 67 Tenure: <1

 Other Current Public Company Boards*:
        ▪        None

 Total 2019 Compensation:
N/A – New Nominee
Equity-at-risk (Record Date):
$19,000

*  Mr. Harder was a director of Arise Technologies Corporation ("Arise") until June 24, 2011. Arise was deemed to have made an assignment into bankruptcy on April 11, 2012.

Mr. Harder, who previously served on our Board from May 2012 to March 2016, brings to the Board a Canadian-centred, glob- ally-aware perspective which draws upon his extensive experience in foreign affairs and international trade. In particular, he possesses a valuable understanding of the workings of China's political establishment, as well as its economic drivers, in addition to Canada-China trade and investment issues. Mr. Harder also brings demonstrated expertise regarding compensation issues and compensation governance.

Mr. Harder currently serves as a member of the Senate of Canada and was the first independent Government Representative in the Senate (2016-2020). Prior to his appointment to the Senate, Mr. Harder was a long-serving
Deputy Minister in the Government of Canada (1991-2007). While Deputy Minister of Foreign Affairs, he served the Prime Minister's Personal Representative to the G-8 and as the first co-chair of the Canada-China Strategic Working Group. After leaving the public service in 2007, Mr. Harder served as the President of the Canada-China Business Council (2008-2015) and as a director to a number of major Canadian corporations as well as charitable and not-for-profit organiza- tions.

Mr. Harder holds degrees from the University of Waterloo (BA) and Queen's University (MA) and has received an honorary doctorate (LLD) from the University of Waterloo. He is the recipient of the Queen Elizabeth II Golden (2002) and Diamond (2012) Jubilee Medals as well as the Prime Minister's Outstanding Achievement Award (2000) for public service.

NEW NOMINEE

Significant expertise/experience: ▪ Governance/Board ▪ High-Growth Markets ▪ Large Cap Company ▪ Legal/Regulatory/Public Policy	▪ Risk Oversight ▪ Senior/Executive Leadership ▪ Strategy Development ▪ Talent Management/Compensation

Business of the Meeting        19

Dr. Kurt J. Lauk MBA, PhD	INDEPENDENT	Chairman of the Technology Committee

Baden-Württemberg, Germany Age: 73 Tenure: ~9

 Other Current Public Company Boards:
        ▪        None

 Total 2019 Compensation:
$323,000
Equity-at-risk (Record Date):
$847,000

Dr. Lauk brings to the Board valuable insights regarding the European automotive industry and the global activities of European OEMs and suppliers, together with a focus on long-term strategy and a strong understanding of technology/innovation both within and outside the automotive industry.

Dr. Lauk is the co-founder and President of Globe CP GmbH, a private investment firm established in 2000. His varied experience includes service as a Member of European Parliament (2004-2009), including as a Member of Economic and Monetary Affairs Committee and Deputy Member of the Foreign and Security Affairs Committee. Dr. Lauk possesses extensive European automotive industry experience, primarily through his positions as Member of the Board of Management and Head of World Wide Commercial Vehicles Division of Daimler Chrysler (1996-1999), as well as Deputy Chief Executive Officer and Chief Financial Officer (with responsibility for finance, controlling and marketing) of Audi AG (1989-1992). He currently serves as a Trustee of the International Institute for Strategic Studies in London and was an honorary professor with a chair for international studies at the European Business School in Reichartshausen, Germany. Dr. Lauk possesses both a PhD in international politics (Kiel), as well as an MBA (Stanford).

100%	>99%
2019 MEETING ATTENDANCE	2019 ANNUAL MEETING VOTING RESULT

Significant expertise/experience: ▪ Accounting/Audit ▪ Automotive ▪ High-Growth Markets ▪ Large Cap Company	▪ M&A ▪ R&D/Innovation/Technology ▪ Senior/Executive Leadership ▪ Strategy Development

Robert F. MacLellan CPA, MBA	INDEPENDENT	Chairman of the Audit Committee

Ontario, Canada Age: 65 Tenure: ~2

 Other Current Public Company Boards:
        ▪        T. Rowe Price Group, Inc. (Compensation (Chair); Audit)

 Total 2019 Compensation:
$230,000
Equity-at-risk (Record Date):
$227,000

Mr. MacLellan brings to the Board significant financial and accounting acumen, a track record of executive leadership success, blue-chip board experience and the perspective of the institutional investment community.

Mr. MacLellan serves as the non-executive Chairman of Northleaf Capital Partners, an independent global equity and infrastructure fund manager and advisor (since 2009), prior to which he was the Chief Investment Officer of TD Bank Financial Group (TDBFG) (2003-2008) where he was responsible for overseeing the management of investments for its Employee Pension Fund, The Toronto-Dominion Bank, TD Mutual Funds and TD Capital Group. He served in various other capacities with TDBFG (1995-2003). Prior boards include WIND Mobile Group, ACE Aviation Holdings Inc., Yellow Pages Group and Maple Leaf Sports and Entertainment Ltd. Mr. MacLellan is currently Chairman of the Board of Right to Play International, an organization that uses sport and play to empower and educate youth. He is a Chartered Accountant and has a B.Comm. (Carleton) and an MBA (Harvard).

Mr. MacLellan serves as an independent director of T. Rowe Price Group, Inc., which is one of Magna's largest shareholders. As an independent director of T. Rowe Price, Mr. MacLellan has no involvement in portfolio investment decisions.

* Mr. MacLellan was elected to the Board on May 10, 2018 and missed one Board meeting and one Audit Committee meeting due to an unresolvable scheduling conflict that pre-dated his election to the Board. This conflict was known to and waived by Magna's chairman at the time Mr. MacLellan was first nominated in 2018.

100%	>78%*
2019 MEETING ATTENDANCE	2019 ANNUAL MEETING VOTING RESULT

Significant expertise/experience: ▪ Accounting/Audit ▪ Finance/Financial Advisory ▪ Governance/Board ▪ Large Cap Company ▪ M&A	▪ Risk Oversight ▪ Senior/Executive Leadership ▪ Strategy Development ▪ Talent Management/Compensation

20       Business of the Meeting

Cynthia A. Niekamp MBA	INDEPENDENT	Audit Committee

Michigan, U.S.A. Age: 60 Tenure: ~6

 Other Current Public Company Boards:
        ▪        Ball Corporation (Human Resources; Finance)

 Total 2019 Compensation:
$225,000
Equity-at-risk (Record Date):
$458,000

Ms. Niekamp brings to the Board extensive senior management and board experience within the global automotive parts industry, including through executive-level general management, P&L, operational, strategy and finance roles.

Ms. Niekamp is a corporate director who most recently served as the Senior Vice-President, Automotive Coatings, of PPG Industries, Inc. She possesses over 30 years of automotive and other industrial manufacturing experience through her prior roles at PPG (2009-2016); BorgWarner, where she served as
President & General Manager, BorgWarner Torq Transfer Systems (2004-2008); MeadWestvaco Corporation (1995-2004); TRW (1990-1995); and General Motors (1983-1990). Ms. Niekamp, a National Association of Corporate Directors fellow, serves on the advisory board of Purdue University School of Industrial Engineering and previously served on the boards of Rockwood Holdings, Delphi Corp. and Cooper Tire and Rubber, as well as Berkshire Applied Technology Council. Ms. Niekamp has a B.Sc. in industrial engineering (Purdue), as well as an MBA (Harvard).

100%	>99%
2019 MEETING ATTENDANCE	2019 ANNUAL MEETING VOTING RESULT

Significant expertise/experience: ▪ Automotive ▪ Finance/Financial Advisory ▪ Governance/Board ▪ High-Growth Markets ▪ Large Cap Company	▪ M&A ▪ Senior/Executive Leadership ▪ Strategy Development ▪ Talent Management/Compensation

William A. Ruh MSc	INDEPENDENT	Technology Committee

New South Wales, Australia Age: 58 Tenure: ~3

 Other Current Public Company Boards:
        ▪        None

 Total 2019 Compensation:
$265,000
Equity-at-risk (Record Date):
$383,000

Mr. Ruh brings to the Board a track record of success in managing the digital transformation of large industrial companies. He possesses a wealth of expertise in advanced software and automation solutions, including cloud-based platforms, analytics machine learning and cybersecurity, developed over the course of a thirty year career in the software industry.

Mr. Ruh is the Chief Executive Officer, Digital of Lendlease Group, an international property and infrastructure group. Prior to joining Lendlease, he served as the chief executive officer for GE Digital as well as the senior vice president and Chief Digital Officer (CDO) for GE (2011-2018). Other pervious roles included executive roles at: Cisco Systems, Inc. (2004-2011) where he held global responsibility for developing advanced services and solutions; Software AG, Inc. (2001-2004); and The Advisory Board Company (2000-2001), among others. Mr. Ruh has served on the boards of Pivotal Software, Cadmakers, Akrometrix, Taleris, the American Chamber of Commerce Australia and the Bay Area Council. Mr. Ruh is an

accomplished author of books and papers. He has a B.Sc. and M.Sc. in computer science from California State University, Fullerton where he is a member of the Advisory Board for the School of Engineering.

100%	98%
2019 MEETING ATTENDANCE	2019 ANNUAL MEETING VOTING RESULT

Significant expertise/experience: ▪ Large Cap Company ▪ Legal/Regulatory/Public Policy ▪ R&D/Innovation/Technology	▪ Risk Oversight ▪ Senior/Executive Leadership ▪ Strategy Development ▪ Talent Management/Compensation

Business of the Meeting        21

Dr. Indira V. Samarasekera PhD, PEng	INDEPENDENT	CGCNC

British Columbia, Canada Age: 67 Tenure: ~6

 Other Current Public Company Boards:
        ▪        Bank of Nova Scotia (Human Resources; Corporate Governance)
        ▪        TC Energy (Audit; Governance)
        ▪        Stelco Holdings Inc.

 Total 2019 Compensation:
$253,000
Equity-at-risk (Record Date):
$874,000

Dr. Samarasekera brings to the Board a proven record of technical expertise, demonstrated leadership, tangible success in building international relationships and a long-standing commitment to R&D/innovation.

Dr. Samarasekera is a corporate director and Senior Advisor at Bennett Jones, LLP. Dr. Samarasekera served as the President and Vice-Chancellor of the University of Alberta from (2005-2015). She is internationally recognized as a leading metallurgical engineer, including for her work on steel process engineering for which she was appointed an Officer of the Order of Canada. Among other things, Dr. Samarasekera was previously a member of Canada's Science, Technology and
Innovation Council as well as Canada's Global Commerce Strategy. She possesses an M.Sc in mechanical engineering (California), as well as a PhD in metallurgical engineering (British Columbia) and is a professional engineer (P.Eng. – British Columbia) who has been elected as a Foreign Associate of the National Academy of Engineering in the U.S.

Together with Scott Bonham, Dr. Samarasekera serves as a director at the Bank of Nova Scotia, which provides routine banking services to Magna. Magna's fees to the Bank of Nova Scotia in 2019 represented less than 0.01% of the bank's 2019 revenues and are not material to Magna or the bank.

100%	>98%
2019 MEETING ATTENDANCE	2019 ANNUAL MEETING VOTING RESULT

Significant expertise/experience: ▪ Governance/Board ▪ Large Cap Company ▪ Legal/Regulatory/Public Policy	▪ R&D/Innovation/Technology ▪ Senior/Executive Leadership ▪ Strategy Development

Donald J. Walker PEng	MANAGEMENT	Chief Executive Officer

Ontario, Canada Age: 63 Tenure: ~14

 Other Current Public Company Boards:
        ▪        None

 Total 2019 Compensation:
$18,206,000
Equity-at-risk (Record Date):
$48,270,000

Mr. Walker, Magna's Chief Executive Officer, is Management's sole representative on the Board. He brings extensive knowledge and understanding of the automotive industry, as well as the company's culture, operations, key personnel, customers, suppliers and the complex drivers of its success. He has demonstrated a commitment to transparent and effective leadership, responsiveness to the Board and integrity in all aspects of the company's business, while pushing the organization to reach its full potential through World Class Manufacturing, innovation and leadership development. Mr. Walker continues to actively shape Magna's strategic vision and mission in conjunction with the Board, with an unwavering focus on excellence in execution/implementation and legal/regulatory compliance, as well as prudence in stewardship over the company's assets, employees, reputation and value. Two areas Mr. Walker is personally championing within Magna are sustainability, as well as diversity and inclusion. Mr. Walker was Canada's
2014 Outstanding CEO of the Year™. He was also named to Fortune Magazine's Businessperson of the Year list in 2015; Financial Post Magazine's 2016 Power List of 25 Most Influential Individuals; Canadian Business Magazine's 2016 ranking of Canada's Most Powerful Business People; and Motor Trend Magazine's 2017 Power List. Mr Walker was also recognized by the Glassdoor Employees' Choice Award as one of the Top CEO's in Canada in both 2017 and 2018 and in 2018, was selected as one of the Automotive News All-Stars.

Mr. Walker previously served as Magna's Co-Chief Executive Officer (2005-2010) and President and Chief Executive Officer (1994-2001). He was formerly the President, Chief Executive Officer and Chairman of Intier Automotive Inc. (2001-2005), spent seven years at General Motors in various engineering and manufacturing positions. He is currently the Chair of the Canadian Automotive Partnership Council (CAPC). Mr. Walker is a professional engineer (P.Eng. – Ontario) with a B.Sc in mechanical engineering (Waterloo).

100%	>99%
2019 MEETING ATTENDANCE	2019 ANNUAL MEETING VOTING RESULT

Significant expertise/experience: ▪ Automotive ▪ Finance/Financial Advisory ▪ Governance/Board ▪ High-Growth Markets ▪ Large Cap Company ▪ M&A	▪ R&D/Innovation/Technology ▪ Risk Oversight ▪ Senior/Executive Leadership ▪ Strategy Development ▪ Talent Management/Compensation

22       Business of the Meeting

Lisa S. Westlake MBA	INDEPENDENT	CGCNC

New Jersey, U.S.A. Age: 58 Tenure: ~1

 Other Current Public Company Boards:
        ▪        None

 Total 2019 Compensation:
$145,000
Equity-at-risk (Record Date):
$148,000

Ms. Westlake brings to the Board extensive global experience in both human resources and finance, as well as an established reputation for her leadership abilities in organizational transformations, leveraging technology to drive innovation, stakeholder and crisis management, as well as enterprise risk management. Ms. Westlake most recently served as the Chief Human Resources Officer of global information and analytics services firm, IHS Markit Ltd. (2017-2018), prior to which she served in a range of senior human resources and finance roles with Moody's Corporation, including Chief Human Resources Officer (2008-2017), Vice-President, Investor Rela- tions (2006-2008) and Managing Director, Finance (2004-2006). In a career which spans nearly 35 years, Ms. Westlake also had a range of Financial Officer and other senior roles at: American Express Company (1996-2003); The Dun & Bradstreet Corporation (1989-1995); and Lehman Brothers (1984-1987). Ms. Westlake has a B.A. in biochemistry (Dartmouth), as well as an MBA (Columbia).

100%	>99%
2019 MEETING ATTENDANCE	2019 ANNUAL MEETING VOTING RESULT

Significant expertise/experience: ▪ Finance/Financial Advisory ▪ Governance/Board ▪ High-Growth Markets ▪ Large Cap Company ▪ M&A	▪ Risk Oversight ▪ Senior/Executive Leadership ▪ Strategy Development ▪ Talent Management/Compensation

William L. Young MBA, PEng	INDEPENDENT	Chairman of the Board Chairman of the CGCNC

Massachusetts, U.S.A. Age: 65 Tenure: ~9

 Other Current Public Company Boards*:
        ▪        Intact Financial Corporation (Compliance Review & Corporate Governance (Chairman); Human Resources & Compensation)

 Total 2019 Compensation:
$500,000
Equity-at-risk (Record Date):
$2,905,000

*  Mr. Young was a director of Pharmetics (2011) Inc., a private company, until he resigned in connection with the sale of Pharmetics in September 2017. Approximately five months after the sale, in February 2018, Pharmetics filed a Notice of Intention to Make a Proposal under the Bankruptcy and Insolvency Act (Canada) and was subsequently declared bankrupt as of March 16, 2018.

Mr. Young, the Chairman of the Board (since 2012), brings to the Board an inclusive, consensus-building leadership style, anchored by strong business acumen developed across a broad range of businesses and industries. He has been highly effective in cultivating a constructive but independent relationship with Management, as well as open, candid dialogue with shareholders and shareholder representative organizations. In his capacity as Chairman of the CGCNC, Mr. Young has been instrumental in the evolution of Magna's unique compensation structure in a manner which reasonably preserves its core elements while responsively addressing constructive feedback received from shareholders and others.

Mr. Young is a corporate director with extensive experience in private equity. He co-
founded and was a partner of Monitor Clipper Partners, a private equity firm established in 1998. He is also a founding partner of Westbourne Management Group (since 1988). Mr. Young possesses significant operational experience, as well as extensive mergers and acquisitions experience. He currently serves on the board of the Canadian Institute for Advanced Research, together with Mr. Bonham, and also acts as Chairman of the CIFAR board. Mr. Young is Chair Emeritus of the Board of Trustees of Queen's University (Kingston, Ontario) (which he chaired from 2006 to 2012) and has significant private company board and board leadership experience over the last 20 years, including a number of European and U.S.-based companies. Mr. Young is a professional engineer (P.Eng. – Ontario) with a B.Sc in chemical engineering (Queen's) and an MBA (Harvard).

100%	>98%
2019 MEETING ATTENDANCE	2019 ANNUAL MEETING VOTING RESULT

Significant expertise/experience: ▪ Governance/Board ▪ Large Cap Company ▪ M&A	▪ Senior Leadership ▪ Strategy Development

Business of the Meeting        23

Director Compensation

Objectives of Director Compensation

We have structured the compensation for our Independent Directors with the aim of attracting and retaining skilled independent directors and aligning their interests with the interests of our long-term shareholders. To accomplish these objectives, we believe that such compensation must be competitive with that paid by our S&P/TSX60 peer companies, as well as the global automotive and industrial peers in our executive compensation peer group. Additionally, we believe that a significant portion of such compensation must be deferred until departure from the Board, thus tying the redemption value to the market value of our Common Shares and placing it "at risk" to align the interests of Independent Directors with those of shareholders. Management directors do not receive any compensation for serving as directors.

Compensation Structure

We compensate Independent Directors through a combination of:

  ■
  Annual Retainer: Independent Directors are paid an annual retainer of $150,000, of which $90,000 (60%) is automatically deferred in the form of DSUs and $60,000 (40%) is paid in cash. In addition to the portion automatically deferred in the form of DSUs, Independent Directors may defer up to 100% of their cash compensation in the form of DSUs. Once an Independent Director has achieved the minimum equity maintenance requirement ($750,000 over five years), a minimum of $60,000 (40%) is automatically deferred in the form of DSUs, subject to the director's election to defer a greater amount.

  ■
  Board Chair Retainer: The Chair is paid a flat annual retainer of $500,000 for all work performed in any capacity other than as a special committee chair. Of such amount, $300,000 (60%) is automatically deferred in the form of DSUs and $200,000 (40%) is paid in cash, subject to the Chair's election to defer up to 100% of his or her cash compensation in the form of DSUs. Once the Board Chair has achieved the minimum equity maintenance requirement ($1,500,000 over three years), a minimum of $200,000 (40%) is automatically deferred in the form of DSUs, subject to the Board Chair's election to defer a greater amount.

  ■
  Committee Chair and Committee Member Retainers: In recognition of the additional workload of our Committee Chairs and Committee members, additional retainers are paid to each Independent Director acting in any such capacity. These retainers are set at $25,000 for each standing Board Committee. In the case of special committees which may be formed from time to time, the retainer is set at $25,000, unless otherwise determined by the Board. Committee Chair retainers are payable in cash, subject to an Independent Director's election to defer up to 100% of his or her cash compensation in the form of DSUs.

  ■
  Meeting and Work Fees: Meeting and work fees are intended to compensate Independent Directors based on their respective contributions of time and effort to Magna matters. The amounts of these fees are listed in the fee schedule below and are payable in cash, subject to an Independent Director's election to defer up to 100% of his or her cash compensation in the form of DSUs.

The CGCNC has responsibility for reviewing Independent Director compensation and typically reviews it approximately every two to three years, with the last such review in 2017.

24       Business of the Meeting

The current schedule of retainers and fees payable to our Independent Directors is set forth below. No changes were made to the fee schedule in 2019.

RETAINER/FEE TYPE	AMOUNT ($)

Comprehensive Board Chair annual retainer	500,000

Independent Director annual retainer	150,000

Committee member annual retainer	25,000

Additional Committee Chair annual retainer

Audit	25,000

CGCNC	25,000

Technology Committee	25,000

Special Committees (unless otherwise determined by the Board)	25,000

Per meeting fee	2,000

Written resolution	400

Additional services (per day)	4,000

Travel days (per day)	4,000

2019 Independent Directors' Compensation

The following table sets forth a summary of the compensation earned by all individuals who served as Independent Directors during the year ended December 31, 2019.

	FEES EARNED(1)		SHARE- BASED AWARDS(2)

NAME	($)	% OF FEES	($)	% OF FEES	OPTION- BASED AWARDS ($)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)	PENSION VALUE ($)	ALL OTHER(3) ($)		TOTAL ($)

Scott B. Bonham	NIL	–	150,000	18	NIL	NIL	NIL	672,000	(3)	822,000

Peter G. Bowie	NIL	–	221,000	100	NIL	NIL	NIL	NIL		221,000

Mary S. Chan	NIL	–	244,000	100	NIL	NIL	NIL	NIL		244,000

Dr. Kurt J. Lauk	263,000	81	60,000	19	NIL	NIL	NIL	NIL		323,000

Robert F. MacLellan	NIL	–	230,000	100	NIL	NIL	NIL	NIL		230,000

Cynthia A. Niekamp	165,000	73	60,000	27	NIL	NIL	NIL	NIL		225,000

William A. Ruh	NIL	–	265,000	100	NIL	NIL	NIL	NIL		265,000

Dr. Indira V. Samarasekera	NIL	–	253,000	100	NIL	NIL	NIL	NIL		253,000

Lisa S. Westlake(4)	NIL	–	145,000	100	NIL	NIL	NIL	NIL		145,000

William L. Young	350,000	70	150,000	30	NIL	NIL	NIL	NIL		500,000

Lawrence D. Worrall	30,000	23	98,000	77	NIL	NIL	NIL	NIL		128,000

Notes:

1.
Consists of all retainers and fees paid to the director in cash. NIL indicates that 100% of the retainers and fees earned were deferred in the form of DSUs.

2.
Consists of retainers and fees deferred in the form of DSUs pursuant to the DSU Plan (as defined under "Deferred Share Units").

3.
Mr. Bonham provides consulting services to Magna for a fee of $56,000 per month, as described under "Interests of Management and Other Insiders in Certain Transactions."

4.
Ms. Westlake was elected to the Board on May 9, 2019.

Business of the Meeting        25

Deferred Share Units

Mandatory Deferral Creates Alignment With Shareholders

We maintain a Non-Employee Director Share-Based Compensation Plan (the "DSU Plan") which governs the retainers and fees that are deferred in the form of DSUs. In addition to the 60% of the annual retainer that is automatically deferred, each Independent Director may annually elect to defer up to 100% (in increments of 10%) of his or her total annual cash compensation from Magna (including Board and Committee retainers, meeting attendance fees, work and travel day payments and written resolution fees). Once the minimum equity maintenance requirement has been met, 40% of the annual retainer is automatically deferred in the form of DSUs, subject to an Independent Director's election to defer a greater proportion. All DSUs are fully vested on the date allocated to an Independent Director under the DSU Plan. Amounts deferred under the DSU Plan cannot be redeemed until an Independent Director's departure from the Board. The mandatory deferral aims to align the interests of Independent Directors with those of shareholders.

DSU Value is "At Risk"

DSUs are notional stock units. The value of a DSU increases or decreases in relation to the NYSE market price of one Magna Common Share and dividend equivalents are credited in the form of additional DSUs at the same times and in the same amounts as dividends that are declared and paid on our Common Shares. Upon an Independent Director's departure from the Board, we will deliver Magna Common Shares equal to the number of whole DSUs credited to the Independent Director in satisfaction of the redemption value of the DSUs.

Outstanding Share-Based Awards

The following table sets forth outstanding share-based awards (DSUs) for all individuals who served as Independent Directors during the year ended December 31, 2019:

	OPTION-BASED AWARDS				SHARE-BASED AWARDS

NAME	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#)	OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE (MM/DD/YY)	VALUE OF UNEXERCISED IN-THE- MONEY OPTIONS ($)	NUMBER OF SHARES OR UNITS THAT HAVE NOT VESTED (#)	MARKET OR PAYOUT VALUE OF SHARE- BASED AWARDS THAT HAVE NOT VESTED ($)	MARKET OR PAYOUT VALUE OF VESTED SHARE-BASED AWARDS NOT PAID OUT OR DISTRIBUTED(1) ($)

Scott B. Bonham	NIL	NIL	NIL	NIL	NIL	NIL	3,230,000

Peter G. Bowie	NIL	NIL	NIL	NIL	NIL	NIL	2,671,000

Mary S. Chan	NIL	NIL	NIL	NIL	NIL	NIL	660,000

Dr. Kurt J. Lauk	NIL	NIL	NIL	NIL	NIL	NIL	1,749,000

Robert F. MacLellan	NIL	NIL	NIL	NIL	NIL	NIL	424,000

Cynthia A. Niekamp	NIL	NIL	NIL	NIL	NIL	NIL	586,000

William A. Ruh	NIL	NIL	NIL	NIL	NIL	NIL	757,000

Dr. Indira V. Samarasekera	NIL	NIL	NIL	NIL	NIL	NIL	1,791,000

Lisa S. Westlake	NIL	NIL	NIL	NIL	NIL	NIL	157,000

William L. Young	NIL	NIL	NIL	NIL	NIL	NIL	5,921,000

Lawrence D. Worrall(2)	NIL	NIL	NIL	NIL	NIL	NIL	NIL

Notes:

1.
Represents the value of Independent Directors' aggregate DSU balance, which includes dividends credited in the form of additional DSUs, based on the closing price of Magna Common Shares on the NYSE on December 31, 2019.

2.
Mr. Worrall retired from the Board on May 9, 2019 and redeemed all outstanding DSUs prior to December 31, 2019.

26       Business of the Meeting

Incentive Plan-Awards – Value Vested During the Year

The values of option-based and share-based awards (DSUs) which vested in the year ended December 31, 2019 are set forth below in respect of each of our Independent Directors who served during 2019:

NAME	OPTION-BASED AWARDS – VALUE VESTED DURING THE YEAR ($)	SHARE-BASED AWARDS – VALUE VESTED DURING THE YEAR(1) ($)	NON-EQUITY INCENTIVE PLAN COMPENSATION – VALUE EARNED DURING THE YEAR ($)

Scott B. Bonham	NIL	233,000	NIL

Peter G. Bowie	NIL	288,000	NIL

Mary S. Chan	NIL	258,000	NIL

Dr. Kurt J. Lauk	NIL	105,000	NIL

Robert F. MacLellan	NIL	238,000	NIL

Cynthia A. Niekamp	NIL	75,000	NIL

William A. Ruh	NIL	282,000	NIL

Dr. Indira V. Samarasekera	NIL	297,000	NIL

Lisa S. Westlake	NIL	147,000	NIL

William L. Young	NIL	301,000	NIL

Lawrence D. Worrall(2)	NIL	118,000	NIL

Notes:

1.
Represents the aggregate grant date value of retainers and fees deferred in the form of DSUs in 2019 as disclosed in the table "2019 Independent Directors' Compensation", together with dividends credited in the form of additional DSUs on Independent Directors' aggregate DSU balance (which includes DSUs granted in prior years) as follows:

	DIVIDENDS ON AGGREGATE DSUS ($)		DIVIDENDS ON AGGREGATE DSUS ($)

Scott B. Bonham	83,000	William A. Ruh	17,000

Peter G. Bowie	67,000	Dr. Indira V. Samarasekera	44,000

Mary S. Chan	14,000	Lisa S. Westlake	2,000

Dr. Kurt J. Lauk	45,000	William L. Young	151,000

Robert F. MacLellan	8,000	Lawrence D. Worrall	20,000

Cynthia A. Niekamp	15,000

2.
Mr. Worrall retired from the Board on May 9, 2019.

Trading Blackouts and Restriction on Hedging Magna Securities

Trading Blackouts

Directors are subject to the terms of our Insider Trading and Reporting Policy and Code of Conduct & Ethics, both of which restrict directors from trading in Magna securities while they have knowledge of material, non-public information. One way in which we enforce trading restrictions is by imposing trading "blackouts" on directors for specified periods prior to the release of our financial statements and as required in connection with material acquisitions, divestitures or other transactions. The regular quarterly trading blackouts commence at 11:59 p.m. on the last day of each fiscal quarter and end 48 hours after the public release of our quarterly financial statements. Special trading blackouts related to material transactions extend to 48 hours after the public disclosure of the material transaction or other conclusion of the transaction.

Anti-Hedging Restrictions

Directors are not permitted to engage in activities which would enable them to improperly profit from changes in our stock price or reduce their economic exposure to a decrease in our stock price. Prohibited activities include "puts", "collars", equity swaps, hedges, derivative transactions and any transaction aimed at limiting a director's exposure to a loss or risk of loss in the value of the Magna securities which he or she holds.

Business of the Meeting        27

Deloitte, an Independent Registered Public Accounting Firm, was first appointed Magna's independent auditors on May 8, 2014 and has audited Magna's consolidated financial statements for the fiscal years ended December 31, 2014 and after. Deloitte reports directly to the Audit Committee, which oversees the firm's work, evaluates its performance and sets its compensation.

The Audit Committee believes that Deloitte provides value to Magna's shareholders through its methodical, independent challenge to Magna's external financial reporting. Deloitte's audit approach is based on an audit risk assessment, which is continuously updated throughout the year. Audit risks identified in the risk assessment are addressed through pin-pointing audit procedures which reflect Deloitte's understanding of Magna-specific factors as well as the general business environment in which Magna operates. The firm's communications to the Audit Committee demonstrate strong audit quality, professional skepticism and innovation in the audit, including through the effective use of data analytics. The Audit Committee is satisfied that Deloitte's integrated audit team consists of audit professionals and specialists who are qualified and experienced to provide audit services in the regions in which Magna operates. The firm has demonstrated a commitment to promoting a learning culture within its own team and sharing the firm's insights, perspectives and best practices with the Audit Committee, the Board, internal audit, as well as management and Magna's finance teams.

Accordingly, the Audit Committee recommends that you vote
FOR reappointment of Deloitte.

Deloitte's Independence

In order to protect Deloitte's independence, the Audit Committee has a process for pre-approving all services provided by, and related fees to be paid to, Deloitte. This process includes quarterly review of any incremental services proposed to be provided by Deloitte, together with associated costs. Audit Committee approval is required for any services that have not previously been pre-approved. In assessing the impact of any proposed services on auditor independence, the Audit Committee considers whether:

■
the services are consistent with applicable auditor independence rules;

28       Business of the Meeting

■
the independent auditors are best positioned to provide the most effective and efficient service, for reasons such as familiarity with Magna's business, people, culture, accounting systems and risk profile; and

■
the services enhance Magna's ability to manage or control risks and improve audit quality.

The Audit Committee has also established a process to pre-approve the future hiring (if any) of current and former partners and employees of Deloitte engaged on Magna's account in the prior three fiscal years. There were no such hirings in 2019.

Services and Fees

Services provided by independent auditors may fall into one of the following categories: audit services, audit-related services, tax services and other permitted services. The nature of the services in each of these categories is detailed below.

None of the services provided by Deloitte in 2019 were treated as exempt from pre-approval pursuant to the de minimis provision of paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X.

Pursuant to this approval process, the Audit Committee approved and Magna was billed the following fees for services provided by Deloitte in respect of 2019 and 2018:

	2019		2018

TYPE OF SERVICES	FEES ($)	% OF TOTAL	FEES ($)	% OF TOTAL

Audit(1)	8,809,000	59	9,276,000	60

Audit-related(2)	5,386,000	36	5,340,000	35

Tax(3)	744,000	5	695,000	5

Other Permitted(4)	60,000	<1	60,000	<1

Total	14,999,000	100	15,371,000	100

Notes:

1.
Services performed in order to comply with the standards of the Public Company Accounting Oversight Board (United States) ("PCAOB"), including integrated audit of the consolidated financial statements and quarterly reviews. In some cases, these may include an appropriate allocation of fees for tax services or accounting consultations, to the extent such services were necessary to comply with the standards of the PCAOB. This category includes the audit of our internal control over financial reporting for purposes of Section 404 of the Sarbanes-Oxley Act of 2002.
2.
Assurance and related services, including such things as due diligence relating to mergers and acquisitions, accounting consultations and audits in connection with acquisitions, services related to statutory audits of certain foreign subsidiaries, attest services that are not required by statute or regulation and consultation concerning financial accounting and reporting standards. Audit-related services actually provided by Deloitte in respect of 2019 consisted of: services related to statutory audits of certain foreign subsidiaries, assurance service and procedures related to attest engagements not required by statute or regulation, as well as other assurance services.
3.
Tax compliance, planning and advisory services, excluding any such services required in order to comply with the standards of the PCAOB which are included under "Audit Services". The tax services actually provided by Deloitte in respect of 2019 consisted of: domestic and international tax advisory, compliance and research services, as well as transfer pricing advisory services.
4.
All permitted services not falling under any of the previous categories.

Unless otherwise instructed, the persons designated in the form of proxy or Voting Instruction Form intend to vote FOR the resolution reappointing Deloitte.

Representatives of Deloitte are expected to participate at the Meeting, will have the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions from shareholders.

Business of the Meeting        29

At the Meeting, shareholders will again have the opportunity to cast an advisory, non-binding vote on Magna's approach to executive compensation – this is often referred to as "Say on Pay". We most recently held a Say on Pay vote at our May 9, 2019 annual meeting of shareholders, which was supported by a strong majority (84%) of the votes cast on the resolution. Although Say on Pay votes are non-binding, the CGCNC will consider the results when assessing future compensation decisions.

The text of the resolution reads as follows:

  "Resolved, on an advisory basis and not to diminish the roles and responsibilities of the board of directors, that the shareholders accept the approach to executive compensation disclosed in the accompanying Management Information Circular/Proxy Statement."

Our approach to executive compensation is set out in detail in the Compensation and Performance Report and the CD&A in this Circular. Included in these sections is a detailed discussion and benchmarking results demonstrating the relationship between executive compensation and corporate performance over a three-year period. We encourage you to carefully read these sections of this Circular.

The Board recommends that you vote FOR our Say on Pay resolution

Unless otherwise instructed, the Magna officers whose names have been pre-printed on the form of proxy or Voting Instruction Form intend to vote FOR the Say on Pay resolution.

30       Business of the Meeting

Compensation and Performance Report

March 27, 2020

Dear Shareholder,

The CGCNC supports the Board by assessing compensation and benchmarking data within the context of corporate performance, corporate strategy, risk considerations, as well as the general objectives underlying Magna's system of executive compensation. Based on Committee members' expertise and judgement, as well as the perspectives and advice of the CGCNC's independent advisors, the CGCNC makes recommendations to the Board to assist it in fulfilling its responsibilities related to executive compensation matters.

Magna's executive compensation system has been structured to promote effective decision-making over the short-and long-term through a package of balanced incentives aimed at profitable growth in the context of a lean manufacturing business and highly competitive industry. Additionally, Magna's approach to compensation aims to incent long-term value creation (measured by multiple metrics) and strong alignment of interests between executives and shareholders. Ultimately, any system of compensation must support a company's objectives in attracting, motivating and retaining world class leaders, including through the opportunity of achieving superior compensation for superior performance. The CGCNC believes that Magna's executive compensation system continues to be successful in achieving all of these objectives.

The sections which follow outline Magna's 2019 performance, compensation outcomes for the company's CEO, and the extent to which compensation was aligned with performance.

Magna's Financial and Operating Performance in 2019

Operating results in 2019 were challenged by a number of factors, including:

  ■
  significantly lower production volumes (including as a result of a 40-day GM labour strike);
  ■
  a $700 million non-cash impairment of assets in three of our equity-accounted joint ventures;
  ■
  increased engineering and other costs in our advanced driver assistance systems business;
  ■
  higher spending associated with electrification, autonomy and R&D; and
  ■
  higher warranty costs.

In spite of these challenges, there were a number of operational and strategic highlights, including:

  ■
  a $524 million gain on sale of a business unit;
  ■
  numerous successful product launches;
  ■
  operational improvements at a number of operating Divisions;
  ■
  seamless succession of four Operating Group Presidents;
  ■
  completion of an acquisition within our Seating Group;
  ■
  strong cash generation despite lower production volumes; and
  ■
  a program award by BMW for dual-clutch transmissions (including hybrid variants) which represents the largest production order for transmission technologies in Magna's history.

Business of the Meeting        31

Selected 2019 financial results and metrics include:

	2019	VS. 2018

Sales	$39.431 billion	3.4%

Income from operations before income taxes	$2.223 billion	24.7%

Diluted Earnings per Share	$5.59	15.4%

Cash flow from operations	$3.960 billion	6.5%

Return on Equity(1)	15.5%	420 bps

Return on Invested Capital(1)	10.1%	480 bps

Note:

1.
Return on Equity and Return on Invested Capital are non-GAAP financial measures which we believe are useful to both management and investors in their analysis of our results of operations, and reflect our ability to generate returns.

	2019	2017-2019

Return of capital – dividends	$449 million	$1.297 billion

Return of capital – share repurchases	$1.289 billion	$4.391 billion

A full discussion of Magna's 2019 financial performance can be found in the Management's Discussion and Analysis of Results of Operations and Financial Position for the year ended December 31, 2019.

2019 CEO Compensation

Compensation for Magna's CEO, Don Walker, is comprised of a significantly below-market base salary, a formula-driven short-term cash incentive (STI) which is directly tied to profitability in the year, as well as three long-term incentives (LTIs) tied to value-creation on both an absolute basis and relative to industry peers. The base salary and STI represent 40% of Mr. Walker's target total direct compensation (TDC), with LTIs comprising 60%. Mr. Walker's target TDC level was set by the Board in 2017 at $19.830 million and has been held at that level ever since.

Target TDC, as well as 2019 and 2018 TDC compensation for Mr. Walker were as follows:

	TARGET TDC ($)	2019 ACTUAL TDC ($)	2018 ACTUAL TDC ($)

Base Salary	325,000	325,000	325,000

STI	7,600,000	5,795,000	7,727,000

LTIs (at target)
ROIC PSUs	4,760,000
rTSR PSUs	2,380,000
Stock Options	4,760,000

LTI's consist of two types of performance stock units (PSUs), with three-year performance periods, as well as stock options with rateable vesting over three years and a seven-year life. As of the end of the year, the 2019 ROIC PSUs and 2019 TSR PSUs granted to Mr. Walker were tracking below target, although the stock options granted in 2019 were slightly "in-the-money."

32       Business of the Meeting

The CGCNC engaged its independent compensation advisor, Hugessen, to perform a "realized/realizable" compensation analysis of Mr. Walker's compensation over the last three years in order to help the CGCNC in assessing compensation outcomes. Realized/realizable compensation provides an indication of how the different elements of compensation are actually performing as of a point in time. Such an analysis for Mr. Walker's realized/realizable compensation as of December 31, 2019 takes into account his base salary and actual STI earned for each year shown, together with:

  ■
  the realized value of ROIC PSUs and rTSR PSUs for which the performance period is complete, factoring-in the applicable payout level and change in share price;
  ■
  the December 31, 2019:
  ■
  value of the ROIC PSUs and rTSR PSUs for which the performance period is not yet complete, factoring-in the implied payout level and change in share price; and
  ■
  "in-the-money" value of stock options granted.

		ACTUAL TDC(1) ($)	REALIZED/REALIZABLE VALUE AS OF DEC 31, 2019 ($)	REALIZED/REALIZABLE VS ACTUAL TDC (%)	CUMULATIVE TSR(2) (%)	ROIC(3) (%)

	2019	18,020,000	14,634,000	-18.8	24.3	12.0

Donald Walker	2018	19,952,000	17,734,000	-11.1	2.1	14.5

	2017	20,203,000	27,836,000	+37.8	36.4	16.1

Note:

1.
Actual TDC includes base salary, STI and the grant date fair value of LTI compensation awarded during the year, as reported in the Summary Compensation Table each year.

2.
Represents the cumulative total shareholder return, assuming reinvestment of dividends, for the period from January 1 of the respective year to December 31, 2019.

3.
Represents ROIC for purposes of the ROIC PSUs, as defined in Section C of the CD&A.

We believe that the outcomes in the table above demonstrate an appropriate relationship between pay and performance over time that is linked to the experience of the shareholder. In particular, the analysis demonstrates that realized/realizable pay for a given year provides reasonable upside potential and downside exposure based on shareholder value creation as measured by TSR, ROIC and rTSR. The linkage becomes even more apparent when we consider the impact of the COVID-19 (Coronavirus) pandemic on both investors' equity values in 2020, as well realizable compensation for Magna NEOs.

Pay for Performance

The Say on Pay vote at the Meeting represents your opportunity to express to us your view as to whether the company's approach to executive compensation generates outcomes that are justified by Magna's performance. There is no single way of assessing the relationship between pay and performance, nor any one metric on its own which can convey a complete picture as to such relationship. In considering the outcomes discussed above, we also reflected on the following:

  ■
  the sensitivity of the STI to the deterioration in "Income from operations before income taxes" ("Pre-Tax Profit");

  ■
  the variability of compensation with changes in Pre-Tax Profit, ROIC, rTSR and absolute TSR, as reflected in the realized/realizable compensation analysis;

  ■
  the company's record of creating value, as evidenced by three-year ROIC performance above the company's cost of capital, as well as significantly above-median rTSR performance, in each case as described under "Incentive Plans and Awards" in this Circular; and

Business of the Meeting        33

  ■
  Magna's continuing profitability and strong cash flow generation, even in a challenging year such as 2019, which enable a balanced approach to investments for future growth and return of capital to shareholders; and

In light of all of the above, we concluded that compensation outcomes are justified by performance. Despite reaching this conclusion, we continue with our efforts to migrate compensation towards the median of the company's peer group for successors to Magna's long-tenured NEOs.

To assist shareholders in reaching your own conclusions regarding the linkage between executive compensation and performance, we have included the pay for performance graphs below. The first graph depicts the alignment between CEO compensation and rTSR performance against the companies in Magna's executive compensation peer group, while the second depicts such alignment against Magna's rTSR peer group. Although the executive compensation peer group reflects companies which are closer to Magna in size and scale across multiple metrics, the rTSR peer group reflects Magna's industry competitors for investment capital and talent.

Each of the peer groups has limitations – for example, the executive compensation peer group includes companies from different industries, with different business cycles, growth drivers, geographic markets and other factors. While the rTSR peer group provides commonality on these factors, there are other factors which are not accounted for, such as differences in compensation structures and tenure of the respective peer CEOs (with tenure often being correlated to amount of compensation). Moreover, for both graphs, TDC awarded to Mr. Walker for 2017, 2018 and 2019 is compared to TDC awarded to peer CEOs for 2017 and 2018, together with projected peer CEO TDC for 2019 based on an assumed compensation growth rate.

Ultimately, both of these depictions of the alignment between pay and performance may be helpful, but any conclusions from either or both together should not be overstated. We recommend that you consider the information in such graphs in the context of all of the information and analyses in this report, prior to casting your vote on the Say on Pay resolution.

34       Business of the Meeting

Perfect alignment between pay and performance is represented by the diagonal solid line from bottom left to top right in the graph below, while the space between the diagonal and dashed lines represents a zone of general alignment.

In Closing

Overall, we are satisfied with the compensation outcomes being generated in relation to performance under the company's executive compensation system and believe that the significant decline in CEO pay in a year in which operational performance was challenged validates the structural changes introduced in 2017. As we have stated in the Compensation and Performance report since that time, we remain focused on migrating executive compensation levels toward the median of the company's executive compensation peer group as incumbent NEOs retire and are succeeded by new NEOs. Two members of Executive Management (former Chief Legal Officer and Chief Human Resource Officer) have seamlessly transitioned to retirement in the last two years, with an additional three retirements (Chief Legal Officer, President of Magna Asia and EVP Corporate Projects and Strategy Developments) planned for 2020. In each case, compensation for the successor executive has reflected a reduction in compensation as compared to the retiring executive. While the entire Board is fully engaged in planning for the eventual succession of Magna's CEO, the CGCNC has been actively engaged in modeling appropriate compensation levels and other compensation terms for his eventual successor, consistent with the stated goal of migrating executive compensation levels toward the median of the company's executive compensation peer group.

At our May 7, 2020 annual meeting, you will have the opportunity to express your views on Magna's approach to executive compensation through the advisory Say on Pay vote. In casting your vote, we trust that you will give careful consideration to the perspectives we have shared in this report, and our recommendation that you vote FOR Magna's Say on Pay resolution.

We look forward to your support at our 2020 annual meeting.

William L. Young (Chairman)
Hon. V. Peter Harder	Dr. Indira V. Samarasekera	Lisa S. Westlake

Business of the Meeting        35

Compensation Discussion & Analysis

Key Terms Used in This Section

CD&A:	the Compensation Discussion & Analysis section of this Circular
executive compensation peer group:	the group of companies discussed in Section B of this CD&A, against which the compensation of our Executives is compared or benchmarked
Fasken:	the CGCNC's independent legal advisors, Fasken Martineau DuMoulin LLP
Hugessen:	the CGCNC's independent compensation advisor, Hugessen Consulting
LTIs:	long-term incentives in the form of PSUs and stock options
Named Executive Officers or NEOs:	our five most highly compensated executive officers
PSUs:	performance stock units
ROIC:	the company's return on invested capital, calculated as set forth in Section C of this CD&A
RSUs:	restricted stock units
rTSR	TSR, relative to the rTSR peer group
rTSR peer group:	the group of companies discussed in Section B of this CD&A, against which Magna's rTSR is measured in connection with the company's rTSR PSUs
STI	short-term incentive in the form of a profit sharing bonus
TSR:	Total Shareholder Return

Section Summary

This CD&A is divided into the following sections:

The Summary Compensation Table follows on page 56.

36       Business of the Meeting

A. Compensation Philosophy & Objectives

Corporate Culture and Compensation

Our unique, entrepreneurial corporate culture seeks to balance the interests of key stakeholders, such as shareholders, employees and management, including by establishing a framework for each such type of stakeholder to share in our profitability. We believe that our corporate culture has been a critical factor in our past growth and success and expect it will continue to be a critical factor in our ability to create long-term shareholder value. In particular, the employee and management profit sharing elements of our culture have proven to be essential to our ability to attract and retain our skilled, entrepreneurial employees and managers, as well as to create effective incentives for them to achieve strong performance in a cyclical and highly competitive industry.

Approach to Employee Compensation

Magna is committed to an operating philosophy based on fairness and concern for people. This philosophy is part of our "Fair Enterprise" culture in which employees and management share the responsibility to help ensure our success. Our Employee's Charter sets out this philosophy through six fundamental principles:

  ■
  job security;
  ■
  safe and healthful workplace;
  ■
  fair treatment;
  ■
  competitive wages and benefits;
  ■
  employee equity and profit participation;
  ■
  communication and information; and
  ■
  an employee hotline.

Our commitments to employees in respect of each of the above principles is described in more detail in our Annual Information Form / Annual Report on Form 40-F filed concurrently with this Circular.

Two of the above principles in the Employee's Charter directly address employee compensation:

  Competitive Wages and Benefits: we are committed to providing our employees with information which enables them to compare their total compensation, including wages and benefits, with those earned by employees of direct competitors and local companies with which our subsidiaries compete for employees. Where an employee's compensation is found not to be competitive, it will be adjusted.

  Employee Equity and Profit Participation: we believe that our employees should share in our financial success. Accordingly, 10% of our qualifying annual pre-tax profit before profit sharing is shared among participating employees in the form of cash or cash and Magna equity. In addition to rewarding employees for their contribution to our success, this helps create an "owner's mindset" among employees and aligns their interests with those of shareholders. We are proud of the fact that the aggregate number of Magna Common Shares held in the Employee Equity and Profit Participation Plan for our Canadian, U.S. and European employees make participating employees (collectively) one of our single largest shareholding group. For participating employees in countries where equity participation is not practical, we offer profit sharing in cash. In some countries, employees share in our profits through a statutory profit sharing arrangement rather than our Employee Equity and Profit Participation Plan. Corporate, Operating Group and other managers on management profit sharing programs are not eligible to participate in the Employee Equity and Profit Participation Plan.

Employees who participate in the Employee Equity and Profit Participation Plan typically receive the equity portion of their profit share in the form of deferred compensation, which is intended to promote employees' efforts to save money for their retirement years. In connection with its oversight responsibilities related to talent management and employee pension plans, the CGCNC receives annual reports relating to aggregate annual profit sharing through

Business of the Meeting        37

the Employee Equity and Profit Participation Plan. Among other things, this enables the CGCNC to consider aggregate management profit sharing for Executive Management in relation to aggregate profit sharing for employee participation in the Employee Equity and Profit Participation Plan.

Executive Compensation Philosophy

Magna's strategy is to create long-term value for shareholders through continued growth and success as a leading global mobility technology company. We operate a complex business in a highly competitive, cyclical, lean manufacturing industry in which disciplined cost management, manufacturing excellence, effective program management, as well as constant innovation are critical to short-term profitability. At the same time, the automotive industry is undergoing significant change, which is creating opportunities and challenges from trends such as: the migration of value towards electronics; disruptive technologies; electric, autonomous and shared vehicles; as well as the emergence of digital/data-driven business models. Realizing value from these opportunities will, among other things, require careful capital allocation decisions, disciplined acquisition choices, methodical equity investments in strategic partners and investments in innovation/R&D, which may not generate immediate returns.

Magna's enhanced compensation framework has been structured to promote effective short- and long-term decision-making in the above context through balanced incentives aimed at profitable growth in a lean manufacturing business, as well as long-term value creation in a rapidly evolving industry. Some of the ways we seek to achieve these objectives include:

Compensation Framework Feature	Purpose

Minimal fixed compensation	■ Low base salaries and highly variable compensation help create an owner's mindset
 ■      Motivates managers to achieve consistent profitability in order to maintain consistent compensation
■ Incents profit growth to grow compensation

Performance-conditioned profit sharing bonus / STI	■ Promotes entrepreneurialism
 ■      Drives strong managerial focus on lean/efficient operations through effective management of costs
■ Connects compensation to the operational impact of everyday decisions

Performance-conditioned multi-metric LTI	■ ROIC PSUs incent efficient capital allocation and value creation
 ■      rTSR PSUs create sensitivity to stock market performance and return of capital to shareholders, in the form of dividends, as well as alignment with shareholders
■      Capped PSU payouts help mitigate risk by promoting responsible decision-making and discouraging excessive risk-taking
■ Stock options incent absolute TSR growth

No pensions / retirement benefits	■ Reinforces an owner's mindset and incents long-term growth in equity value as a pension-alternative

Significant share maintenance requirement	■ Reinforces an owner's mindset ■ Alignment with shareholders ■ Helps mitigate risk

Benefits	■ Substantially consistent with those of other employees in the same office/jurisdiction

Additionally, all compensation systems must be successful in attracting, motivating and retaining world-class managers. We seek to provide executives with competitive compensation packages, including the opportunity to achieve superior compensation for superior performance. The next section of this CD&A describes the process through which compensation decisions are made, including compensation benchmarking practices we use to help structure competitive compensation packages.

As discussed earlier, the profit sharing elements of our executive compensation program were developed within the context of an entrepreneurial culture which, by definition, requires some degree of risk-taking in order to achieve growth. Recognizing that the consequences of excessive risk-taking may be felt most acutely by shareholders, our executive compensation program seeks to encourage and reward responsible business decision-making and reasonable risk-taking. We seek to achieve this through a variety of methods, which are discussed in Section D of this CD&A.

38       Business of the Meeting

B. Compensation Decision-Making: Responsibility and Process

Role of Our Board

Our Board oversees our system of executive compensation including by satisfying itself that our system is effective in attracting, retaining and motivating skilled executives who can achieve our strategic objectives. The Board also annually assesses the company's performance and that of the Chief Executive Officer in relation to pre-defined objectives approved by the Board.

Role of the CGCNC

The Board has delegated to the CGCNC responsibility for annually reviewing, considering and making recommendations related to executive compensation matters generally. More specifically, the CGCNC has been delegated responsibility for making recommendations with respect to the application of our executive compensation program to members of Executive Management, including the NEOs discussed in this CD&A.

While some NEOs, such as our Chief Executive Officer and Chief Financial Officer, are usually invited to participate in CGCNC meetings, final compensation decisions affecting NEOs are typically made by the CGCNC without any NEOs present in order to ensure the independence of the decision-making process.

Role of Our Chief Executive Officer

The CGCNC looks to the Chief Executive Officer to assess the performance of and make recommendations regarding the compensation levels of his direct reports. Such performance assessments are considered by the CGCNC in the context of LTI awards to members of the executive team, as well as proposed compensation changes for such executives. The CGCNC also looks to the Chief Executive Officer to put forward his general recommendation regarding LTI awards to all other proposed recipients.

CGCNC Selects and Retains Its Own Independent Advisors

In reviewing, considering and making recommendations on executive compensation matters, the CGCNC considers the advice of its independent advisors, Hugessen and Fasken, both of which have been selected and retained directly by the CGCNC. The CGCNC met in camera with its independent advisors as part of each of the CGCNC's meetings attended by them during 2019.

Role of the Independent Compensation Advisor

Hugessen has acted as the CGCNC's compensation advisor since December 2012. Hugessen only provides board-side advice, had no relationship with Magna or its Board prior to December 2012 and does not provide any services to Magna other than the advisory services provided to the CGCNC. One or more representatives of Hugessen are invited to attend CGCNC meetings at which executive compensation matters are discussed. Hugessen reports directly to and seeks its instructions directly from the CGCNC and communicates as needed with the CGCNC Chair between meetings.

The scope of Hugessen's services generally includes advice related to executive and director compensation program structure and design, benchmarking data and observations, as well as pay for performance analytics. In addition, Hugessen provides the CGCNC with contextual information relating to compensation best practices and emerging trends. The services provided by Hugessen to the CGCNC in 2019 included:

  ■
  analysis of Magna's relative performance and NEO compensation;
  ■
  advice regarding compensation-setting decisions for certain non-NEO members of Executive Management;
  ■
  consideration of and recommendations related to 2020 target compensation levels;
  ■
  advice related to LTIs; and
  ■
  ongoing review and advice on compensation recommendations presented for CGCNC approval.

Business of the Meeting        39

Hugessen's advice was only one of a number of factors (discussed below) which were reviewed and considered by the CGCNC in making its executive compensation recommendations to the Board.

The fees billed by Hugessen for the services it provided to the CGCNC in 2019 and 2018 were:

DESCRIPTION OF SERVICES	2019		2018

	(C$)	(%)	(C$)	(%)

Executive compensation services provided to CGCNC	158,000	100	130,000	100

All other services for Magna	NIL	NIL	NIL	NIL

Total	158,000		130,000

CGCNC Considers a Wide Range of Factors in its Executive Compensation Decisions

In connection with executive compensation decisions, the CGCNC will normally consider a wide range of factors, including:

  ■
  Magna's core operating and compensation philosophies and principles;
  ■
  alignment of management, employee and shareholder interests to create long-term shareholder value;
  ■
  our financial, operating, stock price, ROIC, TSR and rTSR performance;
  ■
  long-term strategic objectives;
  ■
  compensation risk considerations;
  ■
  compensation benchmarking data;
  ■
  pay for performance alignment data;
  ■
  individual executive performance;
  ■
  performance of prior LTI grants;
  ■
  the recommendations of our Chief Executive Officer with respect to his direct reports;
  ■
  the advice and recommendations of the CGCNC's independent advisors;
  ■
  accounting impact and potential dilution to shareholders from equity compensation;
  ■
  feedback received from shareholders and other stakeholders;
  ■
  general information relating to executive compensation trends and developments; and
  ■
  retention, succession and other relevant considerations.

In making recommendations to the Independent Directors, the CGCNC does not rely solely on any one of the above or other factors.

CGCNC Discretion

The CGCNC maintains complete discretion with respect to target total direct compensation levels under the enhanced framework, as well as the form of STIs and LTIs and the performance goals/targets applied to LTI compensation. Under Magna's executive compensation framework, the CGCNC has the discretion to reduce profit sharing percentages on 12 months' advance notice to the executive.

Situations requiring CGCNC discretion may arise from time to time with respect to the calculation of the bonus base for profit sharing, the ROIC PSUs or rTSR PSUs. Such a situation involving Magna's $200 million equity investment in Lyft, Inc. ("Lyft") arose in 2018. As disclosed in Magna's 2019 Circular, since the strategic investment in Lyft and R&D cost-sharing would from the outset have impacted both profitability (R&D cost-sharing) and ROIC (equity investment), the CGCNC sought to avoid the inherent disincentive by:

  ■
  excluding the $200 million equity investment from the calculation of ROIC for purposes of the ROIC PSUs;

40       Business of the Meeting

  ■
  addressing a gain or loss on sale of the Lyft shares by:
  ■
  in case of a loss, recording the entire loss in the year of sale for purposes of profit sharing bonuses and ROIC PSUs;
  ■
  in the event of a gain, recording only the portion of the gain above a ROIC target of 14% for profit sharing and ROIC PSU purposes, subject to a maximum recognized gain of $400 million; and
  ■
  limiting any gain included in calculating profit sharing bouses to $400 million.

The Lyft shares were sold during 2019 with no impact on compensation, and Magna exited its alliance with Lyft early in 2020.

In 2019, a new lease accounting standard took effect which was aimed at increasing transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet. The recognition of operating lease right of use assets during 2019 impacted ROIC by 1.0%. In order to allow for consistency and comparability in ROIC calculations for purposes of the ROIC PSUs, including those granted prior to the lease standard taking effect, the CGCNC excluded the impact on ROIC from the accounting change.

Lastly, during 2019, the CGCNC also considered whether to exercise its discretion to modify the calculation of Pre-Tax Profit for purposes of calculating the STI. During 2019, Magna sold its non-core Fluid Pressure & Controls ("FP&C") business unit and realized a pre-tax gain of $524 million. This gain is included in determining Pre-Tax Profit for financial statement purposes and thus would, absent CGCNC intervention, be included in calculating Pre-Tax Profit for compensation purposes. However, as the gain on sale of FP&C was significant, the CGCNC considered whether to limit the amount of the gain included in Pre-Tax Profit to the amounts expensed (and thus reducing Pre-Tax Profit) in the form of restructuring and other charges in the prior three years, which enhanced the value of FP&C to the buyer. Some of the factors considered by the CGCNC included the:

  ■
  $240 million net reduction in Pre-Tax Profit, when the $524 million FP&C gain was weighed against $764 million of items factored into the "Other expense, net" line of the financial statements;
  ■
  almost 25% reduction in Pre-Tax Profit (and thus STI compensation) from 2018 to 2019 due to the above factors, together with the impact of lower Sales, driven primarily by factors outside Management control, as well as other factors;
  ■
  importance of maintaining balanced incentives, including those promoting maximization of value for shareholders when non-core assets or business units are sold; and
  ■
  value placed by the CGCNC on objectivity in the determination of the STI.

Ultimately, in the context of all of the above, the CGCNC felt it would not be equitable to make modifications to limit inclusion of the FP&C gain, but retains the ability to do so in future situations, as appropriate.

The CGCNC and Executive Management have a common understanding that, as part of the Board's review of the terms of any proposed material acquisition or disposition, the CGCNC will work with Executive Management to identify potential changes to executives' current employment contract terms, including profit sharing percentages, to ensure that executive compensation arrangements remain appropriate following such transactions.

Target Compensation Setting

Under Magna's executive compensation framework, the CGCNC determines target total direct compensation for the Chief Executive Officer, who proposes to the CGCNC target total direct compensation levels for his direct reports. The CGCNC assesses proposed target total direct compensation levels in the context of the various factors described above and approves the target. It determines the target amounts to be granted in the form of long-term equity, based on a 60%/40% equity/cash split for the Chief Executive Officer, 55%/45% split for the Chief Financial and Chief Operating Officer and 50%/50% split for each other member of Executive Management.

The CGCNC maintained target 2019 total direct compensation for the company's Chief Executive Officer, President and Chief Marketing Officer unchanged from their respective 2018 levels and set target 2019 total direct

Business of the Meeting        41

compensation for the Chief Financial Officer and Chief Operating Officer ~5% lower than their prior target, as follows:

Name	TARGET TOTAL DIRECT COMPENSATION ($)

Donald J. Walker	19,830,000

Vincent J. Galifi	7,953,000

Tommy J. Skudutis	7,953,000

Seetarama S. Kotagiri	4,309,000

James J. Tobin	3,315,000

Executive Compensation Peer Group

In setting target total compensation levels for members of Executive Management, the CGCNC considers benchmarking data from Magna's executive compensation peer group. Such data provides the CGCNC with a basis for determining Magna's pay for performance, including through "back-testing" of realizable pay. It also serves as a market reference point in setting compensation within a reasonable competitive range.

Magna's executive compensation peer group consists of 18 companies from a broad comparator universe composed primarily of North American public companies which are direct industry peers or capital goods comparables. The broad universe of comparator companies was identified and screened by Hugessen in 2018 using a three-tiered approach, with broader screening criteria for companies in the automotive industry and narrower criteria for companies in other industries, as follows:

Automotive:	1/5x to 5x Magna's Total Revenue and Total Enterprise Value ("TEV")
Close Capital Goods:	1/3x to 3x Magna's Total Revenue and TEV
Other Capital Goods:	1/2x to 1.5x Magna's Total Revenue and TEV

In recommending potential companies for inclusion in the peer group, Hugessen considered feedback from the CGCNC and Management and also applied its judgment to the results of the quantitative screens discussed above. Based on the above approach, the executive compensation peer group approved by the CGCNC in 2018 and affirmed without changes in 2019 consists of the following companies:

EXECUTIVE COMPENSATION PEER GROUP

Adient plc	Illinois Tool Works Inc.

BorgWarner Inc.	Ingersoll-Rand PLC

Caterpillar Inc.	Johnson Controls Inc.

Cummins Inc.	Lear Corp.

Deere & Company	PACCAR Inc.

Delphi Technologies PLC	Parker-Hannifin Corp.

Eaton Corp.	Raytheon Company

Emerson Electric Co.	Stanley Black & Decker, Inc.

Honeywell International Inc.	The Goodyear Tire & Rubber Company

42       Business of the Meeting

rTSR Peer Group

The CGCNC also uses a peer group against which performance is assessed for purposes of the rTSR PSUs. The rTSR peer group consists of 12 automotive suppliers selected from a comparator universe of publicly traded North American companies in the automotive industry. The selected peers are considered to be Magna's most direct competitors for business and investor capital, based on such factors as coverage by equity research analysts, as well as inclusion in industry indices and in the peer groups of peer companies. The rTSR peer group also contains the following, each of which counts as the equivalent of a single company within the peer group:

  ■
  a composite peer consisting of the three publicly-traded, North American automobile OEMs;
  ■
  a composite peer consisting of three publicly-traded European automotive suppliers; and
  ■
  the S&P500 index.

The complete rTSR peer group consists of the following companies and remained unchanged in 2019:

rTSR PEER GROUP

Adient plc	Gentex Corp.

American Axle Manufacturing & Holdings Inc.	Lear Corp.

Autoliv, Inc.	Linamar Corp.

BorgWarner Inc.	Martinrea International Inc.

Dana Holding Corporation	Tenneco Inc.

Delphi Technologies plc	Visteon Corp.

FiatChrysler / Ford / General Motors (Composite Peer)	Continental / Faurecia / Valeo (Composite Peer)

S&P 500 Index

Business of the Meeting        43

C. Elements of Magna's 2019 Executive Compensation Program

2019 NEOs	Magna's Named Executive Officers in 2019 were:
	■ Donald J. Walker	Chief Executive Officer
	■ Vincent J. Galifi	Chief Financial Officer
	■ Tommy J. Skudutis	Chief Operating Officer
	■ Seetarama S. Kotagiri	President and President, Power & Vision
	■ James J. Tobin	Chief Marketing Officer and President, Magna Asia

Employment Contracts	Each NEO is subject to an employment agreement which specifies various key terms, including:
■ target total compensation, as well as base salary, STI percentage and target LTI values;
■ standard benefits to be provided;
■ terms on which compensation can be clawed-back;
■ the securities maintenance amount applicable to the executive; and
■ the basis on which the executive's employment may be terminated.
Overview	Our 2019 compensation program for the NEOs consisted of the following elements:

1. Base Salaries:
We maintain base salaries for NEOs which are positioned significantly below base salaries in our executive compensation peer group. These low base salaries are intended to:

■ maximize the incentive for each executive to pursue profitability for the benefit of all of Magna's stakeholders;
■ reinforce the link between executive pay and corporate performance; and
■ reflect and reinforce our entrepreneurial corporate culture.
During 2019, the NEOs received identical base salaries of $325,000.

NAME	BASE SALARY ($)

Donald J. Walker	325,000

Vincent J. Galifi	325,000

Tommy J. Skudutis	325,000

Seetarama S. Kotagiri	325,000

James J. Tobin	325,000

44       Business of the Meeting

2. Short-Term Incentive
The STI for each NEO is an annual profit sharing bonus, which is completely "at-risk". In order to create maximum incentive to achieve profitability, the profit sharing bonus is earned from the first dollar of profit. This form of incentive is deeply rooted in our entrepreneurial culture, has been a critical factor in our past success and we believe will be an important factor in our future success.

The STI for each NEO in 2019 consisted solely of a cash bonus based on our Pre-Tax Profit, as stated in our audited financial statements for the fiscal year ended December 31, 2019. The use of Pre-Tax Profit, an audited financial measure, provides simplicity and enhanced transparency to the Board, shareholders and the NEOs whose compensation is determined based on that metric.
Profit sharing percentages and STIs for the NEOs were as follows in 2019:

	PROFIT SHARING PERCENTAGE (%)	PRE-TAX PROFIT ($)	STI ($)

Donald J. Walker	0.2580		5,795,000

Vincent J. Galifi	0.1096		2,462,000

Tommy J. Skudutis	0.1096	2,246,184,000	2,462,000

Seetarama S. Kotagiri	0.0550		1,235,000

James J. Tobin	0.0420		943,000

Recognition of Individual and Team Performance
An NEO's profit share reflects a number of factors specific to the individual, including nature of the role, seniority/tenure and other factors. However, the direct link to Magna's profits ultimately reflects Magna's overall performance.
CGCNC Discretion Over Profit Shares
At the same time, the CGCNC maintains discretion over certain factors that may impact the calculation of Pre-Tax Profit for compensation purposes, as described under "CGCNC Discretion" in Section B of this CD&A. The CGCNC also maintains discretion to reduce NEOs' profit sharing percentages on 12 months' advance notice.

In addition, in conjunction with the Board's approval of a material acquisition or disposition, the CGCNC may equitably adjust profit sharing percentages to ensure executive compensation arrangements remain appropriate following any such transaction.
STI Paid in Quarterly Installments
The STI paid to NEOs is paid in installments. Installments for the first three fiscal quarters of each year are paid following the end of each fiscal quarter, based on our year-to-date profits. Following the end of each fiscal year, we calculate the profit sharing bonus each NEO is entitled to for that fiscal year, subtract the installments paid for the first three quarters and pay the difference as the final installment.

Business of the Meeting        45

3. Long-Term Incentives:
LTIs for all of the NEOs consist of ROIC PSUs, rTSR PSUs and regular stock options. The three-part LTI is structured to reward a broad range of value-creating behaviour using multiple metrics. A majority (60%) of the total value granted by the CGCNC in the form of LTIs in respect of 2019 was in the form of performance-conditioned PSUs, the maximum realizable number of which is capped at 200% of target. The PSUs are completely "at risk" since performance below specified thresholds can result in no PSUs being paid out.
LTIs in the form of PSUs (at target) and stock options granted to NEOs in respect of 2019 were as follows:

NAME	ROIC PSUS ($/#)	rTSR PSUS ($/#)	STOCK OPTIONS ($/#)	TOTAL LTI ($)

Donald J. Walker	$4,760,000	$2,380,000	$4,760,000	11,900,000

	92,123	46,062	409,286

Vincent J. Galifi	$1,760,000	$880,000	$1,760,000	4,400,000

	34,062	17,031	151,333

Tommy J. Skudutis	$1,760,000	$880,000	$1,760,000	4,400,000

	34,062	17,031	151,333

Seetarama S. Kotagiri	$830,000	$415,000	$830,000	2,075,000

	16,063	8,032	71,367

James J. Tobin	$664,000	$332,000	$664,000	1,660,000

	12,851	6,425	57,094

ROIC PSUs	The ROIC PSUs are intended to incent and reward capital-efficient value creation over a three-year performance period. The performance period for the ROIC PSUs granted in respect of 2019 is January 1, 2019 to December 31, 2021.

The number of ROIC PSUs realized by an NEO following the performance period depends on the target number granted by the CGCNC, Magna's return on invested capital performance in relation to its cost of capital and the payout scale approved by the CGCNC. The maximum number of ROIC PSUs which can be realized is capped at 200% of target, but no PSUs may ultimately be earned if ROIC performance falls below the payout threshold.
The dollar value of compensation realized by an NEO following the performance period will depend on the final number of ROIC PSUs paid-out, as well as the trading price of our Common Shares.

When ROIC PSUs are redeemed following the performance period, we deliver Common Shares acquired on the market under our share repurchase program, with dividends paid in cash based on the final number of ROIC PSUs.

46       Business of the Meeting

ROIC is defined as:
ROIC is calculated as A ÷ B, where:
A = (Net Income before Interest and Income Taxes – Equity Income) multiplied by (1 – assumed Tax Rate of 25%), plus Equity Income

B = Total Assets (excluding Cash, Deferred Tax Assets and Operating Lease Right of Use Assets) less Current Liabilities (excluding Short-term Borrowings, Long-term Debt due within one-year and Current portion of Operating Lease Liabilities)

The CGCNC may exercise discretion to address various situations in order to ensure consistency and comparability in ROIC goal-setting and measurement, as discussed under "CGCNC Discretion" in Section B of this CD&A.
The following table sets out the payout scale for the ROIC PSUs (interpolation applies for points between the payout levels):

PERFORMANCE LEVEL	ROIC (%)	PAYOUT (% OF TARGET)

Maximum	19.0	200

Target	13.5 to 14.5	100

Threshold (Cost of Capital)	9	50

Below Threshold	–	0

As an exception to the foregoing payout scale, if Magna's ROIC (determined in the manner discussed below) is below the Threshold / Cost of Capital but three-year rTSR as determined for purposes of the rTSR PSUs is greater than or equal to the 55th percentile of the rTSR peer group, then 50% of the target number of ROIC PSUs will be paid out.

In determining the payout scale for the ROIC PSUs, the CGCNC considered a ten-year ROIC back-testing analysis. Over such time period, the back-testing analysis implied that the number of ROIC PSUs paid out would have been roughly at target had they been in place throughout that time period, with zero PSUs or a number of PSUs below-target paid-out in roughly one-third of those years. Such results were within the range of market practice, according to the CGCNC's compensation advisor.

Business of the Meeting        47

Since Magna operates in a cyclical industry, we average the implied payout for each of the three individual years of the performance period to determine the actual ROIC PSU payout. This means that a year of ROIC performance which is below our cost of capital will count as 0% in the payout calculation, but cannot be a negative percentage. The effect of this is that the ROIC PSU payout will not directly correspond to our three-year compound average ROIC. During automotive industry downturn years, it is possible that ROIC could be negative, due to a deterioration in EBIT tied to a significant drop in vehicle production volumes. Based on back-testing, negative ROIC would not be expected in normal industry downturns, but it was experienced during the 2008-2009 global recession. By calculating ROIC PSU payout based on the average implied payouts for each of the years of the performance period, extreme outlier years (such as 2008) cannot have a disproportionate impact on the payout calculation. The feature also operates to place a cap on ROIC performance above the maximum level, thus preventing positive outlier years from having a disproportionate impact on the payout calculation.
rTSR PSUs
The rTSR PSUs are intended to incent and reward creation of shareholder value, relative to the companies in the rTSR peer group approved by the CGCNC. The performance period for the rTSR PSUs granted in respect of 2019 is January 1, 2019 to December 31, 2021.

The number of rTSR PSUs realized by an NEO following the performance period depends on the target number granted by the CGCNC, Magna's three-year rTSR performance and the payout scale approved by the CGCNC. The number of rTSR PSUs which can be realized is capped at 200% of target and no rTSR PSUs would be paid for rTSR performance below the 25th percentile of the rTSR peer group. The dollar value of compensation realized by an NEO following the performance period will depend on the final number of rTSR PSUs paid-out, as well as the trading price of our Common Shares. When rTSR PSUs are redeemed following the performance period, we deliver Common Shares acquired on the market under our share repurchase program, with dividends paid in cash based on the final number of rTSR PSUs.
The following table sets out the payout scale for the rTSR PSUs (interpolation applies for points between the payout levels):

PERFORMANCE LEVEL	THREE-YEAR rTSR (PERCENTILE)	PAYOUT (% OF TARGET)

Maximum	> 75th	200

Above Target	65th	150

Target	50th	100

Below Target	35th	50

Threshold	< 25th	0

As an exception to the foregoing payout scale, if the company's three-year rTSR is greater than the target level, thus demonstrating value creation, but absolute three-year TSR is negative, the number of rTSR PSUs paid out will be capped at the target level. This feature recognizes that payouts should not exceed target where shareholders have experienced a deterioration in the absolute value of their holdings.

48       Business of the Meeting

Stock Options
Stock options serve as a tool to incent absolute share price returns over the medium- to long-term (three to seven years). Magna's stock options vest in equal one-third tranches on the first three anniversaries of the grant date and expire on the seventh anniversary of the grant date. The CGCNC is committed to responsible option granting practices, including by maintaining annual option grants to all participants below 1% of our issued and outstanding shares. Options are not priced during trading blackouts and are granted at an exercise price equal to market price on the NYSE.
Stock options are typically granted in late February or early March of a year. Stock options in respect of 2019 compensation were granted to the NEOs as follows:

	GRANT DATE	EXERCISE PRICE ($)	NO. OF OPTIONS	COMPENSATION VALUE ($)

Donald J. Walker			409,286	4,760,000

Vincent J. Galifi			151,333	1,760,000

Tommy J. Skudutis	February 25, 2019	54.44	151,333	1,760,000

Seetarama S. Kotagiri			71,367	830,000

James J. Tobin			57,094	664,000

Stock Option Plans	Stock option grants are made under our 2009 Incentive Stock Option Plan, which was approved by shareholders in May 2010. The 2009 Option Plan is discussed in further detail under "Incentive Plan Awards".
Post-Retirement Hold-Back
If an NEO ceases to be employed by Magna (including any affiliates) within one year following the date of a stock option exercise, he must hold shares with a market value (at the exercise date) equal to the net after-tax gain until the one-year anniversary of the exercise date.
Anti-Hedging Restrictions
Executives are not permitted to engage in activities which would enable them to improperly profit from changes in our stock price or reduce their economic exposure to a decrease in our stock price. Prohibited activities include "puts", "collars", equity swaps, hedges, derivative transactions and any transaction aimed at limiting an executive's exposure to a loss or risk of loss in the value of the Magna securities which he holds.
Automatic Securities Disposition Plans
Executives are permitted to enter into automatic securities disposition plans ("ASDPs"), which are also known as Rule 10b5-1 Plans. Such plans allow executives to establish a plan for the sale of Common Shares held by the executive and exercise of stock options granted to them, subject to meeting all legal requirements applicable to such plans. Among other things, an executive may only enter into, modify or terminate a plan while he or she is not under a trading blackout or otherwise in possession of material undisclosed information. None of the NEOs had an ASDP in place during 2019.

Business of the Meeting        49

4. Benefits
Benefits provided to NEOs are the same as those provided to other employees in the same country, with a few exceptions discussed below. As discussed earlier, Magna does not provide a defined benefit pension plan or other retirement benefits to NEOs, consistent with our compensation approach to employees generally.
Medical, Dental and Disability Benefits	NEOs receive the same medical, dental and disability benefits as other employees in the same country.
CEO and CFO Life Insurance Premiums Are Reimbursed
NEOs other than Donald Walker and Vincent Galifi receive the same insurance benefits as those available to other employees in the same country. In addition to these standard insurance benefits, we reimbursed life insurance premiums on insurance policies for Donald Walker and Vincent Galifi. During 2019, the premiums reimbursed were as follows:
■ Donald J. Walker: $128,000(1)
■ Vincent J. Galifi: $46,000(1)

Note:
1. Converted from C$ at the BoC exchange rate on December 31, 2019.
Life insurance premium reimbursements are not grossed-up for income tax.
"Perks" are Limited
We provide limited "perks" to NEOs consisting of occasional access to corporate aircraft for personal use and access to corporate facilities, in each case when not required for business purposes and subject to reimbursement as discussed below.
Occasional Personal Use of Corporate Aircraft Is Subject to Partial Reimbursement
NEOs are permitted occasional access to corporate aircraft for personal use, in accordance with policies approved by the CGCNC. Any personal use must be reimbursed at 150% of an equivalent business class airfare for the same route. However, the difference between the "aggregate variable operating cost" of the personal flight and the amount reimbursed by the executive is treated as a "perk" and is disclosed in the Summary Compensation Table under "All Other Compensation".

We add together all variable costs for operating the aircraft for a fiscal year, including fuel, maintenance, customs charges, landing and handling fees, data and communications charges and any other similar costs and divide that total by the number of hours flown during the year to calculate a cost per flight hour. The cost per flight hour multiplied by the flight hours for a personal flight, minus the amount reimbursed by the executive, is the value of the "perk".
Other Perks
NEOs are entitled to access the Magna Golf Club adjacent to the company's head office for business purposes. Applicable charges relating to personal use are paid for by the executive at the club's regular rates.

50       Business of the Meeting

Executive Equity Ownership
Executive Management Securities Maintenance Requirements
Each NEO is subject to a securities maintenance requirement set forth in his employment contract. If an NEO falls below the securities maintenance requirement, his bonus would be withheld until he demonstrates compliance with the requirement.

NAME	EQUITY MAINTENANCE REQUIREMENT ($)	NO. OF SHARES AND RSUS HELD AS OF 12/31/19 (#)	12/31/19 VALUE OF SHARES AND RSUS ($)

Donald J. Walker	10,000,000	1,765,375	96,813,000

Vincent J. Galifi	4,000,000	790,512	43,352,000

Tommy J. Skudutis	4,000,000	150,211	8,238,000

Seetarama S. Kotagiri	2,000,000	93,781	5,143,000

James J. Tobin	1,250,000	48,872	2,680,000

Termination/ Severance
Termination/ Severance Payments are Limited to a Maximum of 24 Months Compensation
NEO's are typically entitled to 12 months' severance pay, plus one additional month of severance pay for each year employed by Magna (including any subsidiaries), to a maximum of 24 months' severance (the "Notice Period") in the event of termination without cause. Based on their years of service to Magna, NEOs' severance periods are as follows:

NAME	TENURE WITH MAGNA (YEARS)	SEVERANCE ENTITLEMENT (# MONTHS)

Donald J. Walker	30+	24

Vincent J. Galifi	30+	24

Tommy J. Skudutis	28+	24

Seetarama S. Kotagiri	19+	18

James J. Tobin	17+	24

Severance payments are based on the average of an NEO's base salary and STIs for the 12 fiscal quarters prior to the termination.

A summary showing the treatment of each compensation element in different termination scenarios is set forth below under "Summary of Treatment of Compensation on Resignation, Retirement, Termination or Change in Control".

Business of the Meeting        51

Change in Control Protections
Double-Trigger
We maintain "double trigger" change in control protection for the NEOs; however, such protection does not provide any enhanced severance. The primary benefit is the acceleration of any unvested stock options in the event that a change in control is followed by termination of employment or constructive dismissal for "good reason". In a change in control scenario, treatment of outstanding stock options will need to be addressed by the CGCNC. Depending on the nature of the acquiror, outstanding options could become exercisable into equity of the acquiror. However, outstanding options could also be accelerated, in which case there would be no incremental benefit to the executive of his change in control protection.
The definition of "good reason" for purposes of the change in control protection applies only in the event of the following:
■ a material reduction in the executive's position, duties, authority or responsibilities;
■ Magna requiring the executive to work at a location which is more than 100 kms from where he is based at the time of the change in control; or
■ any other action which would constitute constructive dismissal at law.

52       Business of the Meeting

Summary of Treatment of Compensation on Resignation, Retirement, Termination, or Change in Control

Element of Compensation	Resignation	Retirement	Termination – Cause	Termination – No Cause	Termination Without Cause on Change in Control

Base Salary	Pro-rated to effective date	Pro-rated to effective date	Pro-rated to effective date	Average of compensation excluding LTIs for the	Average of compensation excluding LTIs for the

Annual Bonus – Cash	Pro-rated to effective date	Pro-rated to effective date	Pro-rated to effective date	last 12 fiscal quarters paid out over severance period (up to 24 months) as salary continuation (bi-weekly) or lump-sum.	last 12 fiscal quarters paid out over severance period (up to 24 months) as salary continuation (bi-weekly) or lump-sum.

ROIC PSUs and rTSR PSUs	PSUs granted in year of resignation are redeemed on regular payout date, subject to payout conditions established at time of grant (0% to 200%) and pro ration to reflect the proportion of the year worked.	PSUs granted in year of retirement are redeemed on regular payout date, subject to payout conditions established at time of grant (0% to 200%).	Forfeiture of unredeemed PSUs	PSUs granted in year of termination are redeemed on regular payout date, subject to payout conditions established at time of grant (0% to 200%) and pro ration to reflect the proportion of the year worked.	PSUs granted in year of termination are redeemed on regular payout date, subject to payout conditions established at time of grant (0% to 200%) and pro ration to reflect the proportion of the year worked.

Stock Options	Unvested and unexercised options expire on earlier of option expiry date and three months after effective date of resignation.	Unvested and unexercised options expire on earlier of option expiry date and three years after effective date of retirement. Option expiry is not accelerated where NEO has been designated to be a "Good Leaver".(1)	All unexercised options are cancelled on effective date of termination.	Unvested and unexercised options expire on earlier of option expiry date and three months after effective date of termination.	Vested options can be exercised until earlier of option expiry date and 12 months after Notice Period (as defined above). Unvested options accelerate and can be exercised until same date.

Benefits & Perks	None	None	None	None	None

Pension	None	None	None	None	None

Note:

1.
"Good Leaver" applies where an applicable retiring NEO does not receive severance and enters into a retirement agreement approved by the Board which establishes a reasonable notice period prior to the NEO's retirement date, outlines his transitional responsibilities and reaffirms his non-competition and non-solicitation obligations. Currently, Good Leaver treatment has been offered solely to the Chief Executive Officer, Chief Financial Officer and Chief Operating Officer.

Business of the Meeting        53

Summary of Incremental Severance, Termination and Change in Control Payments	The table below shows the value of the estimated incremental payments or benefits that would accrue to each NEO upon termination of his or her employment following resignation, normal retirement, termination without cause, termination with cause and termination without cause on change in control. For stock options, the values shown represent the in-the-money value of any grants the vesting of which would accelerate as a result of each termination circumstance below.

	Resignation	Retirement	Termination – Cause	Termination Without Cause ($)	Termination Without Cause on Change in Control ($)

Donald J. Walker
Severance	NIL	NIL	NIL	14,983,000	14,983,000
ROIC PSUs	NIL	NIL	NIL	NIL	NIL
rTSR PSUs	NIL	NIL	NIL	NIL	NIL
Stock Options	NIL	NIL	NIL	NIL	2,953,000
Benefits & Perks	NIL	NIL	NIL	NIL	NIL
Pension	NIL	NIL	NIL	NIL	NIL

Total					17,936,000

Vincent J. Galifi
Severance	NIL	NIL	NIL	7,251,000	7,251,000
ROIC PSUs	NIL	NIL	NIL	NIL	NIL
rTSR PSUs	NIL	NIL	NIL	NIL	NIL
Stock Options	NIL	NIL	NIL	NIL	1,160,000
Benefits & Perks	NIL	NIL	NIL	NIL	NIL
Pension	NIL	NIL	NIL	NIL	NIL

Total					8,411,000

Tommy J. Skudutis
Severance	NIL	NIL	NIL	8,228,000	8,228,000
ROIC PSUs	NIL	NIL	NIL	NIL	NIL
rTSR PSUs	NIL	NIL	NIL	NIL	NIL
Stock Options	NIL	NIL	NIL	NIL	251,000
Benefits & Perks	NIL	NIL	NIL	NIL	NIL
Pension	NIL	NIL	NIL	NIL	NIL

Total					8,479,000

Seetarama S. Kotagiri
Severance	NIL	NIL	NIL	2,801,000	2,801,000
ROIC PSUs	NIL	NIL	NIL	NIL	NIL
rTSR PSUs	NIL	NIL	NIL	NIL	NIL
Stock Options	NIL	NIL	NIL	NIL	237,000
Benefits & Perks	NIL	NIL	NIL	NIL	NIL
Pension	NIL	NIL	NIL	NIL	NIL

Total					3,038,000

James J. Tobin
Severance	NIL	NIL	NIL	3,923,000	3,923,000
ROIC PSUs	NIL	NIL	NIL	NIL	NIL
rTSR PSUs	NIL	NIL	NIL	NIL	NIL
Stock Options	NIL	NIL	NIL	NIL	103,000
Benefits & Perks	NIL	NIL	NIL	NIL	NIL
Pension	NIL	NIL	NIL	NIL	NIL

Total					4,026,000

Note:

1. Represents the in-the-money value of options, the vesting of which is accelerated in case of a change in control followed by an act of "good reason" resulting in a "double-trigger change" in control, using the closing price of Magna Common Shares on the TSX on December 31, 2019, converted at the BoC exchange rate on such date for options denominated in C$.

54       Business of the Meeting

D. Compensation Risk Management

Overall Level of Compensation Risk is Reasonable in Light of Nature of Magna's Business and Industry
The CGCNC has considered whether Magna's executive compensation system may encourage excessive risk taking. The CGCNC concluded that the potential risks created by any particular element of the system are appropriately mitigated by other elements and that the overall level of risk is reasonable in light of the nature of Magna's business and the automotive industry. In reaching this conclusion, the CGCNC considered the methods described below which are employed to help establish an appropriate balance between risk and reward, as well as to encourage responsible decision-making:

■     Board/CGCNC oversight of executive compensation generally;
 ■     independent advice and recommendations on compensation matters provided by compensation consultants and legal advisors directly selected and retained by the CGCNC;
 ■     Board/CGCNC discretion to determine target total compensation and adjust profit-sharing percentages on notice or in case of M&A transactions;
■     complete Board/CGCNC discretion over LTI structure;
 ■     mix of compensation vehicles and metrics;
 ■     links between executive compensation and consequences of management decision-making, including due to dollar-for-dollar impact of impairments and restructuring charges on profit-sharing pool;
 ■     performance conditioning of PSUs and 200% cap on the maximum number of PSUs which can be realized;
■     compensation clawback in the event of a financial restatement (excluding a restatement resulting from retroactive application of a change to GAAP);
 ■     forfeiture risk applicable to PSUs, stock options and unreleased restricted shares in certain circumstances;
 ■     significant levels of personal wealth "at risk" due to equity maintenance requirements;
 ■     post-retirement holdback of option shares resulting from option exercise occurring within one-year prior to retirement; and
■ anti-hedging restrictions.

Business of the Meeting        55

Summary Compensation Table

The following table sets forth a summary of all compensation earned in respect of 2019, 2018 and 2017 by the individuals who were our Named Executive Officers in respect of 2019. All amounts are presented in U.S. dollars and any applicable amounts in other currencies have been converted to U.S. dollars.

					NON-EQUITY INCENTIVE PLAN COMPENSATION ($)

NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)	SHARE-BASED AWARDS(1) ($)	OPTION-BASED AWARDS(2) ($)	ANNUAL(3) ($)	LONG- TERM ($)	PENSION VALUE ($)	ALL OTHER COMPENSATION ($)	TOTAL COMPENSATION ($)

Donald J. Walker	2019	325,000	7,140,000	4,760,000	5,795,000	NIL	NIL	186,000(4)	18,206,000
Chief Executive Officer	2018	325,000	7,140,000	4,760,000	7,727,000	NIL	NIL	121,000(4)	20,073,000
	2017	325,000	7,140,000	4,760,000	7,978,000	NIL	NIL	155,000(4)	20,358,000

Vincent J. Galifi	2019	325,000	2,732,000	1,760,000	2,462,000	NIL	NIL	46,000(5)	7,325,000
Executive Vice-President	2018	325,000	2,898,000	1,932,000	3,660,000	NIL	NIL	44,000(5)	8,859,000
and Chief Financial Officer	2017	325,000	2,898,000	1,932,000	3,779,000	NIL	NIL	64,000(5)	8,998,000

Tommy J. Skudutis	2019	325,000	2,732,000	1,760,000	2,462,000	NIL	NIL	NIL	7,279,000
Chief Operating Officer	2018	325,000	3,464,000	350,000	4,409,000	NIL	NIL	25,000(6)	8,573,000
	2017	325,000	3,522,000	350,000	4,496,000	NIL	NIL	18,000(6)	8,711,000

Seetarama S. Kotagiri	2019	325,000	1,245,000	830,000	1,235,000	NIL	NIL	31,000(7)	3,666,000
President and	2018	325,000	1,745,000	830,000	2,098,000	NIL	NIL	NIL	4,998,000
President, Power & Vision	2017	325,000	1,281,000	374,000	1,294,000	NIL	NIL	NIL	3,274,000

James J. Tobin	2019	325,000	996,000	664,000	943,000	NIL	NIL	NIL	2,928,000
Chief Marketing Officer	2018	325,000	996,000	664,000	1,220,000	NIL	NIL	NIL	3,205,000
and President, Magna Asia	2017	325,000	1,354,000	170,000	1,648,000	NIL	NIL	NIL	3,497,000

Notes:

1.
Amounts disclosed in this column represent the grant value (at target) of PSUs and, where applicable, the grant date fair value of annual profit sharing bonuses deferred in the form of RSUs.

2.
Amounts disclosed in this column represent the compensation value intended to be conferred by the Board in the form of the stock options. In valuing such options, the CGCNC initially made reference to the value of a time-vested stock option determined using the Black-Scholes option pricing model, as set forth in the table below. Where the inputs and assumptions used in the Black-Scholes option pricing model would have resulted in a value below 20% of the option exercise price, which the CGCNC deemed to be unreasonably low, the CGCNC imposed a "floor" value of 20% of the exercise price.

The Black-Scholes option pricing model requires the input of a number of assumptions, including expected dividend yields, expected stock price volatility, expected time until exercise and risk-free interest rates. Although the assumptions used reflect our best estimates, they involve inherent uncertainties based on market conditions generally outside Magna's control. If other assumptions are used, the stock option value disclosed could be significantly impacted.

The weighted average assumptions used in measuring the Black-Scholes fair value and "floor value" of stock options applicable to 2019, 2018 and 2017 NEO compensation are as follows:

	FEBRUARY 25, 2019(a)	MAY 14, 2018(b)	MARCH 19, 2018(c)	AUGUST 14, 2017(d)	MARCH 8, 2017(e)

Risk-free interest rate	2.51%	2.61%	2.62%	1.74%	2.02%

Expected dividend yield	2.00%	2.00%	2.00%	2.00%	2.00%

Expected volatility (rounded)	27%	26%	25%	25%	26%

Expected time until exercise	4.5 years	4.5 years	4.5 years	4.5 years	4.5 years

Grant Date Fair Value per option (Black-Scholes)	$11.63	$13.13	$11.20	$8.53	$8.35

"Floor Value"	—	—	—	$9.12	$8.55

  a.
  Options granted to all NEOs in respect of 2019 compensation and Mr. Skudutis in respect of 2018 compensation.
  b.
  Options granted to S. Kotagiri and J. Tobin (in respect of 2018 compensation).
  c.
  Options granted to D. Walker, V. Galifi, S. Kotagiri (all in respect of 2018 compensation) and T. Skudutis and J. Tobin (in respect of 2017 compensation).
  d.
  Options granted to S. Kotagiri (in respect of 2017 compensation).
  e.
  Options granted to D. Walker and V. Galifi (in respect of 2017 compensation).

56       Business of the Meeting

3.
Amounts disclosed in this column represent annual profit sharing bonuses paid in cash.

4.
Amounts disclosed in this column consist of:

DESCRIPTION	2019 ($)	2018 ($)	2017 ($)

Amounts reimbursed by Magna in respect of premiums paid by Mr. Walker on a life insurance policy	128,000	121,000	132,000

Personal use of corporate aircraft	58,000	32,000	NIL

Total	186,000	121,000	155,000

5.
Amounts disclosed in this column consist of:

DESCRIPTION	2019 ($)	2018 ($)	2017 ($)

Amounts reimbursed by Magna in respect of premiums paid by Mr. Galifi on a life insurance policy	46,000	44,000	48,000

Personal use of corporate aircraft	NIL	16,000	NIL

Total	46,000	44,000	64,000

6.
Amounts disclosed in this column consist of:

DESCRIPTION	2019 ($)	2018 ($)	2017 ($)

Personal use of corporate aircraft	NIL	25,000	18,000

7.
Amounts disclosed in this column consist of:

DESCRIPTION	2019 ($)	2018 ($)	2017 ($)

Personal use of corporate aircraft	31,000	NIL	NIL

Magna's Total Shareholder Return Performance

The graph below shows the five-year total return of Magna Common Shares on the TSX and NYSE as compared to the S&P/TSX and S&P500 composite indices, respectively, assuming investment of C$100 and $100 on December 31, 2014 and reinvestment of dividends.

FISCAL YEARS	DECEMBER 31, 2014	DECEMBER 31, 2015	DECEMBER 31, 2016	DECEMBER 31, 2017	DECEMBER 31, 2018	DECEMBER 31, 2019

Magna Common Shares (TSX)	C$100.00	C$90.90	C$96.76	C$121.00	C$107.77	C$127.57

S&P/TSX Total Return	C$100.00	C$91.68	C$111.01	C$121.11	C$110.34	C$135.59

Magna Common Shares (NYSE)	$100.00	$75.93	$83.24	$111.23	$91.35	$113.55

S&P500 Total Return	$100.00	$101.38	$113.51	$138.29	$132.23	$173.86

CEO Compensation (indexed)	100.00	97.91	101.81	96.01	94.67	85.59

If a shareholder had invested C$100 in Magna Common Shares on the TSX on December 31, 2014, the cumulative value of that investment would have been over 27% higher by December 31, 2019. In the case of an investment of $100 in Magna Common Shares on the NYSE on the same date, the total cumulative value of that investment would have been around 13% higher by December 31, 2019. If Mr. Walker's total compensation (proxy reported) was similarly indexed, it would have been over 14% lower as of December 31, 2019 compared to December 31, 2014.

Business of the Meeting        57

Incentive Plans and Awards

Stock Option Plans	Stock option grants are made under the 2009 Plan, which was approved by shareholders on May 6, 2010 and is administered by the CGCNC.
Eligible Participants Under 2009 Plan
Under the 2009 Plan, stock options may be granted to employees of and consultants to Magna and its subsidiaries. The CGCNC does not foresee options being granted to consultants, except in limited circumstances such as where an individual performs services for Magna through a consulting arrangement for tax or other similar reasons. No options were granted to consultants in 2019 or to date in 2020.
2009 Plan Limits	The maximum number of Common Shares:
■ issued to Magna "insiders" within any one-year period; and
■ issuable to Magna insiders at any time,
under the option plans and any other security-based compensation arrangements (as defined in the TSX Company Manual) cannot exceed 10% of our total issued and outstanding Common Shares, respectively.
Option Exercise Prices are at or Above Market Price on Date of Grant
Exercise prices are determined at the time of grant, but cannot be less than the closing price of a Common Share on the TSX (for options denominated in Canadian dollars) or NYSE (for options denominated in U.S. dollars) on the trading day immediately prior to the date of grant.
3-Year Option Vesting; 7-Year Option Life
Time-vested options granted under the 2009 Plan vest in equal proportions on each of the first three anniversaries of the grant date, unless otherwise determined by the CGCNC. Subject to accelerated expiry of time-vested options in certain circumstances, options granted under the 2009 Plan expire seven years after grant, unless otherwise determined by the CGCNC. On cancellation or surrender of options under the 2009 Plan, the underlying shares are added back to the number of Common Shares reserved for issuance and are available for re-grant.
Amending the 2009 Plan	The 2009 Plan gives the Board the power to amend the plan, except for the following types of amendments which require shareholder approval:
■ increases to the number of shares reserved for issuance under the plan (excluding an equitable increase in connection with certain capital reorganizations);
■ a reduction in the exercise price of an option;
■ an extension of an option term (excluding certain limited extensions to allow the exercise of options which expire during or within two business days after the end of a trading blackout);
■ an increase in the 10% limit on option shares issuable to insiders, as described above; and
■ amendment of the amending provision of the plan.
There were no amendments to the 2009 Plan during 2019.

58       Business of the Meeting

Copies of Option Plan on Magna.com	The full text of the amended and restated 2009 Plan is available on our website (www.magna.com).
Equity Compensation Plan Information	As of December 31, 2019 and the Record Date, compensation plans under which our Common Shares are authorized for issuance are as follows:

PLAN CATEGORY	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS		WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS		NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS

	12/31/2019 (#)	RECORD DATE (#)	12/31/2019 ($)	RECORD DATE ($)	12/31/2019 (#)	RECORD DATE (#)

Equity compensation plans approved by securityholders:
2009 Plan	8,361,751	9,722,110	49.10	49.51	4,772,379	3,378,095

Option Burn-Rate, Dilution and Overhang	Taking into account the 1,665,353 options granted in calendar 2019, Magna's burn-rate option dilution and overhang were as follows as of December 31, 2019:

Notes:
1. Represents stock options granted in calendar 2019, expressed as a proportion of the number of Magna Common Shares which were outstanding as of December 31, 2019.
2. Represents all stock options previously granted but not exercised as of December 31, 2019, expressed as a proportion of the number of Magna Common Shares which were outstanding as of such date.

3. Represents all stock options available for grant and all stock options previously granted but not exercised as of December 31, 2019, expressed as a proportion of the number of Magna Common Shares which were outstanding as of such date.

Business of the Meeting        59

Outstanding Option and Share-Based Awards	Outstanding option-based awards for each of our Named Executive Officers as of December 31, 2019 were as follows:

	OPTION-BASED AWARDS				SHARE-BASED AWARDS

	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS(1) (#)	OPTION EXERCISE PRICE	OPTION EXPIRATION DATE (MM/DD/YY)	VALUE OF UNEXERCISED IN-THE- MONEY OPTIONS(2) ($)	NUMBER OF SHARE-BASED AWARDS THAT HAVE NOT VESTED(3) (#)	MARKET OR PAYOUT VALUE OF SHARE-BASED AWARDS THAT HAVE NOT VESTED(3) ($)	MARKET OR PAYOUT VALUE OF VESTED SHARE-BASED AWARDS NOT PAID OUT OR DISTRIBUTED ($)(4)

Donald J. Walker	264,000	C$53.35	03/04/21	3,627,000	429,353	23,546,000	NIL
	320,414	$54.53	02/25/22	99,000
	417,878	$38.23	02/28/23	6,941,000
	137,979	$43.05	02/26/24	1,627,000
	556,725	$42.73	03/07/24	6,742,000
	425,000	$55.64	03/18/25	NIL
	409,286	$54.44	02/24/26	164,000

Total	2,531,282			19,200,000

Vincent J. Galifi	112,782	$54.53	02/25/22	35,000	169,273	9,283,000	NIL
	144,186	$38.23	02/28/23	2,395,000
	47,619	$43.05	02/26/24	561,000
	225,964	$42.73	03/07/24	2,736,000
	176,562	$55.64	03/18/25	NIL
	151,333	$54.44	02/24/26	61,000

Total	858,446			5,788,000

Tommy J. Skudutis	101,270	$54.53	02/25/22	31,000	72,503	3,976,000	6,082,000
	45,296	$43.05	02/26/24	534,000
	31,250	$55.64	03/18/25	NIL
	181,428	$54.44	02/24/26	73,000

Total	359,244			638,000

Seetarama S. Kotagiri	24,500	$48.05	03/04/21	166,000	74,099	4,064,000	2,135,000
	37,888	$54.53	02/25/22	12,000
	61,047	$38.23	02/28/23	1,014,000
	20,906	$43.05	02/26/24	246,000
	41,008	$45.62	08/13/24	378,000
	62,144	$55.64	03/18/25	NIL
	11,424	$63.17	05/13/25	NIL
	71,367	$54.44	02/24/26	29,000

Total	330,284			1,845,000

James J. Tobin	40,000	$48.05	03/04/21	272,000	42,620	2,337,000	NIL
	45,846	$54.53	02/25/22	14,000
	61,773	$38.23	02/28/23	1,026,000
	20,441	$43.05	02/26/24	241,000
	15,179	$55.64	03/18/25	NIL
	50,571	$63.17	03/13/25	NIL
	57,094	$54.44	02/24/26	23,000

Total	290,904			1,576,000

Notes:

1.
Includes both vested and unvested options.

2.
Determined using the closing price of Magna Common Shares on the TSX on December 31, 2019 and the BoC exchange rate on such date for options denominated in C$. Value shown reflects in-the-money value of all options, whether or not exercisable as of December 31, 2019.

3.
Represents ROIC PSUs and rTSR PSUs, at target.

4.
Represents the market value of previously granted, unreleased restricted shares and any RSUs which had not been redeemed as at December 31, 2019. The value shown was determined using the closing price of Magna Common Shares on the NYSE on December 31, 2019.

60       Business of the Meeting

Incentive Plan Awards – Value Vested During the Year	The values of option-based and share-based awards which vested, and non-equity incentive plan compensation earned, during the year ended December 31, 2019, are set forth below:

NAME	OPTION-BASED AWARDS – VALUE VESTED DURING THE YEAR(1) ($)	SHARE-BASED AWARDS – VALUE VESTED DURING THE YEAR(2) ($)	NON-EQUITY INCENTIVE PLAN COMPENSATION – VALUE EARNED DURING THE YEAR(3) ($)

Donald J. Walker	4,834,000	3,516,000	5,795,000

Vincent J. Galifi	1,750,000	1,213,000	2,462,000

Tommy J. Skudutis	1,140,000	1,154,000	2,462,000

Seetarama S. Kotagiri	536,000	533,000	1,235,000

James J. Tobin	515,000	521,000	943,000

Notes:

1.
Represents the vesting date value of previouly granted stock options which vested during 2019 and assumes that any such options which were in-the-money were exercised on the vesting date.

2.
Represents the vesting date value of 2016 ROIC PSUs and 2016 TSR PSUs, together with dividends thereon, as of February 21, 2019.

3.
Represents the value of profit sharing bonuses paid in cash in respect of 2019.

2017 PSU Awards – Performance and Payout

LTIs awarded to NEOs in respect of 2017 consisted of ROIC PSUs (40%), rTSR PSUs (20%) and stock options (40%). The ROIC PSUs and rTSR PSUs, which covered a performance period from January 1, 2017 to December 31, 2019, vested on February 20, 2020, following review by the CGCNC and Board approval of the payouts.

The 2017 ROIC PSU payout was at the 106% level on a payout scale of 0% to 200%, as follows:

	2017	2018	2019

ROIC Performance	16.1%	14.5%	12.0%

Payout Level	136%	100%	82%

3-yr Avg. Payout		106%

The 2017 rTSR PSU payout was at the 190% level on a payout scale of 0% to 200%, based on a TSR rank of fifth out of 16, which placed Magna at the 80th percentile of the rTSR peer group, as follows:

rTSR PEER	TSR (%)	RANK	rTSR PEER	TSR (%)	RANK

Martinrea International Inc.	68.0	1	Lear Corporation	7.0	9

Gentex Corp.	53.6	2	Dana Incorporated	0.8	10

S&P500	50.1	3	Continental/Faurecia/Valeo	-1.4	11

FiatChrysler/Ford/GM	34.4	4	Linamar Corporation	-16.5	12

Magna	32.2	5	American Axle Mfg. Holdings	-42.6	13

Autoliv, Inc.	15.4	6	Adient plc	-59.3	14

BorgWarner Inc.	15.1	7	Delphi Technologies plc	-62.5	15

Visteon Corporation	10.0	8	Tenneco Inc.	-77.8	16

As a result of the foregoing, the number of 2017 ROIC PSUs and 2017 rTSR PSUs realized by each NEO effective February 21, 2019, was as follows:

NAME	ROIC PSUS AT TARGET (#)	ROIC PSUS REALIZED (#)	rTSR PSUS AT TARGET (#)	rTSR PSUS REALIZED (#)

Donald J. Walker	108,378	114,880	54,189	102,959

Vincent J. Galifi	43,989	46,628	21,994	41,788

Tommy J. Skudutis	7,969	8,447	3,985	7,571

Seetarama S. Kotagiri	12,386	13,129	6,192	11,764

James J. Tobin	3,871	4,103	1,935	3,676

Business of the Meeting        61

Corporate Governance At Magna

Magna believes that strong corporate governance practices are essential to fostering stakeholder trust and confidence, management accountability and long-term shareholder value. This commitment to sound and effective governance starts with a diverse, experienced and highly-skilled Board that:

  ■
  is informed, active and engaged;

  ■
  functions independently of Management;

  ■
  embraces evaluation and continuous development;

  ■
  values transparency and is accountable to stakeholders; and

  ■
  fosters a culture of integrity and ethical conduct.

The manner in which these important characteristics support the Board in fulfilling its stewardship role are detailed in this section. Details about our Nominees for election at the Meeting, including their biographies, skills and experience, tenure and compensation can be found in the "Business of the Meeting – Election of Directors" section of this Circular.

Our approach to corporate governance is set forth in our Board Charter, which is available on our website (www.magna.com) and has been filed on SEDAR (www.sedar.com). The Board Charter is reviewed at least annually and updated as needed to reflect evolving best practices in corporate governance.

CORPORATE GOVERNANCE OVERVIEW

Active Board engagement in, and approval of strategy	✓	Annual director election; no slate ballots	✓

Broad oversight of risk	✓	Majority voting policy and prompt disclosure of vote results	✓

Strong oversight of management succession planning	✓	Advance Notice By-Law	✓

Active shareholder engagement	✓	Independent Board Chair	✓

Commitment to culture of ethics and compliance	✓	100% of Board Committee members are independent	✓

Diverse range of Nominee skills, expertise and backgrounds	✓	Committees with full authority to retain independent advisors	✓

Diversity statement in Board Charter	✓	Director orientation and continuing education	✓

Director tenure guideline	✓	Rigorous annual Board/Director effectiveness evaluation	✓

Limitation on director interlocks	✓	Equity maintenance requirement and mandatory deferral of director fees until retirement creates alignment with shareholders	✓

Annual Say on Pay vote	✓	Anti-hedging restrictions for directors, officers and employees	✓

62       Corporate Governance

Governance Environment

Regulation

Magna's Common Shares are listed on the TSX (stock symbol: MG) and the NYSE (stock symbol: MGA). In addition to being subject to regulation by these stock exchanges, we are subject to securities and corporate governance regulation by the Canadian Securities Administrators ("CSA"), including the Ontario Securities Commission, which is Magna's primary securities regulator. Magna is also regulated by the United States Securities and Exchange Commission ("SEC") as a "foreign private issuer".

We meet or exceed all of the guidelines established by the CSA in National Policy 58-201 – Corporate Governance Guidelines. Additionally, although we are not required to comply with most of NYSE's Corporate Governance Standards, our practices meet or exceed them in all material respects. Any differences between our governance practices and NYSE's Corporate Governance Standards are discussed in the "Statement of Significant Governance Differences (NYSE)" which can be found on our website (www.magna.com).

Best Practices

Magna also monitors the voting policies, corporate governance guidelines and recommended best practices of our largest institutional shareholders, shareholder representative organizations, such as the Canadian Coalition for Good Governance, as well as proxy advisory firms, such as Institutional Shareholder Services and Glass Lewis & Co.

Governance Framework

The diagram below summarizes our governance structure, with key elements described in the sections which follow.

Corporate Governance        63

About the Board

Board Size and Term

Our articles of incorporation permit a Board size of between five and fifteen directors, with the exact number to be determined by the Board. Over the last ten years, our Board has ranged between nine and twelve directors, with an average of ten. For 2020, twelve nominees have been put forward for election by shareholders. The Board believes that this is an appropriate number of nominees in light of the scale and complexity of Magna's business and the markets in which we operate, as well as the range of skills needed to effectively oversee the company's strategy and risks, provide strategic guidance and advice to Executive Management, staff Board Committees and address planned director retirements effectively. Each director is elected for a one-year term expiring at our next annual meeting of shareholders.

Minimum Qualifications for Service as a Director of Magna

In addition to the minimum qualifications specified in the OBCA, our Board Charter requires that each director possess the following attributes:

  ■
  personal and professional integrity;
  ■
  significant achievement in his or her field;
  ■
  experience and expertise relevant to our business;
  ■
  a reputation for sound and mature business judgment;
  ■
  the commitment and ability to devote the necessary time and effort in order to conduct his or her duties effectively; and
  ■
  general ability to read and understand financial statements.

Beyond the above minimum qualifications for service, we expect all of our directors to attend all Board and Committee meetings. However, we recognize that scheduling conflicts are unavoidable from time to time, particularly in the case of meetings which are called on short notice. Accordingly, directors are subject to a minimum attendance requirement of 75% for all regularly scheduled Board and Committee meetings, except where an absence is due to a medical or other valid reason.

In order to be able to devote the necessary time and effort to the activities of the Board and its committees, directors serving on the Board may not sit on a total of more than four public company boards (including ours) without the prior approval of the CGCNC. A director on our Board who serves as a chief executive officer (or equivalent position) of another public company, may not serve on the board of any other public company other than the company of which he or she is a chief executive officer, while he or she serves on our Board without the prior approval of the CGCNC. Our chief executive officer is allowed to serve on the board of one other public company, but does not currently serve on any other public company boards.

Board Leadership

Our Board is led by an independent Board Chair who is annually selected by the Independent Directors from among themselves. William Young has served as our independent Chairman since May 2012.

The Board Chair's basic duties include presiding over Board meetings, including in camera sessions at each such meeting involving the Independent Directors, overseeing Board Committees and coordinating Board activities with Committee Chairs. Other duties of the Board Chair, as described in the Board Charter include:

  ■
  agenda-setting for Board meetings;
  ■
  representing the Board in discussions with third parties;
  ■
  representing the Board in discussions with Executive Management;

64       Corporate Governance

  ■
  generally ensuring that the Board functions independently of Executive Management;
  ■
  assisting in recruiting director candidates who have been identified by the CGCNC; and
  ■
  overseeing the annual evaluation process of the Board and its Committees.

The Board can delegate additional responsibilities to the Board Chair at any time. Any change to the responsibilities listed in the Board Charter must be approved by the Board.

Board Committee Structure

The Board carries out its duties in part through standing Committees. Each Independent Director is expected to serve on at least one standing Committee, but may attend the meetings of any other Committee. Committee staffing assignments are made with the aim of best matching the skills and expertise of Independent Directors to the Committee mandates in order to maximize the overall effectiveness of the Board and its Committees.

The Board currently maintains three standing committees to assist it in carrying out its duties:

  ■
  Audit Committee;
  ■
  CGCNC; and
  ■
  Technology Committee.

All of the Board Committees are staffed and chaired by Independent Directors, and operate under Committee Charters, which are available on our website (www.magna.com) and on SEDAR (www.sedar.com). Each Committee has prepared a report appearing later in this Circular, summarizing the Committee's mandate and membership, highlighting key accomplishments and identifying major areas of focus.

In addition to the Board's standing Committees, the Board may establish special committees composed entirely of Independent Directors to review and make recommendations on specific matters or transactions. There were no special committees during 2019.

Director Compensation

Compensation for our Independent Directors is structured to attract and retain skilled independent directors and align their interests with the interests of our long-term shareholders. The details of our director compensation structure and 2019 independent director compensation can be found in the "Business of the Meeting – Director Compensation" section of this Circular.

Board Independence

Shareholders are best served by a strong Board which exercises independent judgment, as well as prudent and effective oversight on behalf of shareholders. Assuming all of the Nominees listed in this Circular are elected with a majority of votes, ten out of twelve, or 83%, of the directors on our Board will be "independent". This exceeds the minimum two-thirds independence requirement contained in our Board Charter and recommended by the Canadian Coalition for Good Governance, as well as the recommendation in National Policy 58-201 that a majority of directors be independent.

Definition of Independence

A Magna director is considered to be independent only after the Board has affirmatively determined that the director has no direct or indirect material relationship which could interfere with the exercise of his or her independent judgment. This approach to determining director independence draws upon the definitions contained in Section 1.4 of National Instrument 52-110 ("NI 52-110") and Section 303A.02 of the NYSE's Corporate

Corporate Governance        65

Governance Listing Standards, as well as the specific relationships identified in those instruments as precluding a person from being determined to be an independent director.

Audit Committee members are subject to a higher standard of independence than other directors, consistent with Section 1.5 of NI 52-110. Under this standard, a person cannot be considered an independent director for purposes of Audit Committee membership if he or she is a partner, member, executive officer, managing director or person in similar position at an accounting, consulting, legal, investment banking or financial advisory services firm providing services to Magna (including any subsidiary) for consulting, advisory or other compensatory fees.

In determining whether any candidate for service on the Board is independent, information is typically compiled from a variety of sources, including: written questionnaires completed by directors/candidates; information previously provided to us by directors; our records relating to relationships with accounting, consulting, legal, investment banking or financial advisory services firms, together with information provided to us by such firms; and publicly available information. The CGCNC is provided with a summary of all such relationships (whether or not material) known by Magna based on the foregoing sources. Following the CGCNC's consideration and assessment of such information, it presents its recommendation to the Board for approval.

Additional Ways In Which Independence is Fostered

Aside from the two-thirds independence requirement, there are other ways in which Board independence is fostered, including:

  ■
  separation of the roles of Board Chair and Chief Executive Officer, together with position descriptions defining such roles;
  ■
  a requirement that the Chief Executive Officer resign from the Board when he or she retires from Management;
  ■
  the use of in camera sessions at every Board and Committee meeting;
  ■
  the right of the Board and each Committee to engage independent legal, financial and other advisors at Magna's expense;
  ■
  limitations on board interlocks;
  ■
  Board and Committee Chairs' authority over meeting agendas and attendees; and
  ■
  Independent Directors' right to discuss any matter with any employee or any advisor to the company, as well as any independent advisor retained by the Board or a Committee.

Committee Independence

The Board believes that Committee independence is critical to enabling the Board to exercise prudent and effective oversight. In addition to permitting only Independent Directors to serve on Committees, Committee independence is promoted in a number of ways, including the:

  ■
  use of in camera sessions at every Committee meeting;
  ■
  right of each Committee to retain independent advisors at Magna's expense;
  ■
  inclusion in each Committee Charter of a position description for the Committee Chair;
  ■
  Committee Chairs' authority over meeting agendas and attendees;
  ■
  Committee members' right to discuss any matter with any employee or any advisor to the company, as well as any independent advisor retained by the Board or a Committee; and
  ■
  right of any Committee member to call a Committee meeting.

66       Corporate Governance

Interlocks

Our Board Charter limits the number of boards on which our directors can serve together. There is currently one Board interlock as follows:

PUBLIC COMPANY	DIRECTOR	COMMITTEES

The Bank of Nova Scotia	Indira V. Samarasekera	Human Resources; Corporate Governance

	Scott B. Bonham	Audit & Conduct Review; Corporate Governance

The CGCNC is satisfied that the above interlock does not impair the ability of the interlocking directors to exercise independent judgement as members of the Board. None of our directors serve on any board together with a member of Magna's Management.

CEO Position Description

A position description has been developed for the Chief Executive Officer to further promote the independence of the Board and to define the limits of the Chief Executive's authority. His basic duties and responsibilities include:

  ■
  overall direction of Magna's operations, including top-level customer contact;
  ■
  development and implementation of Magna's product, geographic, customer, merger/acquisition and growth strategies;
  ■
  promotion of Magna's decentralized, entrepreneurial corporate culture, as well as its culture of integrity;
  ■
  development of Magna's management reporting structure;
  ■
  management succession planning;
  ■
  together with the CGCNC, determination of compensation for members of Corporate Management;
  ■
  human resources management;
  ■
  interaction with the Board on behalf of Management; and
  ■
  communication with key stakeholders.

Director Conflicts of Interest and Related Party Transactions

Where a director has a conflict of interest regarding any matter before the Board, the conflicted director must declare his or her interest, depart the portion of the meeting during which the matter is discussed and abstain from voting on the matter. However, the OBCA permits directors to vote on their own compensation for serving as directors.

The CGCNC is generally responsible for reviewing and making recommendations to the Board regarding related party transactions. In the case of a related party transaction which is material in value, the unconflicted members of the Board may choose to establish a special committee composed solely of Independent Directors to review and make recommendations to the Board. Related party transactions include those between Magna (including any subsidiary) and a director, officer or person owning more than 10% of our Common Shares. In reviewing and making recommendations regarding related party transactions, the CGCNC seeks to ensure that transaction terms reflect those which would typically be negotiated between arm's length parties, any value paid in the transaction represents fair market value and that the transaction is in the best interests of the company. There were no such related party transactions during 2019.

Board's Stewardship Role

The Board is responsible for the overall stewardship of Magna. To this end, the Board: supervises the management of the business and affairs of Magna in accordance with the legal requirements set out in the OBCA, as well as

Corporate Governance        67

other applicable law; and, jointly with Management, seeks to create long-term shareholder value. The Board's stewardship role, specific responsibilities, compositional requirements and various other matters are set forth in our Board Charter.

Consistent with the standard of care for directors under the OBCA, each director on the Board seeks to act honestly and in good faith with a view to the best interests of the corporation and to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. The standard of care under Ontario corporate law differs from that of some other common law jurisdictions, by requiring directors to act in the "best interests of the corporation" as opposed to the "best interests of shareholders". This distinction effectively recognizes that while individual shareholders may have conflicting interests, investment intents and investing horizons, the stewards of a corporation must act with a view to the interests of the corporation as a whole. Consistent with case law developed under the OBCA and equivalent federal and provincial corporate statutes in Canada, Magna's Board seeks to consider and balance the impact of its decisions on its affected stakeholders, including shareholders, other security holders and employees.

Primary Board Responsibilities

The Board Charter identifies the following as the Board's primary responsibilities:

  ■
  Corporate Culture and Approach to Corporate Governance: Magna maintains a unique entrepreneurial corporate culture which we believe has been critical to our past success and expect will be critical to our future success. The Board oversees Magna's culture and overall approach to corporate governance, including by determining the specific policies and practices which the Board believes to be in the best interests of the company. The Board has delegated to the CGCNC the responsibility for making recommendations with respect to corporate governance matters.

  ■
  Oversight of Executive Management: The Board appoints the Chief Executive Officer, assesses his performance, determines his compensation and provides strategic advice to him and other members of the Executive Management team. Additionally, the Board satisfies itself as to the integrity of each member of Executive Management and the creation by the Executive Management team of a culture of integrity and ethical business conduct throughout the company.

  ■
  Executive Compensation: The Board oversees our system of executive compensation by structuring incentives aimed at attracting, retaining and motivating skilled executives to responsibly achieve the long-term objectives established through the company's strategic planning process. The Board has delegated to the CGCNC the responsibility for making recommendations on executive compensation matters. The CD&A section of this Circular contains a detailed discussion of how the Board and CGCNC fulfill their responsibilities related to executive compensation decisions.

  ■
  Succession Planning: The Board satisfies itself that the company has developed appropriate succession plans identifying potential future candidates for all positions within Executive Management, management of Magna's Operating Groups and other key positions in the company. In fulfilling these responsibilities, the Board aims to satisfy itself that Magna's succession processes:
  ■
  have been structured to enable the Board to promptly address an unplanned succession event involving members of Executive Management;
  ■
  will facilitate seamless transitions of members of Executive Management and Operating Group management, as such managers retire, are promoted to new roles or leave the company; and
  ■
  include robust and effective talent management practices to identify, reward, retain, develop and promote high-performing employees.

    The Board receives regular updates on Magna's leadership development and succession planning activities, from our Chief Executive Officer and our Chief Human Resources Officer. Additionally, the Board has multiple opportunities each year to meet and engage with key managers and high-performing employees. Overall, the Board is satisfied that Magna has in place appropriate succession plans

68       Corporate Governance

    addressing key positions within the company, including the Chief Executive Officer's, as well as a leadership development system which supports the company's succession planning objectives more generally.

  ■
  Strategic Planning: The Board oversees the development and implementation of the company's long-term strategy, as well as its near-term (typically three-year) business plan. In fulfilling this responsibility, the Board meets with Executive Management and Operating Group Management in two or more dedicated sessions each year, during which the Board:
  ■
  assesses strategic priorities in light of automotive industry trends and developments;
  ■
  engages with and provides advice and guidance to, Executive Management on the company's approach to product portfolio, key customers, geographic footprint, core and emerging technologies, R&D priorities, acquisitions/divestitures, talent management and other areas of strategy;
  ■
  considers consolidated and Operating Group three-year business plans, together with sensitivity analyses of the consolidated business plan;
  ■
  evaluates short-, medium- and long-term risks that could erode the value of the company's businesses and business units, together with Management actions to mitigate such risks;
  ■
  engages in scenario planning to model the impact of events such as potential economic downturns;
  ■
  provides input on capital allocation priorities, as well as capital structure, and approves a capital expenditure budget for the year;
  ■
  approves a three-year consolidated business plan and updated strategic plan; and
  ■
  jointly identifies with Executive Management action plans to address at subsequent Board meetings any open questions/issues arising from the business planning/strategy session.

    The company's strategy is discussed in the company's Annual Information Form/Annual Report on Form 40-F filed concurrently with this Circular.

  ■
  Capital Allocation: In approving capital, the Board is focused on ensuring that the company can deliver on the Board-approved, long-term strategic priorities, while still meeting its near-term product and program commitments to customers. Updates regarding changes in capital expenditure needs from the approved budget are presented quarterly and further Board approval is required where the company's capital expenditures are forecast to exceed the Board-approved amount for that year.

  ■
  Enterprise Risk Management: The Board satisfies itself as to the existence of effective processes to identify and mitigate (to the extent practicable) Magna's principal business risks. In fulfilling its oversight responsibility, the Board satisfies itself that Management has implemented appropriate strategies to address the strategic and competitive challenges faced by the company over different time horizons, manage day-to-day operational risks, promote legal and regulatory compliance and ethical conduct, safeguard corporate assets and maintain appropriate financial and internal controls designed to protect the integrity of Magna's financial statements. The Board's approach to enterprise risk recognizes that risk and reward are "flip sides of the same coin", but that management decision-making must be infused with both an awareness and understanding of such risks, as well as a clear understanding of the limits of risk that the Board will accept.

    The Board maintains risk oversight responsibility for strategic risks and has delegated specific areas of risk oversight to its standing Committees so that the directors on such Committees can bring their

Corporate Governance        69

    particular knowledge and expertise to the risks falling within the Committee's authority. The key risks overseen by the Board and each standing Board Committee are as follows:

Board

■ Strategic risk including CEO succession, operations, capital structure and product portfolio ■ Enterprise-wide Cybersecurity and IT

Audit Committee	CGCNC	Technology Committee

■ Financial Reporting ■ Taxation ■ Material Litigation/Regulatory Risk ■ Ethics and Legal Compliance	■ Corporate Governance ■ Compensation ■ Leadership Development/Succession Planning ■ Sustainability, including health and safety and environmental compliance	■ Technology risks, including product-embedded and solution software cybersecurity risks

    Each Committee's risk mandate is described further in the Committee's Charter.

  ■
  Disclosure: We have established and maintain policies and procedures designed to ensure that material information is disclosed to stakeholders is timely, factual, accurate and in compliance with the applicable regulatory and legal requirements to which Magna is subject. We maintain a disclosure committee comprised of senior management, tasked with reviewing and approving all material information and public regulatory filings prior to such information being made public and/or filed with applicable regulatory agencies. Each Board Committee also reviews the material information relevant to its mandate to be included in regulatory filings prior to consideration and approval by the Board.

  ■
  Shareholder Engagement: Our Board recognizes that being accessible and engaging in open, regular dialogue with shareholders is a vital element of strong corporate governance. The shareholder engagement activities of the Board are discussed in greater detail later in this Corporate Governance section.

  ■
  Fundamental Corporate Actions: In addition to identifying the above responsibilities, the Board Charter helps to define the role of the Board with respect to various fundamental actions, such as financial statements, material public disclosure documents, business plans and capital expenditure budgets, material financing documents, major organizational restructurings, material acquisitions and divestitures, as well as major corporate policies. We believe that the identification and definition of Board responsibility for the foregoing items promotes Board independence.

Board Effectiveness

Recruitment and Nomination Process

The CGCNC recommends to the Board the nominees for election at each annual meeting of the company's shareholders. In carrying out this function, the CGCNC annually reviews:

  ■
  the composition of the Board relative to Magna's strategic priorities;
  ■
  feedback regarding Board composition received during the annual Board effectiveness evaluation;
  ■
  the diversity of skills, experience, perspectives and backgrounds already represented on the Board;
  ■
  planned or pending director retirements; and
  ■
  other factors.

70       Corporate Governance

It then seeks to address any potential gaps through recruitment of one or more additional directors identified with the assistance of a professional search firm. Potential candidates may also be recommended by existing directors, members of Management, external advisors, shareholders or others. The names of candidates identified by any such parties are provided to the search firm retained by the CGCNC for its recommendation as to suitability. The CGCNC will typically interview a short-list of three to five candidates for each Board seat it seeks to fill.

A detailed description of our 2020 recruitment process and subsequent nomination of the Hon. V. Peter Harder can be found in the "Business of the Meeting – Election of Directors" section of this Circular.

Diversity

We believe that shareholders benefit from a strong, independent board composed of highly-engaged directors representing a diverse range of skills, experience, perspectives and backgrounds. Rather than adopting specific diversity targets, which tend to be arbitrary, the Board has tasked the CGCNC with the responsibility of establishing director recruitment procedures that are aimed at eliciting a diverse range of candidates, without discrimination on the basis of any diversity attributes, including age, gender, cultural background, religion, physical ability and sexual orientation. The CGCNC uses a professional search firm which operates under firm instruction not to exclude any candidate on the basis of any personal characteristic or attribute which is unrelated to the individual's ability to carry out his or her duties as a director. The Board is satisfied that the above approach has been effective in achieving a diverse Board, as exemplified by the balance of female directors (33% of the Nominees), as well as the range of industries, cultural, geographic, functional and other perspectives represented by the Nominees.

Diversity within our employee population is also important to us and we strive to create an inclusive work environment throughout the company. We have taken a number of steps in this regard, including: development and implementation of a diversity awareness program; creation of a Global Diversity & Inclusion Council headed by two senior leaders; fostering the establishment of employee resource groups ("ERGs"), including a Women at Magna ERC; and establishment of strategic partnerships with a broad range of organizations dedicated to raising the profile of women in the automotive industry.

On a global basis, approximately 26% of the employees in our wholly-owned operations are women. A total of approximately 3,600 employees in our wholly-owned operations occupy key positions with around 550 of such employees, or 15%, being women. Underrepresentation of women in our workforce is most pronounced in engineering, IT, operations and product engineering career streams, a consistent trend throughout the automotive industry.

Recognizing the importance of improving gender diversity within key technical career streams, many of the organizations we have partnered with promote gender diversity in technical career streams. Our current strategic partnerships include: Build a Dream; Centre for Automotive Diversity, Inclusion & Advancement (CADIA); Catalyst; Engineers Canada; FIRST Robotics – Girls in STEM; Gartner, Inc.; her Career; Institute of Electrical and Electronic Engineers (IEEE); Inforum; KnowledgeStart; Ontario Society of Professional Engineers; Society of Automotive Engineers (SAE) International; The Art of Leadership for Women; The Knowledge Society; Women in Automotive; Women in Manufacturing; and Women's Executive Network (WXN).

The Board as a whole continues to advocate for improved gender representation and encourage Executive Management to take actions to improve gender representation in leadership positions technical/engineering career streams and other key roles within the company's workforce. In addition to their strong advocacy, the female directors of the Board have sought opportunities to mentor and share their experiences with the company's high-performing female employees.

Our approach to diversity is described in greater detail in our Sustainability Report.

Corporate Governance        71

Age and Term Limits

We have not established firm age or tenure limits for directors, which may be arbitrary. The CGCNC is committed to ensuring that Independent Directors remain active, engaged and effective participants on the Board and that they are able to function independently of Management. Decisions regarding continued service on the Board by an Independent Director are based primarily on the Board's skills needs and the Independent Director's performance, as determined through the Board's annual effectiveness evaluation, which includes peer review components. Subject to the foregoing, an Independent Director may as a general rule serve for up to twelve years.

Expected director retirement dates based on the twelve-year tenure guideline, are as follows:

Name	Retirement Year

Kurt J. Lauk	2023

William L. Young	2023

Peter G. Bowie	2024

Scott B. Bonham	2024

Indira V. Samarasekera	2026

Cynthia A. Niekamp	2026

William A. Ruh	2029

Mary S. Chan	2029

Robert F. MacLellan	2030

Lisa S. Westlake	2031

V. Peter Harder	2032

Annual Board Effectiveness Assessment

Magna maintains an annual Board effectiveness assessment process which aims to assist in the identification of short and long-term Board priorities, as well as the assessment of the overall functioning of the Board, its Committees and individual directors. The effectiveness assessment, which is overseen by the CGCNC, typically consists of the following components:

Director Orientation and Education

We are committed to ensuring that Independent Directors are provided with a comprehensive orientation aimed at providing them with a solid understanding of a broad range of topics, including:

  ■
  our business and operations;
  ■
  consolidated and Operating Group strategic and business plans;

72       Corporate Governance

  ■
  trends and risks impacting the automotive industry;
  ■
  our capital structure;
  ■
  key enterprise risks and risk mitigation policies and practices;
  ■
  our system of internal controls;
  ■
  our internal audit program;
  ■
  the external auditors' audit approach and areas of emphasis;
  ■
  our human resources policies and practices, including talent management, diversity and inclusion, as well as succession planning;
  ■
  our approach to sustainability and environmental and health/safety policies and practices;
  ■
  our Code of Conduct & Ethics, as well as our legal compliance program;
  ■
  our system of corporate governance;
  ■
  fiduciary duties and legal responsibilities applicable to directors of an Ontario corporation; and
  ■
  other matters.

We also aim to provide all directors with a continuing education program to assist them in furthering their understanding of our business and operations and the automotive industry, as well as emerging trends and issues, including in such areas as:

  ■
  corporate governance;
  ■
  risk management;
  ■
  approach to talent management;
  ■
  executive compensation;
  ■
  ethics and compliance;
  ■
  mergers and acquisitions; and
  ■
  legal/regulatory matters.

Our director education program is developed based on priorities identified by the Board and may include various elements, including: site visits to our facilities; video overviews of manufacturing facilities; guided visits to major auto shows; in-boardroom presentations by members of Management, external advisors or others; third-party led training programs; membership in organizations representing independent directors; and subscriptions to relevant periodicals or other educational resources.

Independent Directors are encouraged to participate in additional director education activities of their choosing, at our expense. We maintain Board memberships to the Institute of Corporate Directors, as well as the National Association of Corporate Directors and encourage Independent Directors to attend conferences, seminars and webinars organized by these or other organizations. Additionally, directors are routinely provided with thought leadership materials on a range of topics from a number of respected external sources, including: investor representative organizations such as the Canadian Coalition for Good Governance; various law, accounting, management consulting and executive compensation firms; automotive industry news sources; and general publications relating to public companies. Further, we regularly distribute media articles relating to Magna and the automotive industry, as well as analyst reports and updates relating to Magna, its competitors and the automotive industry.

Corporate Governance        73

Board and Committee education topics during 2019 included the following:

TOPIC	PRESENTER	ATTENDED BY

Global Economic Outlook	Chief Global Economist, Deloitte	Full Board

Operating Group Reviews	Management	Full Board

Talent Management	Management	Full Board / CGCNC

Automotive Industry Trends	Management	Full Board

Trends Impacting Magna Product Lines	Management	Full Board

Review of Capital Structure and Strategy	Citibank	Full Board

The Future of HR	Management	Full Board

Lyft Investment/Project Update	Management	Full Board / Tech Cmte

Product Warranty, Recalls & Recall Insurance	Management	Full Board

Cyber Update	Management	Full Board

Advanced Driver Assistance Systems	Management	Tech Cmte

Global Battery Market – CATL & BYD	Management	Tech Cmte

Magna Powertrain Winter Test 2019	Management	Tech Cmte

Industry 4.0 – New Industrial Revolution	Management	Tech Cmte

Achieving the Next S-Curve of Performance Through Big Data and Advanced Analytics in Manufacturing	McKinsey Consulting	Tech Cmte

Significant Accounting Policies and Critical Accounting Estimates	Management	Audit Cmte

New Lease Accounting Standard	Management	Audit Cmte

Cybersecurity	Management	Audit Cmte

Data Privacy	Management	Audit Cmte

Labour Relations Overview	Management	CGCNC

Diversity & Inclusion	Management	CGCNC

Health & Safety Incidents Review	Management	CGCNC

D&O Insurance Overview	Management	CGCNC

Shareholder Democracy and Engagement

Shareholder Democracy

Magna's approach to corporate governance reflects the following basic principles of shareholder democracy:

  ■
  One Share, One Vote: We have a single class of shares, with each share entitled to one vote.

  ■
  Majority Voting: Under applicable corporate law, shareholders can only vote "for" or "withhold" their vote for director nominees. A "withhold" vote is an abstention or non-vote instead of a vote against the nominee. As a result, a single "for" vote can result in a nominee being elected, no matter how many votes were withheld. We have adopted a majority voting policy in our Board Charter, under which we treat "withhold" votes as if they were votes against a nominee in the case of an uncontested election (i.e. one in which the number of nominees equals the number of Board positions). A nominee who is legally elected as a director but receives more "withhold" votes than "for" votes must immediately tender a resignation to the Chair of the CGCNC.

    Detailed voting results are promptly disclosed in a press release issued after each shareholder meeting, so that shareholders can easily understand the level of support for each nominee, as well as each other item of business at the meeting.

    Unless there are exceptional circumstances, the CGCNC and Board must accept the resignation, effective within no more than 90 days after the annual meeting. We will promptly disclose in a press release the determination made by the Board and, in the event they reject a resignation under the majority voting

74       Corporate Governance

    policy, we will disclose the nature of the exceptional circumstances underlying the refusal to accept the resignation.

    Where the CGCNC accepts a director's resignation under our majority voting policy, it may recommend and the Independent Directors may accept one of the following three outcomes:

    ■
    leave the resulting vacancy unfilled;
    ■
    fill the vacancy by appointing someone other than the director who resigned; or
    ■
    call a special meeting of shareholders at which a nominee other than the one who resigned will be proposed for election.

  ■
  Advance Notice By-Law: Shareholders wishing to nominate a candidate for election to our Board at an annual meeting of shareholders or any special meeting where one of the purposes of the meeting is the election of directors, may do so by complying with the advance notice provisions of our corporate By-Law. These provisions, which are intended to provide a fair and transparent process for shareholder nominations set out, among other things that timely written notice of the nomination(s) must be provided by the nominating shareholder to Magna's Corporate Secretary within the timelines, and must include the information, specified in the By-Law. The full text of our By-Law is available on our website (www.magna.com) and filed on SEDAR (www.sedar.com).

  ■
  Shareholder Proposals and Communication: Subject to meeting certain technical requirements, shareholders are entitled under applicable corporate law to put forward proposals to be voted on at a meeting of shareholders. The Board will give serious consideration to the voting results for shareholder proposals, even if they are only advisory in nature.

    Proposals of shareholders intended to be presented at our Annual Meeting of Shareholders to be held in 2021 must be received by us at our principal executive offices on or before March 8, 2021 in order to be included in our 2021 Management Information Circular/Proxy Statement.

  ■
  Corporate Transactions Involving the Issuance of 25% or More of Our Issued and Outstanding Common Shares: Corporate transactions involving the issuance of a significant proportion of Common Shares may be material and should be approved by shareholders. In the event of a transaction which would involve the issuance of 25% or more of our issued and outstanding Common Shares, we will obtain shareholder approval before proceeding with the transaction.

Shareholder Engagement

We value constructive dialogue with shareholders and potential investors and regularly engage with shareholders and shareholder representative organizations throughout the year to better understand their perspectives regarding Magna. Where possible, we consider the feedback received from such meetings in refining Magna's policies, practices and/or public disclosures.

The Board's shareholder engagement activities are led by Mr. Young, the Chairman of the Board and the CGCNC. Board-led discussions typically relate to matters such as corporate governance and executive compensation. Significant shareholder and investor outreach is also conducted by members of our Executive Management team as part of our regular investor relations activities. Feedback communicated by shareholders and investors to the Executive Management team is shared with the CGCNC on a quarterly basis and the Chairman reports to the CGCNC and the full Board on a quarterly basis regarding shareholder engagement activities conducted by him.

Corporate Governance        75

Shareholders wishing to engage with the Board may do so by contacting the Board Chair, any Committee Chair or any other Independent Director through the office of the company's Corporate Secretary, as follows:

      337 Magna Drive
      Aurora, Ontario
      Canada
      L4G 7K1
      Telephone: (905) 726-2462
      shareholderengagement@magna.com

Ethical Conduct

Ethical Business Conduct

We maintain a Code of Conduct & Ethics, which is disclosed on the corporate governance section of our website (www.magna.com) in multiple languages. The Code, which is administered and overseen by the Audit Committee, applies equally to all of our directors, officers and employees. The Code is reviewed regularly and proposed amendments must be approved by the Board. Any waivers of the Code for directors or executive officers must be approved by the Audit Committee, while waivers for other employees must be approved by our Chief Legal Officer, Corporate Secretary or Chief Human Resources Officer. No waivers of the Code were requested or granted in 2019.

We maintain an ethics and legal compliance training program ("ELC Program"), which aims to assist employees in understanding the values, standards and principles underlying the Code of Conduct & Ethics, as well as the application of such values, standards and principles to real-life situations encountered by employees in different roles. Our ELC Program, which is overseen by the Audit Committee, involves multiple elements, including both live and online training on legal compliance and ethics topics generally, as well as the application of our compliance policies and procedures to factual scenarios.

We maintain a confidential and anonymous whistle-blowing line known as the Magna Hotline, which is overseen by the Audit Committee. Stakeholders may make submissions to the Magna Hotline by phone or internet. Submissions are received and tracked by an independent third-party service provider. Non HR-related reports to the Hotline are reviewed by Magna's Internal Audit Department and, when appropriate, an investigation is conducted.

Sustainability at Magna

Our 2020 Annual Information Form/Annual Report on Form 40-F, which was filed in conjunction with this Circular, contains a Sustainability Report which aims to provide our stakeholders with a better understanding of how we approach the creation of sustainable, long-term value and our management of sustainability-related risks. The report has been structured to align with the Task Force on Climate-related Financial Disclosures (TCFD) framework, as well as the Sustainability Accounting Standards Board's (SASB) Auto Parts accounting standard, where possible. We recognize that the report may not currently provide stakeholders with all of the information sought through such frameworks; however, we intend to evolve and enhance our disclosure as our collection and validation of the applicable data improves.

76       Corporate Governance

Board Committees and Committee Reports

Committees

This Board currently maintains three standing committees to assist it in carrying out its duties:

  ■
  Audit Committee;
  ■
  CGCNC; and
  ■
  Technology Committee.

Committee Reports

A report of each standing Board Committee follows. Each report summarizes the Committee's mandate, composition and principal activities in respect of 2019 and to date in 2020. In addition, a separate CGCNC report on compensation and performance can be found on page 31 of this Circular.

Report of the Audit Committee

Mandate

The Audit Committee's primary role is to satisfy itself on behalf of shareholders that the company's financial statements are accurate in all material respects and can be relied upon by shareholders. This necessarily involves diligent oversight of the company's: system of internal controls; finance and accounting policies; internal and external audits; relationship with the independent auditor; financial risk mitigation strategies; and the integrity of its financial reports and disclosures. The Audit Committee Charter has been filed on SEDAR (www.sedar.com) and is available in the Leadership and Governance section of Magna's website (www.magna.com).

Composition

The Audit Committee Charter requires that the committee be composed of between three and five Independent Directors, each of whom is "financially literate" and at least one of whom is a "financial expert", as those terms are defined under applicable law. Audit Committee members cannot serve on the audit committees of more than three boards of public companies in total. The Audit Committee complied with these requirements throughout 2019.

MEMBERS	INDEPENDENT	FINANCIALLY LITERATE	FINANCIAL EXPERT	SERVES ON 3 OR FEWER AUDIT COMMITTEES	2019 ATTENDANCE

Robert F. MacLellan (Chairman)	✓	✓	✓	✓	100%

Peter G. Bowie	✓	✓	✓	✓	100%

Cynthia A. Niekamp	✓	✓	✓	✓	100%

Lawrence D. Worrall (until May 9, 2019)	✓	✓	✓	✓	100%

In appointing members to the Audit Committee, the Board considers the relevant expertise brought to the Audit Committee by each member, including through the financial leadership and oversight experience gained by each of them in their principal occupations and/or other boards on which they serve. There was one change to the Audit Committee's composition during 2019 – Mr. Worrall's resignation from the Audit Committee in connection with his planned retirement from the Board. Mr. MacLellan was appointed Audit Committee Chairman following Mr. Worrall's retirement.

Corporate Governance        77

2019 Accomplishments and Key Areas of Focus

Through the Audit Committee's work during 2019 and the first few months of 2020, the Audit Committee has fulfilled all of the requirements under its charter, including satisfying itself regarding the integrity of Magna's financial statements and financial reporting. Some of the specific elements of work in this regard included:

Financial Reporting and Internal Controls:

  ■
  received presentations from the company's Chief Financial Officer and other members of the Finance Department at each quarterly meeting;

  ■
  reviewed significant accounting policies and critical accounting estimates/judgements;

  ■
  satisfied itself, on behalf of shareholders, as to:

  ■
  financial statement disclosures related to the lease accounting standard (ASC 842 – Leases);

  ■
  impairments related to Magna's equity interests in certain joint ventures, as well as certain long-lived assets;

  ■
  the company's accounting for warranty costs;

  ■
  disclosure controls and procedures, as well as the effectiveness of internal controls over financial reporting; and

  ■
  approved and recommended to the Board all quarterly and annual financial statements, MD&A and earnings press releases.

Oversight of Internal Audit:

  ■
  reviewed and approved the Internal Audit work plan and budget;

  ■
  assessed the results of a third-party Quality Assurance Review of IAD;

  ■
  received quarterly updates regarding the execution of the Internal Audit work plan, as well as Management follow-up on items identified by the IAD, including through in camera sessions at each quarterly Audit Committee meeting; and

  ■
  oversaw the selection and appointment of a new Vice-President, Internal Audit.

External Audit Effectiveness:

  ■
  reviewed and approved Deloitte's integrated audit plan, preliminary and final fees, as well as scope of and fees for additional audit and all non-audit services arising through the year;

  ■
  discussed audit, accounting and internal controls matters, as well as all required communications, with Deloitte, including through in camera sessions at each quarterly Audit Committee meeting;

  ■
  assessed with Deloitte all audit risks identified as significant, as well as Deloitte's audit responses to address such risks;

  ■
  reviewed with Deloitte its integrated audit results, including with respect to:

  ■
  revenue recognition;

  ■
  significant M&A transactions (sale of Fluid Pressure & Controls group and acquisition of VIZA Geca S.A);

  ■
  impairment of Magna's equity interests in three equity-accounted joint ventures; and

  ■
  procedures related to the new lease accounting standard (ASC 842 – Leases);

  ■
  performed an annual audit effectiveness assessment of Deloitte;

78       Corporate Governance

  ■
  reviewed and discussed with Deloitte the Critical Audit Matters identified for inclusion in Deloitte's report on Magna's 2019 financial statements;

  ■
  considered the results of regulatory inspections; and

  ■
  continued to monitor the integration of audit quality indicators, as well as audit quality initiatives and developments to promote continuous audit improvement.

Ethics and Compliance:

  ■
  received updates from Magna's Chief Compliance Officer regarding the company's Ethics and Legal Compliance Program, including administration of the Code of Conduct and Ethics, compliance training initiatives and activities of the company's Compliance Council.

Whistle-Blowing:

  ■
  reviewed summaries of matters reported and investigated through Magna's Hotline; and

  ■
  satisfied itself that the Hotline provides an effective mechanism for the reporting of fraud and/or breaches of the Code of Conduct and Ethics.

Cybersecurity

  ■
  received updates regarding cybersecurity risk, including with respect to IT security initiatives incident monitoring and reporting, as well as risk mitigation.

For 2020, the Audit Committee will continue to focus on the accuracy of the company's financial statements and effectiveness of internal controls.

Committee Approval of Report

Management is responsible for the preparation and presentation of Magna's consolidated financial statements, the financial reporting process and the development and maintenance of Magna's system of internal controls. The company's external auditors are responsible for performing an independent audit on, and issuing their reports in respect of Magna's consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) ("PCAOB"), as well as the effectiveness of Magna's internal control over financial reporting, in accordance with the standards of the PCAOB. The Audit Committee monitors and oversees these processes in accordance with the Audit Committee Charter and applicable law.

Based on these reviews and discussions, including a review of Deloitte's Report on Financial Statements and Report on Internal Controls, the Audit Committee recommended to the Board and the Board approved Magna's consolidated financial statements and MD&A in respect of the fiscal year ended December 31, 2019.

The Audit Committee is satisfied that it has fulfilled the duties and responsibilities assigned to it under its charter in respect of the year ended December 31, 2019. This report is dated as of March 27, 2020 and is submitted by the Audit Committee.

Robert F. MacLellan (Chairman)	Peter G. Bowie	Cynthia A. Niekamp

Corporate Governance        79

Report of the Corporate Governance, Compensation and Nominating Committee

Mandate

The CGCNC assists the Board in fulfilling its oversight responsibilities with respect to corporate governance, executive and incentive compensation, as well as both executive and Board succession planning. The CGCNC Charter has been filed on SEDAR (www.sedar.com) and is available in the Leadership & Governance section of Magna's website (www.magna.com).

Composition

The CGCNC Charter requires that the committee be composed of between three and five Independent Directors. The CGCNC complied with this requirement throughout 2019.

MEMBERS	INDEPENDENT	2019 ATTENDANCE

William L. Young (Chairman)	✓	100%

Dr. Indira V. Samarasekera	✓	100%

Lisa S. Westlake (from May 9, 2019)	✓	100%

William A. Ruh (until May 9, 2019)	✓	100%

In appointing members to the CGCNC, the Board considers the relevant expertise brought to the CGCNC by each member, including through the leadership, compensation and governance experience gained by each of them in their principal occupations and/or other boards on which they serve. The CGCNC's composition changed during 2019 through the planned resignation from the committee of Mr. Ruh following the election of Ms. Westlake and her appointment to the Committee.

2019 Accomplishments and Key Areas of Focus

During 2019 and the first few months of 2020, the CGCNC fulfilled all of the requirements under its Charter, including with respect to Magna's overall system of corporate governance, executive and incentive compensation, Board composition, succession planning and other matters. Some of the CGCNC's significant activities and accomplishments in these areas in respect of 2019 include:

Succession Planning:

  ■
  received regular updates regarding the company's broad-based Leadership Development and Succession ("LDS") program;

  ■
  monitored the seamless transitions of two key roles within Executive Management and preparations for the planned retirement in 2020 of three members of Executive Management;

Executive Compensation:

  ■
  initiated compensation modeling in connection with Executive Management succession changes;

80       Corporate Governance

  ■
  continued to assess and set target compensation levels for Executive Management;

  ■
  approved long-term incentive grants for members of Executive Management and oversaw payouts of the 2016 ROIC and TSR PSUs early in 2019, as well as the 2017 ROIC and TSR PSUs early in 2020; and

  ■
  satisfied itself on behalf of shareholders that there remains an appropriate linkage between pay and performance in Magna's system of executive compensation, as well as a range of incentives which continue to be effective in attracting, motivating and retaining key employees.

Talent Management:

  ■
  received presentations on, and provided input into, initiatives related to employer branding and talent attraction; and

  ■
  reviewed, and provided input into, Magna's overall strategy related to diversity and inclusion in the workplace, including as to the success of efforts related to gender diversity in technical and management roles.

Sustainability/ESG:

  ■
  reviewed and provided input into the company's efforts to enhance its climate-change sustainability strategy and its approach to related disclosures; and

  ■
  satisfied itself as to the continued effectiveness of Magna's environmental and occupational health/safety management programs.

Board Composition and Effectiveness:

  ■
  oversaw the transition of Audit Committee chairmanship in connection with the retirement in 2019 of Lawrence Worrall;

  ■
  identified the need for additional Board expertise in talent management, as well as public policy, resulting in the recruitment to the Board of Lisa Westlake in 2019 and Senator Peter Harder early in 2020; and

  ■
  continued to enhance and administer the annual Board Effectiveness Evaluation described in the "Corporate Governance" section of this Circular.

Looking forward, the CGCNC's 2020 work plan continues to prioritize talent management, sustainability and executive succession planning, although executive compensation oversight remains a core element of its agenda.

Committee Approval of Report

Based on the foregoing and all of the other activities undertaken or overseen by the CGCNC, the CGCNC is satisfied that it has fulfilled the duties and responsibilities assigned to it under its charter in respect of the year ended December 31, 2019. This report is dated as of March 27, 2020 and is submitted by the CGCNC.

William L. Young (Chairman)	Hon. V. Peter Harder	Dr. Indira V. Samarasekera	Lisa S. Westlake

Corporate Governance        81

Report of the Technology Committee

Mandate

The Technology Committee assists the Board in fulfilling its oversight responsibilities with respect to disruptive and other technological trends and risks, as well as the company's efforts to address them. The mandate of the Technology Committee has been filed on SEDAR (www.sedar.com) and is available in the Leadership & Governance section of Magna's website (www.magna.com).

Composition

The Technology Committee Charter requires that the committee be composed of between three and five Independent Directors. The Technology Committee complied with this requirement throughout 2019.

MEMBERS	INDEPENDENT	2019 ATTENDANCE

Dr. Kurt J. Lauk (Chairman)	✓	100%

Mary S. Chan	✓	100%

William A. Ruh	✓	100%

In appointing members to the Technology Committee, the Board considers the relevant expertise brought to the committee by each member, including through the manufacturing and technology management experience gained by each of them in their principal occupations and/or other boards on which they serve.

2019 Accomplishments and Key Areas of Focus

During 2019 and the first few months of 2020, the Technology Committee fulfilled the requirements of its Charter. Some of the Technology Committee's significant activities and accomplishments in respect of 2019 include:

Technology Trends, Opportunities and Risks

  ■
  engaged in "deep dive" reviews of advanced driver assistance systems ("ADAS"), including factors related to the readiness of the company's ADAS business to realize opportunities presented by market trends;

  ■
  continued to review the company's progress in closing product or skills gaps in critical areas such as powertrain electrification, and made recommendations to the Board to address same; and

  ■
  received presentations related to Industry 4.0, advanced manufacturing and application of "big data" in manufacturing, including case studies within the company's own operations, as well as in other companies' operations.

Technology Investment and M&A Strategy

  ■
  quarterly reviewed status of Magna's investments in technology start-ups and investment funds, including as to investment rationale, technology and overall value proposition;

  ■
  assessed and discussed with Executive Management the approach to the company's strategic alliance with, and equity investment in, Lyft Inc., including Magna's exit from the alliance in early 2020 and sale of equity in 2019; and

  ■
  reviewed and made recommendations regarding the potential for specific joint venture/acquistion opportunities to address product or skills gaps.

82       Corporate Governance

Looking forward, the Technology Committee's 2020 work plan prioritizes alternative propulsion systems, digitization, data for manufacturing and product cybersecurity as key substantive areas for "deep dives".

Committee Approval of Report

Based on the foregoing and all of the other activities undertaken or overseen by the Technology Committee, the committee is satisfied that it has fulfilled the duties and responsibilities assigned to it under its charter in respect of the year ended December 31, 2019. This report is dated as of March 27, 2020 and is submitted by the Technology Committee.

Dr. Kurt J. Lauk (Chairman)	Mary S. Chan	William A. Ruh

Corporate Governance        83

Additional Information

Interests of Management and Other Insiders in Certain Transactions
Effective January 1, 2018, Scott Bonham became a consultant to the company. Under the consulting agreement between Mr. Bonham and a subsidiary of the company, Mr. Bonham provides venture capital and technology advisory services to Magna for a fee of $56,000 per month ($672,000 per year). The scope of responsibilities has been established by mutual agreement with Magna's Chief Executive Officer and the services rendered by Mr. Bonham will be under the general overall direction of Magna's Chief Executive Officer and Chief Technology Officer. The consulting contract runs for a three-year term from January 1, 2018 to December 31, 2020, but was amended to reduce the fee to $28,000 per month ($336,000 per year) effective from April 1, 2020 to the end of the term. As Mr. Bonham was asked to remain on the Board as a non-independent, non-executive director, he will continue to receive an annual Board retainer of $150,000 payable entirely in the form of DSUs, in order to maintain alignment with shareholders generally and the Independent Directors serving on the Board. As a non-independent director, Mr. Bonham does not sit on any Board Committees.

Mr. Bonham, together with William Young serve together on the board of the Canadian Institute for Advanced Research ("CIFAR"), a not-for-profit focused on advanced research and study. Magna has made a multi-year commitment to CIFAR, which included C$150,000 in 2019, and will involve the same amount for 2020. Neither Mr. Bonham nor Mr. Young participated in the discussion on the proposal to fund CIFAR, which funding was approved by the CGCNC in the absence of Mr. Young. The amount of Magna's contribution to CIFAR is not material to Magna. Neither Mr. Young nor Mr. Bonham receive any compensation from CIFAR for service on the CIFAR board.

During 2019, a non-independent trust (the "Trust") which exists to make orderly purchases of Magna shares for employees for transfer to the Employee Equity and Profit Participation Program, borrowed up to $37 million from Magna to facilitate the purchase of Common Shares. At December 31, 2019, the Trust's indebtedness to Magna was $37 million.

84       Additional Information

Indebtedness of Directors, Executive Officers and Employees
None of Magna's present or former directors or executive officers (including any of their associates) were indebted at any time during 2019 to Magna or its subsidiaries. As at the Record Date, present and former employees of Magna and its subsidiaries owed Magna and its subsidiaries of approximately $0.7 million in aggregate.
Directors' and Officers' Insurance
Effective September 1, 2019, Magna renewed its directors' and officers' liability insurance for a one-year renewal period. This insurance provides, among other coverages, coverage of up to $300 million (in the aggregate for all claims made during the policy year) for officers and directors of Magna and its subsidiaries, subject to a self-insured retention of $5 million for securities claims and $1 million for all other claims. This policy does not provide coverage for losses arising from the intentional breach of fiduciary responsibilities under statutory or common law or from violations of or the enforcement of pollutant laws and regulations. The aggregate premium payable in respect of the policy year September 1, 2019 to September 1, 2020 for the directors' and officers' liability portion of this insurance policy was approximately $2.0 million.
Contacting the Board
Shareholders wishing to communicate with the Board Chair or any other director may do so through the office of the Corporate Secretary at 337 Magna Drive, Aurora, Ontario, Canada, L4G 7K1, telephone (905) 726-2462 or by email shareholderengagement@magna.com.
Approval of Circular	The Board has approved the contents and mailing of this Circular.

Bassem A. Shakeel Vice-President and Corporate Secretary March 27, 2020

Magna files an Annual Information Form with the Ontario Securities Commission and Annual Report on Form 40-F with the U.S. Securities and Exchange Commission. A copy of Magna's most recent Annual Information Form, this Circular and the Annual Report containing Magna's consolidated financial statements and MD&A, will be sent to any person upon request in writing addressed to the Secretary at Magna's principal executive offices set out in this Circular. Such copies will be sent to any shareholder without charge. Copies of Magna's disclosure documents and additional information relating to Magna may be obtained by accessing the disclosure documents available on the internet on the Canadian System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com. Financial information is provided in Magna's comparative consolidated financial statements and MD&A for fiscal 2019. For more information about Magna, visit Magna's website at www.magna.com.

Additional Information        85

Definitions and Interpretation

Certain Defined Terms	In this document, referred to as this "Circular", the terms "you" and "your" refer to the shareholder, while "we", "us", "our", the "company" and "Magna" refer to Magna International Inc. and, where applicable, its subsidiaries. In this Circular, a reference to "fiscal year" is a reference to the fiscal or financial year from January 1 to December 31 of the year stated.
We also use the following defined terms throughout this Circular:
Board:	our Board of Directors.
BoC:	the Bank of Canada.
C$:	Canadian dollars.
CGCNC:	the Corporate Governance, Compensation and Nominating Committee of our Board.
Deloitte:	Deloitte LLP
DSUs:	deferred share units.
Independent Directors:	our directors or nominees who have been determined to be independent on the basis described under "Nominees for Election to the Board – Nominee Independence".
NYSE:	The New York Stock Exchange.
OBCA:	the Business Corporations Act (Ontario).
TSX:	the Toronto Stock Exchange.
Currency, Exchange Rates and Share Prices
Dollar amounts in this Circular are stated in U.S. dollars, unless otherwise indicated, and have been rounded to the nearest thousand. In a number of instances in this Circular, information based on our share price has been calculated on the basis of the Canadian dollar closing price of our Common Shares on the TSX and converted to U.S. dollars based on the BoC exchange rate on the applicable date.

REFERENCE DATE	NYSE SHARE PRICE (US$)	TSX SHARE PRICE (C$)	BOC EXCHANGE RATE (C$1.00 = US$)

December 31, 2019	54.84	71.20	0.7699

March 20, 2020	25.86	37.90	0.6977

Information Currency	The information in this Circular is current as of March 20, 2020, unless otherwise stated.
Websites not incorporated by Reference	Information contained on or otherwise accessible through Magna's website and other websites, though referenced herein, does not form part of and is not incorporated by reference into this Circular.

86       Definitions and Interpretation

Transfer Agent and Registrar
Computershare Trust Company of Canada 100 University Avenue, 8th Floor Toronto, Ontario, Canada M5J 2Y1
Telephone: 1 (800) 564-6253
Computershare Trust Company N.A. 462 S. 4th Street Louisville, Kentucky, USA 40202
Telephone: 1 (800) 962-4284
From all other countries
Telephone: 1 (514) 982-7555
www.computershare.com

Exchange Listings
Common Shares Toronto Stock Exchange MG New York Stock Exchange MGA

Corporate Office
Magna International Inc. 337 Magna Drive, Aurora, Ontario, Canada L4G 7K1 Telephone: (905) 726-2462 Fax: (905) 726-7164
www.magna.com

magna.com Magna International Inc. 337 Magna Drive Aurora, Ontario Canada L4G 7K1 Telephone: (905) 726-2462 CONNECT WITH MAGNA

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